    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996
                                                     REGISTRATION NO. 333-[    ]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               IFB HOLDINGS, INC.
                (Name of Small Business Issuer in Its Charter )

        DELAWARE                     6712                (TO BE APPLIED FOR)
(State or Jurisdiction        (Primary Standard            (I.R.S. Employer
  of Incorporation or      Industrial Classification     Identification No.)
     Organization)              Code Number)

                             522 WASHINGTON STREET
                             CHILLICOTHE, MO 64601
                                 (816) 646-3733
         (Address and Telephone Number of Principal Executive Offices)

                             522 WASHINGTON STREET
                             CHILLICOTHE, MO 64601
(Address of Principal Place of Business or Intended Principal Place of Business)

                            EARLE S. TEEGARDEN, JR.
                             522 WASHINGTON STREET
                             CHILLICOTHE, MO 64601
                                 (816) 646-3733
           (Name, Address  and Telephone Number of Agent for Service)

                                   COPIES TO:
                            ROBERT I. LIPSHER, ESQ.
                            ROBERT B. POMERENK, ESQ.
                   LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.
                          5335 WISCONSIN AVENUE, N.W.
                                   SUITE 400
                             WASHINGTON, D.C. 20015

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering:   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:   [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:   [ ]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                                             PROPOSED
                                                           PROPOSED          MAXIMUM
TITLE OF EACH CLASS OF                     AMOUNT TO        MAXIMUM         AGGREGATE
SECURITIES TO BE REGISTERED                    BE       OFFERING PRICE       OFFERING         AMOUNT OF
                                          REGISTERED       PER SHARE          PRICE       REGISTRATION FEE
                                                                               (1)
-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share        297,562           $20.00     $5,951,240              $1,804
===========================================================================================================

----------------
(1)  Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                              IFB HOLDINGS, INC.

(PROPOSED HOLDING COMPANY FOR INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION, TO
             BECOME INVESTORS FEDERAL BANK, NATIONAL ASSOCIATION)
                     Up to 258,750 Shares of Common Stock
                             (Anticipated Maximum)

          IFB Holdings, Inc. (the "Holding Company"), a Delaware corporation, is offering up to 258,750 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Investors Federal Bank and Savings Association ("Investors Federal" or the "Bank"), from a federally chartered mutual savings association to a federally chartered stock savings bank, and the issuance of all of Investors Federal's outstanding capital stock to the Holding Company pursuant to the Bank's Plan of Conversion (the "Plan" or "Plan of Conversion"). The simultaneous conversion of the Bank to stock form, the issuance of Investors Federal's outstanding common stock to the Holding Company and the Holding Company's sale of its Common Stock are referred to herein as the "Stock Conversion." As soon as possible following completion of the Stock Conversion pursuant to the Plan, the Bank intends to convert from a federal stock savings bank (the "Converted Bank") to a national bank (the "Bank Conversion") to be known as Investors Federal Bank, National Association (the "National Bank"). The purpose of the Bank Conversion is to provide the Bank with additional operating flexibility and to enhance its ability to provide a full range of banking products and services to its community. It is presently the intent

                                                   (continued on following page)

FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF COMMON STOCK, CALL THE STOCK
                             INFORMATION CENTER AT
                                (816) ________
     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH
        PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE ___

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL
      AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION,
           OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
             AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
CORPORATION ("FDIC"), THE BANK INSURANCE FUND ("BIF"), THE SAVINGS ASSOCIATION
            INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENT AGENCY.

------------------------------------------------------------------------------------------------------------------------------
                                                                  Estimated Underwriting Fees
                                                                             and
                                       Purchase Price(1)               Other Expenses(2)          Estimated Net Proceeds(2)
------------------------------------------------------------------------------------------------------------------------------
 Minimum Per Share................         $    20.00                       $   1.93                       $    18.07
------------------------------------------------------------------------------------------------------------------------------
 Midpoint Per Share...............         $    20.00                       $   1.69                       $    18.31
------------------------------------------------------------------------------------------------------------------------------
 Maximum Per Share................         $    20.00                       $   1.47                       $    18.53
------------------------------------------------------------------------------------------------------------------------------
 Maximum Per Share, as adjusted(3)         $    20.00                       $   1.28                       $    18.72
------------------------------------------------------------------------------------------------------------------------------
 Total Minimum....................         $3,825,000                       $368,512                       $3,456,488
------------------------------------------------------------------------------------------------------------------------------
 Total Midpoint...................         $4,500,000                       $380,000                       $4,120,000
------------------------------------------------------------------------------------------------------------------------------
 Total Maximum....................         $5,175,000                       $380,000                       $4,795,000
------------------------------------------------------------------------------------------------------------------------------
 Total Maximum, as adjusted(3)....         $5,951,240                       $380,000                       $5,571,240
------------------------------------------------------------------------------------------------------------------------------
                                                                                          (footnotes on second following page)

                           TRIDENT SECURITIES, INC.
               The date of this Prospectus is November __, 1996.

(continued from preceding page)

the intent of the Bank's Board of Directors to proceed with both the Conversion and the Bank Conversion. However, there can be no assurance that the Bank will obtain regulatory approval to consummate the Bank Conversion, that any such approval might not contain burdensome conditions, that there will be no significant delay in obtaining such approvals, or that other developments will not occur that cause the Board of Directors to conclude that the Bank Conversion is not in the best interests of the Holding Company and its stockholders. Under these circumstances, the Board of Directors may elect not to proceed with the Bank Conversion. See "Risk Factors--Potential Delay in Completion or Denial of Bank Conversion." The Conversion and the Bank Conversion are herein collectively referred to as the "Conversion". References herein to the Bank refer to Investors Federal both in its mutual and stock form as the context may indicate.

          Non-transferable rights to subscribe for the Common Stock have been granted, in order of priority, to (i) the Bank's deposit account holders with deposits of at least $50 as of June 30, 1995 ("Eligible Account Holders"), (ii) tax-qualified employee stock benefit plans of the Bank ("Tax Qualified Employee Plans"), (iii) the Bank's deposit account holders with deposits of at least $50 as of September 30, 1996 ("Supplemental Eligible Account Holders") (iv) certain other depositors as of _______, 1996 and certain borrowers of the Bank as of both January 1, 1988 and ________, 1996, who continue to be borrowers as of the date of the special meeting of members ("Other Members"), and (v) officers, directors and employees of the Bank in a subscription offering (the "Subscription Offering"). PURSUANT TO OFFICE OF THRIFT SUPERVISION ("OTS") REGULATIONS, THESE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE. PERSONS VIOLATING THIS PROHIBITION AGAINST TRANSFER MAY LOSE THEIR RIGHT TO PURCHASE STOCK IN THE STOCK CONVERSION AND BE SUBJECT TO OTHER POSSIBLE SANCTIONS. Concurrently with, during, or following the Subscription Offering, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in a community offering to certain members of the general public to whom a prospectus is delivered (the "Community Offering"). It is anticipated that shares of Common Stock not subscribed for in the Subscription and Community Offerings may be offered at the discretion of the Holding Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of broker-dealers managed by Trident Securities, Inc. (the "Syndicated Community Offering"). The Subscription, Community and Syndicated Community Offerings are referred to collectively as the "Offerings."

          The Bank's Employee Stock Ownership Plan ("ESOP") intends to subscribe for up to 8% of the total number of shares of Common Stock issued in the Stock Conversion; however, the Bank reserves the right to have all or part of the order of the ESOP filled by purchases in the open market, subject to OTS approval, if required. Shares sold above the maximum of the Estimated Valuation Range (as hereinafter defined) may be sold to the ESOP to fill its subscription (prior to filling any other orders). With the exception of the ESOP, no individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in the Subscription Offering shares of Common Stock having an aggregate purchase price which exceeds the lesser of $200,000 or five percent of the shares sold in the Stock Conversion; no individual person or other entity, together with associates of and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering shares of Common Stock having an aggregate purchase price which exceeds the lesser of $200,000 or five percent of the shares sold in the Stock Conversion; and no person, together with associates and persons acting in concert with such person, may purchase in the aggregate shares of Common Stock having an aggregate purchase price which exceeds the lesser of $200,000 or five percent of the shares sold in the Stock Conversion. However, the Bank and the Holding Company in their sole discretion may increase or decrease the purchase limitations without notice to members or subscribers, provided that the aggregate purchase limit may not be reduced below 1.0% of the shares offered. The minimum purchase is 25 shares. See "The Stock Conversion--Offering of Holding Company Common Stock--Limitations on Purchase of Shares."

          The Holding Company may, in its absolute discretion, accept or reject, in whole or in part, any or all orders in the Community Offering or Syndicated Community Offering at the time of receipt of an order or as soon as practicable following the completion of such offerings. ALL ORDERS SUBMITTED ARE IRREVOCABLE UNTIL COMPLETION OR TERMINATION OF THE STOCK CONVERSION. Subscriptions paid by cash, check, bank draft or money order will be placed in a segregated account at Investors Federal and will earn interest at the rate of ____%, the rate currently paid by Investors Federal on passbook savings accounts, from the date of receipt until completion or termination of the Stock Conversion. Payments may be authorized by withdrawal from deposit accounts at Investors Federal without penalty and will continue to earn interest at the contractual rate until the Stock Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. See "The Conversion-- Subscription Offering" and "--Community Offering."

          The Holding Company must receive an original stock order form (the "Stock Order Form") (facsimile copies and photocopies will not be accepted) and a fully executed separate Certification Form together with full payment (or appropriate instructions authorizing a withdrawal from a deposit account at the
Bank) of $20.00 per share for all shares for which subscription is made, at the executive office of the Bank, 522 Washington Street, Chillicothe, Missouri, by Noon, Central Time, on December ___, 1996. Payment for shares of Common Stock by wire transfer will not be accepted.

          THE SUBSCRIPTION OFFERING WILL TERMINATE AT NOON, CENTRAL TIME, ON DECEMBER ___, 1996 (THE "EXPIRATION DATE"), unless extended at the discretion of the Holding Company and the Bank without notice to subscribers, with the approval of the OTS, if necessary. The Community Offering may commence simultaneously with, during, or following the completion of the Subscription Offering and may terminate on the Expiration Date or any date thereafter at the discretion of the Bank and the Holding Company but not later than 45 days after the Expiration Date unless extended with the approval of the OTS. The Syndicated Community Offering may commence subsequent to the Subscription and Community Offerings and may terminate on any date at the discretion of the Bank and the Holding Company but not later than 45 days after the Expiration Date unless extended with the approval of the OTS.

          If the Offerings are extended beyond 45 days after the Expiration Date (i.e., February __, 1997), all subscribers will be notified of such extension, of their rights to modify or confirm their subscriptions or to rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Bank of his intention to modify, confirm or rescind his subscription. In the event the value of an updated independent appraisal of the pro forma market value of the Holding Company and the Bank, as converted, is less than $3,825,000 or more than $5,951,240 and the Holding Company determines to sell an amount outside of this range to its subscribers, all subscribers must be resolicited with an updated prospectus. The failure of a subscriber to notify the Bank of his intention during a resolicitation will be deemed a rescission of the subscription and the funds will be returned promptly with interest. Under applicable OTS regulations, the Stock Conversion must be completed or terminated no later than 24 months from the approval of the Stock Conversion by the Bank's members.

          The Holding Company and the Bank have engaged Trident Securities, Inc. ("Trident Securities") to consult with and advise the Bank and the Holding Company in connection with the Stock Conversion and with the sale of shares of the Common Stock in the Offerings. In addition, in the event the Common Stock is not fully subscribed for in the Subscription and Community Offerings, Trident Securities will manage the Syndicated Community Offering. Neither Trident Securities nor any other broker-dealers will have any obligation to purchase or accept any shares of Common Stock in the Conversion. See "The Conversion" and "- -Marketing Arrangements."

          There is currently no market for the Common Stock, and it is unlikely that an active and liquid trading market for the Common Stock will develop. The Holding Company has requested Trident Securities to undertake to match buy and sell orders for the Common Stock and to list the Common Stock over-the-counter through the National Daily Quotation System "Pink Sheets," and Trident Securities has agreed to do so. There can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price after the Stock Conversion. See "Market for the Common Stock."

_____________________
(footnotes for preceding table)

(1) Determined in accordance with an independent appraisal prepared by Ferguson & Co., LLP ("Ferguson") as of September 20, 1996. The estimated pro forma market value of the Holding Company and the Bank, as converted, ranges from $3,825,000 to $5,175,000 ("Estimated Valuation Range") or between 191,250 and 258,750 shares of Common Stock at the purchase price of $20.00 per share, which is the amount established by the Board of Directors to be paid for each share of Common Stock sold in the Offerings ("Purchase Price"). See "The Conversion--Stock Pricing and Number of Shares to be Issued." THE VALUATION BY FERGUSON IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND

          AS TO THE ADVISABILITY OF VOTING TO APPROVE THE STOCK CONVERSION OR OF PURCHASING SHARES OF COMMON STOCK. MOREOVER, BECAUSE THE VALUATION IS NECESSARILY BASED UPON ESTIMATES OF AND PROJECTIONS AS TO A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO EXPENSE FACTORS AFFECTING THE NET PROCEEDS FROM THE SALE OF COMMON STOCK IN THE STOCK CONVERSION AND AS TO THE NET EARNINGS ON SUCH NET PROCEEDS), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS WHO PURCHASE SUCH SHARES IN THE STOCK CONVERSION WILL BE ABLE TO SELL SUCH SHARES THEREAFTER AT OR ABOVE THE PURCHASE PRICE.

(2) Consists of the estimated expenses of $380,000 (assuming the sale of 225,000 shares at the midpoint of the Estimated Valuation Range), which includes, among other things, printing, postage, legal, accounting, appraisal and filing fees. These expenses also include financial advisory and marketing fees to be paid to Trident Securities of $62,715 (assuming the sale of 225,000 shares at the midpoint of the Estimated Valuation Range). Such fees may be deemed to be underwriting fees, and Trident Securities may be deemed to be an underwriter. Actual expenses and, thus, net proceeds, may be more or less than estimated amounts. The Holding Company and the Bank have agreed to indemnify Trident Securities against certain liabilities, including liabilities that may arise under the Securities Act of 1933 (the "Securities Act"). See "Pro Forma Data" and "The Stock Conversion-- Marketing Arrangements."

(3) Gives effect to an increase in the number of shares sold which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Valuation Range of up to 15% above the maximum of the Estimated Valuation Range to reflect changes in market and financial conditions following commencement of the Offerings or to fill in part or in whole the order of the ESOP. See "The Stock Conversion--Stock Pricing and Number of Shares to be Issued."

--------------------------------------------------------------------------------


                               [INSERT MAP HERE]



THE STOCK CONVERSION IS CONTINGENT UPON THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE BANK, THE SALE OF AT LEAST THE MINIMUM NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN OF CONVERSION AND THE RECEIPT OF ALL APPLICABLE REGULATORY APPROVALS.


--------------------------------------------------------------------------------

________________________________________________________________________________

                               PROSPECTUS SUMMARY


          The following summary does not purport to be complete. It is qualified in its entirety by the detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The purchase of Common Stock is subject to certain risks. See "Risk Factors."

INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION

          Investors Federal is a federally chartered mutual savings association headquartered in Chillicothe, Missouri. Investors Federal was originally chartered as a federal savings association in 1934 under the name Chillicothe Federal Savings and Loan Association. In 1974, the Bank changed its name to Investors Federal Savings and Loan Association, and in 1988 the Bank changed its name to Investors Federal Bank and Savings Association. Its deposits are insured up to the maximum allowable amount by the SAIF of the FDIC. Through its main office in Chillicothe and its branch offices in Hamilton and Gallatin, Missouri, Investors Federal primarily serves communities located in Livingston, Caldwell and Daviess Counties in the State of Missouri. At June 30, 1996, Investors Federal had total assets of $52.6 million, deposits of $35.5 million and total equity of $3.3 million.

          Investors Federal has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate and purchase one-to four-family residential mortgage loans, and to originate non-residential real estate loans (primarily farm loans), and consumer loans consisting primarily of loans secured by automobiles. In addition, in recent years, the Bank has expanded its loan portfolio by purchasing Small Business Administration ("SBA")-guaranteed loans and Federal Housing Administration ("FHA")-insured Title I home improvement loans. At June 30, 1996, the Bank's total loan portfolio was $28.7 million, of which 79.5% were one- to four-family residential mortgage loans, 6.8% were non-residential real estate loans, 9.0% were consumer loans (including FHA home improvement loans), and 3.4% were SBA-guaranteed loans.

          During the year ended June 30, 1996, the Bank originated $2.1 million of fixed-rate and $3.1 million of adjustable rate one-to four-family residential mortgage loans, all of which were retained in the Bank's portfolio. See "Business - Lending Activities." To supplement local loan production, the Bank has purchased adjustable-rate loans in the secondary mortgage market on a non-recourse basis, with servicing retained by the seller or originator of the loans. In recent years, the Bank has limited its purchased loans to one- to four-family residential mortgage loans secured by collateral located in the State of Missouri, although the Bank's purchased loan portfolio includes seasoned one- to four-family residential mortgage loans secured by collateral located outside Missouri. Purchased one- to four-family residential mortgage loans totaled $7.2 million, or 25.0%, of the Bank's total loan portfolio at June 30, 1996.

          Because of the limited lending opportunities in its local market area and to the extent adjustable-rate one-to four-family residential mortgage loans are unavailable for purchase at attractive yields, the Bank will invest in mortgage-backed securities and other investment securities. At June 30, 1996, the Bank's portfolio of mortgage-backed securities and investment securities was substantial. At June 30, 1996, the Bank's mortgage-backed securities portfolio totaled $17.0 million (or 32.3% of total assets), and consisted of $7.9 million in mortgage-backed securities issued or guaranteed by the FHLMC, FNMA and GNMA, $3.0 million in collateralized mortgage obligations, including real estate mortgage investment conduits, and $6.1 million in participations in pools of SBA loans. Also at June 30, 1996, the Bank's investment portfolio totaled $3.5 million (or 6.6% of total assets) and consisted of federal agency obligations, municipal bonds, FHLB stock, interest earnings deposits with other financial institutions and mutual funds. In recent years, management has also utilized the mortgage-backed securities and investment portfolio to attempt to increase net interest income by purchasing such securities with the proceeds of FHLB advances and earning the spread between the yields earned on the mortgage-backed securities and the rates paid on the FHLB advances. At June 30, 1996, the Bank's FHLB advances totaled $13.5 million, as compared to FHLB advances of $6.4 million at June 30, 1995.

                                       4
_______________________________________________________________________________

_______________________________________________________________________________

          Investors Federal's executive office is located at 522 Washington Street, Chillicothe, Missouri 64601. Its telephone number at that address is
(816) 646-3733.

IFB HOLDINGS, INC.

          IFB Holdings, Inc. was organized in October 1996 for the purpose of serving as the holding company for the Converted Bank upon its conversion from mutual to stock form, and of the National Bank following the Bank Conversion. Prior to the Conversion, the Holding Company has not engaged and will not engage in any material operations. Upon consummation of the Stock Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of the Converted Bank (or, following the Bank Conversion, the National Bank), approximately 50% of the net proceeds from the Stock Conversion (less the amount to fund the Employee Stock Ownership Plan ("ESOP")) and a note evidencing its loan to the Bank's ESOP. Upon consummation of the Stock Conversion, the Holding Company's principal business will be directing the business of the National Bank and investing the net Stock Conversion proceeds retained by it. In connection with the Bank Conversion, the Holding Company will register with the Board of Governors of the Federal Reserve System (the "FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

INVESTORS FEDERAL BANK, NATIONAL ASSOCIATION

          Upon consummation of the Bank Conversion, the National Bank will succeed to all of the assets and liabilities of the Converted Bank (which, pursuant to the Stock Conversion will have succeeded to all of the assets and liabilities of the Bank), and initially will continue to conduct business in substantially the same manner as the Bank prior to the Conversion. Over time, however, management anticipates broadening its range of banking products and services consistent with the national bank charter. Diversification of the National Bank's loan portfolio may also alter the risk profile of the National Bank. See "Risk Factors--Effect of the Conversion to a National Bank Charter on Operations."

          The deposits of the National Bank will continue to be insured by the SAIF of the FDIC and, as such, the National Bank will continue to be subject to regulation and supervision by the FDIC. The National Bank will not be subject to OTS regulation and supervision; rather, the primary regulator of the National Bank will be the OCC. The National Bank will remain a member of the FHLB of Des Moines. As a national bank, the National Bank will also be required to become a member of the Federal Reserve System and to purchase stock in the Federal Reserve Bank of Kansas City.

THE CONVERSION

          The Offerings are being made in connection with the Stock Conversion of Investors Federal from a federally chartered mutual savings association to a federally chartered stock savings bank and the formation of IFB Holdings, Inc. as the holding company of the Bank. The Holding Company will retain up to 50% of the net proceeds of the issuance of the Common Stock and will use the remaining 50% of the net proceeds to purchase all of the stock of Investors Federal issued in the Stock Conversion. Net Conversion proceeds will increase the capital of the Bank and, consistent with regulatory restrictions, will support the Bank's lending and investment activities. The conversion to stock form and the use of a holding company structure are also expected to enhance the ability of the Bank to expand through possible mergers and acquisitions and facilitate future access to the capital markets. The Holding Company will have additional authorized shares of common stock and serial preferred stock available for issuance to raise additional equity capital for future acquisitions or for other business purposes, although the Holding Company has no specific plans for expansion and no present plans for the issuance of such securities. See "Use of Proceeds" and "Description of Capital Stock - Holding Company Capital Stock."

          Upon consummation of the Stock Conversion, it is anticipated that the Converted Bank will convert to a national bank. The Bank Conversion will be consummated as soon as possible thereafter; provided, however, that under the Plan, the Bank's Board of Directors has the ability to elect, at any time, not to proceed with the Bank Conversion. Furthermore, there can be no assurance that the Bank will obtain regulatory approval to consummate

                                       5
________________________________________________________________________________

________________________________________________________________________________

the Bank Conversion. It is presently the intent of the Bank's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion. See "Risk Factors--Potential Delay in Completion or Denial of Bank Conversion" and "The Conversion--General."

          The Stock Conversion is subject to certain conditions, including the prior approval of the Plan of Conversion by the Bank's members at a special meeting to be held at 4:00 p.m., Central Time on December __, 1996 (the "Special Meeting"). Approval of the Plan requires the affirmative vote of members of the Bank holding not less than a majority of the total number of votes eligible to be cast at the Special Meeting. AFTER THE STOCK CONVERSION, DEPOSITORS AND BORROWERS OF THE BANK WILL HAVE NO VOTING RIGHTS IN THE HOLDING COMPANY, UNLESS THEY BECOME HOLDING COMPANY STOCKHOLDERS. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Bank. See "The Stock Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Rights."

          SUBSCRIPTION, COMMUNITY AND SYNDICATED COMMUNITY OFFERINGS. The Holding Company is offering up to 258,750 shares of Common Stock, at a price of $20.00 per share, in the Subscription, Community and Syndicated Community Offerings. The shares of Common Stock to be issued in the Stock Conversion are being offered in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Bank with an account balance of $50 or more as of June 30, 1995); (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders (deposit account holders of the Bank with an account balance of $50 or more as of September 30, 1996); (4) Other Members (deposit account holders of the Bank as of _______, 1996, other than Eligible Account Holders or Supplemental Eligible Account Holders, and certain borrowers as of both January 1, 1988 and _______, 1996, who continue to be borrowers as of the date of the Special Meeting); and (5) employees, officers and directors of the Bank. In addition, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Stock Conversion exceeds the maximum of the Estimated Valuation Range. Concurrently with, during, or following the Subscription Offering, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in the Community Offering to certain members of the general public to whom a prospectus is delivered. In the Community Offering, a preference will be given to natural persons and trusts of natural persons residing in Caldwell, Daviess and Livingston Counties. See "The Conversion." THE HOLDING COMPANY AND THE BANK RESERVE THE ABSOLUTE RIGHT TO ACCEPT OR REJECT ANY ORDERS IN THE COMMUNITY OFFERING, IN WHOLE OR IN PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AT ANY TIME PRIOR TO THE CONSUMMATION OF THE STOCK CONVERSION.

          It is anticipated that shares of Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering, if any, may be offered at the discretion of the Holding Company to certain members of the general public as part of a Syndicated Community Offering on a best efforts basis by a selling group of selected broker-dealers to be managed by Trident Securities. See "The Conversion--Offering of Holding Company Common Stock."

          The Plan of Conversion places limitations on the number of shares that may be purchased in the Stock Conversion by various categories of persons. Except for the Tax-Qualified Employee Plans which intend to subscribe for 8% of the total number of shares of Common Stock offered in the Stock Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering shares of Common Stock having an aggregate purchase price which exceeds the lesser of $200,000 or five percent of the shares sold in the Stock Conversion; no individual person or other entity, together with associates of and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering shares of Common Stock having an aggregate purchase price which exceeds the lesser of $200,000 or five percent of the shares sold in the Stock Conversion; and no person, together with associates of or persons acting in concert with such person, may purchase in the aggregate shares of Common Stock having an aggregate purchase price which exceeds the lesser of $200,000 or five percent of the shares sold in the Stock Conversion. THE PURCHASE LIMITATIONS DESCRIBED HEREIN ARE SUBJECT TO INCREASE OR DECREASE WITHIN THE SOLE DISCRETION OF THE BANK AND THE HOLDING COMPANY. Further, to the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. See "The Conversion - Offering of Holding Company Common

                                       6
________________________________________________________________________________

________________________________________________________________________________

Stock." The Bank and the Holding Company have engaged Trident Securities to consult, advise and assist in the distribution of shares of Common Stock in the Offerings on a best efforts basis. Trident Securities is under no obligation to purchase any of the Common Stock offered in the Stock Conversion.

          ALL SUBSCRIPTION RIGHTS FOR COMMON STOCK ARE NON-TRANSFERABLE AND WILL EXPIRE AT NOON, CENTRAL TIME ON DECEMBER __, 1996, UNLESS THE SUBSCRIPTION OFFERING IS EXTENDED BY INVESTORS FEDERAL AND THE HOLDING COMPANY. The accompanying stock order form and executed certification, together with full payment for all shares of Common Stock for which subscription is made, or appropriate instructions authorizing withdrawal of such amount from one or more deposit accounts at the Bank, must be received by the Holding Company prior to that time or any extension thereof. Under applicable federal regulations, all shares of Common Stock must be sold in the Stock Conversion within 45 days after the completion of the Subscription Offering, unless extended with OTS approval.

          If the Conversion is not approved by the members at the Special Meeting, no shares will be issued, the Stock Conversion will not take place, all subscription funds received will be returned promptly with interest at the Bank's current passbook rate, and all withdrawal authorizations will be terminated. If the aggregate Purchase Price of the Common Stock sold in the Stock Conversion is below $3,825,000 or above $5,951,240 (15% above the maximum of the Estimated Valuation Range), or if the Offerings are extended beyond February __, 1997, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, each subscriber will be notified in writing of the time period within which the subscriber must notify the Bank of his intention to maintain, modify or rescind his subscription. In the event the subscriber does not respond in any manner to the Bank's notice, the funds submitted will be refunded to the subscriber with interest at ____% per annum, the Bank's current passbook rate, and/or the subscriber's withdrawal authorizations will be terminated.

          STOCK PRICING. The Purchase Price of the Common Stock in the Offerings is a uniform price for all subscribers, including members of the Bank's board of directors (the "Board of Directors") and management. The aggregate Purchase Price is based upon an independent appraisal of the aggregate pro forma market value of the Holding Company and the Bank, as converted. The aggregate pro forma market value was estimated by Ferguson, an experienced conversion appraisal firm independent of the Holding Company and the Bank, to range from $3,825,000 to $5,175,000 at September 20, 1996. Depending upon the final updated valuation, the number of shares to be issued is subject to a maximum of 297,562 shares (15% above the maximum of the Estimated Valuation Range) and a minimum of 191,250 shares. THE APPRAISAL SHOULD NOT BE CONSIDERED A RECOMMENDATION AS TO THE ADVISABILITY OF PURCHASING SHARES OF THE COMMON STOCK. IN PREPARING THE APPRAISAL, FERGUSON ASSUMED THE ACCURACY AND COMPLETENESS OF THE FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY THE BANK AND DID NOT INDEPENDENTLY VALUE THE BANK'S ASSETS AND LIABILITIES. The Boards of Directors of the Holding Company and the Bank have reviewed the appraisal of Ferguson and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by Ferguson in the preparation of such appraisal. See "The Stock Conversion--Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use. Subject to regulatory approval, the Estimated Valuation Range may be increased or decreased to reflect market and financial conditions prior to the completion of the Stock Conversion and may be increased to permit an increase in the number of shares of Common Stock sold in the Stock Conversion to cover any oversubscriptions in the Offerings. The actual number of shares to be issued in the Stock Conversion will not be determined until completion of the Offerings. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are below the minimum of the Estimated Valuation Range or more than 15% above the maximum of the Estimated Valuation Range. See "The Conversion--Stock Pricing and Number of Shares to be Issued."

          The Estimated Valuation Range is necessarily based upon estimates of a number of matters (including certain assumptions as to expense factors affecting the net proceeds from the sale of Common Stock in the Stock Conversion and as to the net earnings on such net proceeds), all of which are subject to change from time to time. As a result, no assurance can be given that persons who purchase such shares in the Stock Conversion will be able to sell such shares thereafter at or above the Purchase Price.

                                       7
_______________________________________________________________________________

________________________________________________________________________________

          NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS. Prior to the completion of the Stock Conversion, federal regulations prohibit any person from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons violating such prohibition may lose their right to purchase stock in the Stock Conversion and may be subject to sanctions by the OTS. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "The Conversion--Restrictions on Transferability."

USE OF PROCEEDS

          The net proceeds from the sale of Common Stock in the Stock Conversion are estimated to be approximately $3.5 million, $4.1 million, $4.8 million and $5.6 million, respectively, based on the minimum, midpoint, maximum and 15% above the maximum, of the Estimated Valuation Range. See "Pro Forma Data." The Holding Company will purchase all of the common stock of the Bank to be issued in the Stock Conversion in exchange for 50% of the net proceeds from the issuance of the Common Stock and will retain the remaining 50% of such net proceeds as its initial capitalization (less funds loaned to the ESOP sufficient to purchase up to 8% of shares sold in the Stock Conversion). In addition, the Holding Company intends to invest additional proceeds into the Bank to the extent necessary to increase the Converted Bank's tangible capital to at least 10% of its adjusted total assets. Subject to regulatory approval, the Holding Company intends to lend a portion of the net proceeds to the ESOP to facilitate its purchase of up to 8% of the Common Stock sold in the Stock Conversion. It is anticipated that the funds will be borrowed by the ESOP at an interest rate equal to the prime rate as published in the Wall Street Journal on the closing date of the Stock Conversion, which rate is currently ____%. It is anticipated that the ESOP loan will have a term of 10 years. Based upon the issuance of shares at the minimum and maximum of the Estimated Valuation Range, the loan to the ESOP to purchase 8% of the Common Stock would be $306,000 and $414,000, respectively. The Bank intends to make contributions to the ESOP in an amount to be determined by the Board of Directors, but not less than the amount needed to pay any currently maturing obligations under the loan made to the ESOP, subject to the Bank's continuing compliance with OTS capital requirements.
These contributions would be allocated among all eligible participants in proportion to their compensation. It is expected the ESOP will purchase up to 8% of the total number of shares sold in the Stock Conversion. See "Management- -Benefit Plans--Employee Stock Ownership Plan." The remaining net proceeds retained by the Holding Company are anticipated to be initially invested in short- and intermediate-term securities and will be available as general working capital. Subject to compliance with federal regulations, such funds may also be used to repurchase the Common Stock. However, since the Holding Company has not yet issued stock, there is currently insufficient information upon which an intention to repurchase stock could be based. For information regarding the possible purchase of stock to implement a restricted stock plan following the Stock Conversion, see "Use of Proceeds." The net proceeds to the Bank will become part of the Bank's general funds and will be used to support its lending and investment activities, subject to applicable regulatory restrictions. All or a portion of the proceeds may be used to repay a portion of the Bank's FHLB advances. On an interim basis, such proceeds will be invested primarily in short- and intermediate-term securities and will be available as general working capital.

PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

          The directors and executive officers of Investors Federal have indicated their intention to purchase in the Stock Conversion an aggregate of $701,000 of Common Stock (or 35,050 shares, or approximately 18.3%, 15.6%, 13.5%, or 11.8%, respectively, of the shares to be issued in the Stock Conversion at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range). There is no formal agreement among the executive officers and directors and their affiliates regarding their purchases of Common Stock. In addition, 8% of the shares issued in the Stock Conversion are expected to be purchased by the Bank's ESOP. See "Management - Benefit Plans - Employee Stock Ownership Plan" and "The Stock Conversion - Participation by Management."

                                       8
________________________________________________________________________________

________________________________________________________________________________

BENEFITS OF CONVERSION TO DIRECTORS AND EXECUTIVE OFFICERS

          EMPLOYMENT AGREEMENTS. The Board of Directors of the Bank intends to enter into an employment agreement with each of Earle S. Teegarden, Jr., President and Chief Executive Officer of the Bank, and Larry R. Johnson, Senior Vice President and Secretary of the Bank. See "Management--Employment Agreements." It is anticipated that each of the agreements will be at the executive officer's current salary and will become effective upon completion of the Stock Conversion. Under certain circumstances, including involuntary termination of employment following a change in control, as defined in the employment agreements, each of the executive officers will also be entitled to a severance payment equal to up to 299% of his base compensation, as defined. Assuming a change in control occurred as of June 30, 1996, Messrs. Teegarden and Johnson would have received approximately $231,000 and $158,000, respectively, pursuant to the employment agreements' change in control provision. See "Management--Employment Agreements" for a more detailed description of these agreements. In addition, the Bank may enter into employment and/or severance agreements with other offices of the Bank after the Conversion.

          EMPLOYEE STOCK OWNERSHIP PLAN. The Board of Directors of the Bank has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Bank. The ESOP intends to buy up to 8% of the Common Stock issued in the Stock Conversion (approximately $306,000 to $414,000 of the Common Stock based on the issuance of the minimum (191,250) shares) and the maximum (258,750 shares of the Estimated Valuation Range and the $20.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Bank over a ten-year period. These contributions will increase the compensation expense of the Bank. The Bank's contributions to the ESOP will be allocated among participants on the basis of their compensation. See "Management - Benefit Plans - Employee Stock Ownership Plan" for a description of this plan.

          OTHER STOCK BENEFIT PLANS. The Board of Directors of the Holding Company intends to adopt a Stock Option and Incentive Plan ("Stock Option Plan") and a Recognition and Retention Plan ("RRP") to become effective upon approval by stockholders no earlier than six months following the Stock Conversion. It is anticipated that certain of the directors and executive officers of the Holding Company and the Bank will receive awards under these plans. It is currently anticipated that the Stock Option Plan and the RRP will be funded by shares subsequently reacquired and held as treasury shares or through the issuance of authorized but unissued stock of the Holding Company, representing 10% and 4%, respectively, of the shares sold in the Stock Conversion. To the extent the Stock Option Plan and RRP are funded from authorized but unissued shares, the funding of such plans will dilute existing shareholders by an aggregate of approximately 3.85%. See "Management - Benefit Plans" for a description of these plans. The Stock Option Plan and the RRP may be submitted for stockholder approval at an annual or special meeting of stockholders following the Stock Conversion, provided such meeting is at least six months following the Stock Conversion, or alternatively such approval may not be sought until after one year following the Stock Conversion. If such plans are adopted during the first year following the Stock Conversion, they might be subject to certain allocation and other requirements of the OTS which might not apply after one year.

          STOCK OPTION PLAN. Following consummation of the Stock Conversion, the Holding Company intends to adopt a stock option plan for the benefit of the directors, officers and employees of the Holding Company and the Bank (the "Stock Option Plan"), pursuant to which the Holding Company intends to reserve a number of shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Stock Conversion (25,875 shares at the maximum of the Estimated Valuation Range) for issuance pursuant to stock options and stock appreciation rights. Under regulations of the OTS that may be applicable to the Bank following the Conversion, if the Stock Option Plan is submitted to and approved by the stockholders of the Holding Company within one year after completion of the Stock Conversion, no more than 30% of the shares available under the Stock Option Plan could be granted to non-employee directors, no more than 5% of the shares available could be granted to individual non-employee directors, and no more than 25% of the shares available could be granted to an individual officer. Under such circumstances, it is expected that each non-employee director will receive an option for the same number of shares, in which event options for a total of approximately 1,293 shares would be granted to each director if the

                                       9
________________________________________________________________________________

________________________________________________________________________________

amount of Common Stock sold in the Stock Conversion is equal to the maximum of the Estimated Valuation Range. In addition, it is currently expected that stock options will be granted to Mr. Teegarden and to other officers of the Bank, although no determination has been made at this time as to the amount of such stock options. The Holding Company currently anticipates that it will not implement the Stock Option Plan until after one year following the Stock Conversion, although it reserves the right to do so as early as six months following the Stock Conversion. See "Management--Benefit Plan--Stock Option and Incentive Plan."

          RECOGNITION AND RETENTION PLAN. Following consummation of the Stock Conversion, the Holding Company intends to adopt a recognition and retention plan for the benefit of the directors, officers and employees of the Holding Company and the Bank (the "RRP"). It is expected that the RRP will be submitted to stockholders for approval at the same time as the Stock Option Plan. Upon the receipt of such approval, the RRP is expected to purchase a number of shares of Common Stock either from the Holding Company or in the open market equal to an aggregate of 4% of the Common Stock issued in the Stock Conversion (10,350 shares at the maximum of the Estimated Valuation Range). Assuming the Common Stock awarded pursuant to the RRP had a value of $20.00 per share, the aggregate value of RRP awards would be $207,000 at the maximum of the Estimated Valuation Range. Under regulations of the OTS that may be applicable to the Bank following the Conversion, if the RRP is submitted to and approved by the stockholders of the Holding Company within one year after completion of the Stock Conversion, no more than 30% of the shares available under the RRP could be granted to non-employee directors, no more than 5% of the shares available could be granted to an individual non-employee director, and no more than 25% of the shares available could be granted to an individual officer. Under such circumstances each non-employee director would receive an award for the same number of shares, in which event awards of 517 shares would be granted to each such individual if the amount of common stock sold in the Stock Conversion is equal to the maximum of the Estimated Value Range. It is currently expected that awards will be granted to Mr. Teegarden, although no determination has been made at this time as to the amount of such awards. Awards of Common Stock under the RRP will be at no cost to the recipient.

DIVIDENDS

          Subject to regulatory and other considerations, the Holding Company intends to establish a dividend policy at an initial rate of $.60 per share per annum (or 3.0% based upon the initial offering price of $20 per share), payable semi-annually in December and June of each year, with the first payment expected in June 1997. In addition, the Holding Company may determine from time to time to pay a special nonrecurring cash dividend as circumstances warrant. The payment of dividends will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by the Bank to the Holding Company, general business practices and other factors. See "Dividends," "Regulation - Regulatory Capital Requirements" and "Regulation - Limitations on Dividends and Other Capital Distributions."

MARKET FOR COMMON STOCK

          The Holding Company has never issued capital stock to the public and due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop or be maintained. The Holding Company has requested that Trident Securities undertake to match offers to buy and sell the Conversion Stock, and that Trident Securities list the Common Stock over the counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. and Trident Securities has agreed to do so. However, purchasers of Common Stock should have a long term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price. See "Illiquid Market for the Common Stock" and "Market for Common Stock."

                                      10
_______________________________________________________________________________

_______________________________________________________________________________

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

          To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date or hand-delivered any later than two days prior to such date. Execution of the order form will confirm receipt of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Bank is not obligated to accept for processing orders not submitted on original order forms. Order forms unaccompanied by an executed certification form will not be accepted. Payment by check, money order, bank draft, cash or debit authorization to an existing account at the Bank must accompany the order and certification forms. No wire transfers will be accepted. The Bank is prohibited from lending funds to any person or entity for the purpose of purchasing shares of Common Stock in the Stock Conversion. See "The Conversion--Procedure for Purchasing Shares in Subscription and Community Offering."

          In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date, the Supplemental Eligibility Record Date or the Voting Record Date and borrowers with loans outstanding as of both January 1, 1988 and ______, 1996 who continue to be borrowers as of the date of the Special Meeting of Members must list all deposit and/or loan accounts on the stock order form, giving all names on each account and the account numbers. Failure to list all account numbers may result in the inability of the Holding Company or the Bank to fill all or part of a subscription order. In addition, registration of shares in a name or title different from the names or titles listed on the account may adversely affect such subscriber's purchase priority. See "The Conversion--Procedure for Purchasing Shares in Subscription and Community Offering."

RISK FACTORS

          See "Risk Factors" for information regarding the geographical concentration of loans and risks of economic downturn in the Bank's primary market area, adequacy of the Bank's allowance for loan losses, limited lending opportunities in the Bank's market area, purchased loan portfolio, effect of the conversion to a national bank charter on operations, the potential delay in completion or denial of the Bank Conversion, the Bank's reduced return on equity ratios after the Stock Conversion, interest rate risk exposure, potential discouragement of takeover attempts resulting from takeover defensive provisions, potential operational restrictions associated with regulatory oversight, disparity between BIF and SAIF insurance premiums, legislation limiting deduction of bad debt, competition, potential increased costs of Conversion resulting from a delayed offering, the Bank's ESOP compensation expense, absence of active market for the common stock, possible consequences of amendment to Plan of Conversion and the possible adverse income tax consequences of the distribution of subscription rights.

                                      11
________________________________________________________________________________

________________________________________________________________________________

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

     Set forth below are selected consolidated financial and other data of the Bank at and for the periods indicated. The selected consolidated financial and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus.

                                                                        At June 30,
                                                       ----------------------------------------------
                                                         1996      1995     1994       1993     1992
                                                       -------   -------  -------    -------   -------
                                                                        (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets..................................        $52,587    $45,013  $41,095    $41,263   $42,584
Loans receivable, net.........................         28,429     26,340   22,719     22,284    22,326
Mortgage-backed securities:
 Held to maturity.............................              -      8,306   10,674     12,490    15,237
 Available for sale...........................         16,971      4,397      470          -        -
Investment securities:
 Held to maturity.............................            215        815      809        596     1,627
 Available for sale...........................          3,264      1,737    2,009      1,354         -
Deposits......................................         35,495     35,210   37,072     38,429    39,986
FHLB advances.................................         13,474      6,419    1,073          -         -
Retained earnings - substantially
 restricted...................................          3,268      3,038    2,764      2,599     2,350

                                                                      Years Ended June 30,
                                                       --------------------------------------------
                                                        1996      1995     1994    1993       1992
                                                       -------  -------  -------  ------   --------
                                                                      (In Thousands)
SELECTED OPERATIONS DATA:
Total interest income.........................        $ 3,616   $ 2,843  $ 2,509  $ 2,790  $ 3,416
Total interest expense........................          2,264     1,716    1,432    1,659    2,275
                                                      -------   -------  -------  -------  -------
   Net interest income........................          1,352     1,127    1,077    1,131    1,141
Provision for loan losses.....................            210         1       15        3        -
                                                      -------   -------  -------  -------  -------
Net interest income after provision
  for loan losses.............................          1,142     1,126    1,062    1,128    1,141
Fees and service charges......................            231       225      218      188      167
Gain on sales of mortgage-backed
  securities and investment securities........             46        19        7       10       63
Other non-interest income.....................             80        22       59       60       62
                                                      -------   -------  -------  -------  -------
Total non-interest income.....................            357       266      284      258      292
Total non-interest expense....................          1,030     1,011    1,101    1,079    1,013
                                                      -------   -------  -------  -------  -------
Income before income taxes....................            469       381      245      307      420
Income tax expense............................            167       135      105       58      133
Cumulative effect on prior years of a change
 in accounting principle......................              -        27       25        -        -
                                                      -------   -------  -------  -------  -------
Net income....................................        $   302   $   273  $   165  $   249  $   287
                                                      =======   =======  =======  =======  =======

                                                                   At or For the Years Ended June 30,
                                                          -------------------------------------------------
                                                           1996        1995       1994      1993      1992
                                                          ------      ------     ------    ------    ------

SELECTED FINANCIAL RATIOS AND OTHER DATA:                 .61          .64        .40        .59      .67
Performance ratios:                                      8.86         8.88       6.13       9.16    11.58
  Return on assets (1)...........................
  Return on total equity (2).....................        2.38         2.36       2.39       2.45     2.35
  Interest rate spread information:                      2.29         2.64       2.55       2.84     2.80
    Average during period........................        2.79         2.72       2.67       2.76     2.74
    End of period................................
  Net interest margin (3)........................        2.07         2.38       2.66       2.56     2.37
  Ratio of noninterest expense to average
    total assets.................................      108.63       108.64     108.00     107.48   107.08
  Ratio of average interest-earning assets to
    average interest-bearing liabilities.........

Asset quality ratios:                                     .24          .06        .33        .25      .44
  Non-performing assets to total assets at
    end of period (4)............................      221.09        65.03      64.69      74.77    39.26
  Allowance for loan losses to
    non-performing loans.........................        1.00          .31        .39        .34      .33
  Allowance for loan losses to loans
    receivable, net..............................
                                                         6.21         6.76       6.67       6.30     5.52
Capital ratios:                                          6.85         7.24       6.53       6.44     5.80
  Total equity to total assets at end of period..
  Average total equity to average assets.........
                                                            3            3          3          3        3
Other data:                                             9,062        7,302      7,519      7,624    7,863
  Number of full-service offices.................       1,237        1,251      1,205      1,174    1,201
  Deposit accounts...............................
  Real estate loans outstanding..................

________________
(1)  Ratio of net income to average total assets.
(2)  Ratio of net income to average total equity.
(3)  Net interest income as a percentage of average interest-earning assets.
(4) Non-performing assets include non-accrual loans, foreclosed real estate and other repossessed assets.

                                  RISK FACTORS

          The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Stock Conversion.

GEOGRAPHICAL CONCENTRATION OF LOANS AND RISKS OF ECONOMIC DOWNTURN IN PRIMARY MARKET AREA

          At June 30, 1996, substantially all of the Bank's real estate mortgage loans were secured by properties located in the Bank's primary market area of Livingston, Caldwell and Daviess Counties and, to a lesser extent, in the Missouri Counties of Boone, Greene and Cole. While the Bank currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in the Bank's market area substantially weaken or economic conditions in Missouri deteriorate, reducing the value of properties securing the Bank's loans, some borrowers may default and the value of the real estate collateral may be insufficient to fully secure the loan. In either event, the Bank may experience increased levels of delinquencies and related losses having an adverse impact on net income.

ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

          At June 30, 1996, the Bank's allowance for loan losses was $283,000, or 1.00% of loans receivable, net. Although the allowance for loan losses is maintained at a level which management considers adequate to provide for potential loan losses, because future events affecting borrowers and loan collateral cannot be predicted with any degree of certainty, there can be no assurance that the Bank's allowance for loan losses will be adequate to absorb all future loan losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Lending Activities," and "-- Asset Quality."

LIMITED LENDING OPPORTUNITIES IN MARKET AREA

          The economy of the Bank's primary market area has experienced little growth in recent years. Accordingly, the Bank has had limited residential mortgage lending opportunities in its local market area. As a result, the Bank has not been able to originate loans in the volume desired and consequently it has supplemented its investment in loans through the purchase of adjustable-rate one- to four-family mortgage loans, mortgage-backed and other investment securities and, to a lesser extent, SBA-guaranteed loans and FHA home improvement loans. At June 30, 1996, the Bank's investment in mortgage-backed securities totaled $17.0 million, or 32.2% of total assets. While mortgage-backed securities generally increase the quality of the Bank's assets by virtue of the guarantees supporting them, and while lower overhead costs are associated with maintaining such a portfolio as compared to a loan portfolio, such securities typically earn lower yields than one- to four-family residential mortgage loans. The Bank's need to purchase mortgage-backed securities due to the lack of lending opportunities has caused the Bank's interest rate spread to be below that of savings institutions with more significant loan originations relative to their asset size. At June 30, 1996, the Bank's yield on its loan portfolio was 8.28% compared to a yield of 6.97% on its mortgage-backed securities portfolio. Because of the limited lending opportunities in its local market area, the Bank anticipates that the net proceeds of the Stock Conversion initially will be invested in short term and intermediate term securities and mortgage-backed securities. Consequently, in the short term the Bank will have difficulty in improving its interest rate spread which could suppress earnings and thus the return on equity to stockholders. See "Business -- Market Area and Competition," "--Lending Activities" and "-- Investment Activities."

PURCHASED LOAN PORTFOLIO

          The Bank historically has employed an operating strategy that emphasized the origination of one- to four-family residential mortgage loans in its market area, primarily with adjustable rates. In order to supplement local mortgage loan demand, the Bank also has purchased loans in the secondary mortgage market. These loans have consisted primarily of one- to four-family residential mortgage loans secured by property located in the State of

Missouri, although the Bank's purchased loan portfolio includes seasoned one- to four-family residential mortgage loans secured by collateral located outside Missouri. At June 30, 1996, $7.2 million, or 25.0%, of the Bank's total loan portfolio consisted of purchased one- to four-family residential mortgage loans. The Bank's purchased loans are generally acquired without recourse with servicing retained by the seller or originator of the loans. Although the Bank reviews each purchased loan using the Bank's underwriting criteria for originations and although a Bank officer or director usually performs an on-site inspection of each purchased loan, the Bank is dependent on the seller or originator of the loan for ongoing collection efforts and collateral review. In addition, the Bank purchases loans with a variety of terms, including maturities, interest rate caps and indices for adjustment of interest rates that may differ from those offered at the time by the Bank in connection with loans the Bank itself originates. Finally, with respect to purchased loans that are secured by collateral located outside Missouri, the market areas in which the collateral properties are located are subject to economic and real estate market conditions that may differ significantly from those experienced in the Bank's market area. If economic conditions continue to limit the Bank's opportunities to originate loans in its market area, the Bank may seek to increase its investment in purchased mortgage loans, including loans secured by collateral located outside its market area, subject to the availability of such loans for purchase. General economic conditions, including prevailing interest rates, may affect the availability of such loans for purchase.

EFFECT OF THE CONVERSION TO A NATIONAL BANK CHARTER ON OPERATIONS

          Over time, management anticipates broadening its range of banking products and services consistent with the national bank charter, and it will continue to diversify its loan portfolio. Diversification of the National Bank's loan portfolio may also alter the risk profile of the National Bank, since certain loans that may be made by national banks, such as commercial and consumer loans, are generally believed to carry more credit risk than residential one-to four-family mortgage loans. See "Business of the Bank-- Lending Activities." It is also anticipated that the National Bank will continue to be a member of the FHLB of Des Moines after the Conversion, although it is not required to remain a member.

POTENTIAL DELAY IN COMPLETION OR DENIAL OF BANK CONVERSION

          The Plan permits the Board of Directors of the Bank to elect, at any time, not to proceed with the Bank Conversion. The Office of the Comptroller of the Currency (the "OCC") must approve the Bank's application to convert to a national bank and the FRB must approve the Holding Company's application to become a bank holding company. If this election is made by the Board of Directors or if the FRB or the OCC deny such applications, the Bank will only proceed with the Stock Conversion. In addition, it is possible that the receipt of one or more of these approvals will be delayed. Although management of the Holding Company and the Bank currently intend to consummate the Stock Conversion and the Bank Conversion contemporaneously, management may elect to consummate the Stock Conversion before the Bank Conversion should there be significant delay in obtaining all applicable regulatory approvals for the Bank Conversion. In that case, following the Stock Conversion, the Holding Company would operate as a savings and loan holding company and the Converted Bank as a federal stock savings bank until consummation of the Bank Conversion, which would occur as soon as practicable thereafter. It is currently the intent of the Bank's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion. See "The Conversion--General."

REDUCED RETURN ON EQUITY AFTER STOCK CONVERSION

          Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Bank's return on equity for the year ended June 30, 1996 was, and the Holding Company's post-Stock Conversion return on equity will be, less than the average return on equity for publicly traded thrift institutions and their holding companies. See "Selected Consolidated Financial Information and Other Data" for numerical information regarding the Bank's historical return on equity and "Capitalization" for a discussion of the Holding Company's estimated pro forma consolidated capitalization as a result of the Conversion. In addition, the expenses associated with the ESOP and the RRP (see "Pro Forma Data"), along with other post-Stock Conversion expenses, are expected to contribute initially to reduced earnings levels. Finally, because of the limited lending opportunities in its market area, the Bank anticipates the proceeds of the Stock Conversion will be used to purchase mortgage-backed and other investment securities, which typically have a lower yield than that available on one- to four-family residential mortgage loans. The Bank intends to deploy the net proceeds of the Offerings to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity comparable to the average for publicly traded thrift institutions and their holding companies. This goal will likely take a number of years to achieve, particularly given the level of loan demand in the Bank's market area, and no assurances can be given that this goal can be attained. Consequently, for the foreseeable future, investors should not expect a return on equity that will meet or exceed the average return on equity for publicly traded thrift institutions.

INTEREST RATE RISK EXPOSURE

          The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in the level of interest rates also affect the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the market value of the Bank's interest-earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as corporate securities and other investment vehicles, which, because of the absence of federal insurance premiums, may yield higher rates of return than those paid by savings institutions.

          In addition, changes in interest rates also can affect the market value of the Bank's interest-earning assets, which are comprised of fixed- and adjustable-rate instruments with various terms to maturity. Generally, the value of fixed-rate, longer-term instruments fluctuates inversely with changes in interest rates. See "Business - Lending Activities - One- to Four-Family Mortgage Loans." Increases in interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities, which can adversely impact the yields earned on the Bank's loan and securities portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management."

          The OTS utilizes a net portfolio value methodology to measure the interest rate risk exposure of savings associations. Effective March 31, 1995, for purposes of calculating risk-based capital, institutions with more than normal interest rate risk, as defined by OTS regulations, are required to make a deduction from capital equal to 50% of their interest rate risk exposure multiplied by the present value of their assets. Based upon this methodology, at June 30, 1996, the Bank's interest rate risk exposure to a 200 basis point increase in interest rates was considered "normal" under this regulation. However, because the Bank has total assets of less than $300 million and risk-based capital in excess of 12%, the Bank is exempt from this rule unless otherwise notified by the OTS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

POTENTIAL DISCOURAGEMENT OF TAKEOVER ATTEMPTS RESULTING FROM TAKEOVER DEFENSIVE PROVISIONS

          HOLDING COMPANY AND BANK GOVERNING INSTRUMENTS. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws assist the Holding Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings, a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. In addition, provisions in the Bank's federal stock Charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Bank. The Converted Bank's Charter includes a provision applicable for five years which prohibits acquisitions and offers to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's securities. Any person violating this restriction may not vote the Converted Bank's securities in excess of 10%. However, the Articles of Association of the National Bank do not contain a similar provision. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Holding Company's Certificate of Incorporation also authorizes preferred stock with terms to be established by the Board of Directors which may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Common Stock. The Board of Directors of the Holding Company has the ability to waive certain restrictions on acquisition, provided that the acquisition is approved in advance by a majority of the disinterested Board of Directors. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

          REGULATORY AND STATUTORY PROVISIONS. Federal regulations prohibit, for a period of three years following the completion of the Conversion, any person from offering to acquire or acquiring the beneficial ownership of more than 10% of the stock of a converted savings institution or its holding company without prior federal regulatory approval. Federal law also requires federal regulatory approval prior to the acquisition of "control" (as defined in federal regulations) of an insured institution, including a holding company thereof. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

          EMPLOYMENT AGREEMENTS AND OTHER BENEFIT PLANS; VOTING CONTROL OF DIRECTORS AND OFFICERS AND POSSIBLE DILUTIVE EFFECTS. The employment agreements, the proposed Stock Option Plan and the proposed RRP also contain provisions that could have the effect of discouraging takeover attempts of the Holding Company.

          The Bank intends to enter into an employment agreement with each of Earle S. Teegarden, Jr., President and Chief Executive Officer of the Bank, and Larry R. Johnson, Senior Vice President and Secretary of the Bank. The employment agreements provide for a payment equal to 299% of the employee's base compensation, in the event that his employment is involuntarily terminated as a result of a change in control of the Holding Company or the Bank. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to takeover the Holding Company or the Bank. Assuming involuntary termination of the employment of such employees occurred following a change in control as of June 30, 1996, Messrs. Teegarden and Johnson would have received approximately $231,000 and $158,000, respectively, pursuant to the employment agreements' change in control provisions. See "Management-- Employment Agreement." In addition, the Bank may enter into employment and/or severance agreements with other officers of the Bank after the Conversion.

          Additionally, if the Holding Company issues additional shares pursuant to the proposed Stock Option Plan and RRP (as opposed to funding such plans with shares subsequently reacquired and held as treasury shares) the percentage of ownership of the Holding Company of those persons purchasing Common Stock in the Stock Conversion will be diluted. Assuming exercise of all options available under the Stock Option Plan, the interest of stockholders will be diluted by approximately 9.1%. The award of all shares available under the RRP will dilute the interests of stockholders by approximately 3.85%. See "Pro Forma Data," "Management - Benefit Plans - Stock Option and Incentive Plan," and "- Recognition and Retention Plan" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." For financial accounting purposes, certain incentive grants under the proposed RRP will result in the recording of compensation expense over the period of vesting. See "Pro Forma Data."

          The directors and executive officers of the Bank are anticipated to purchase an aggregate of approximately $701,000 or approximately 13.5% of the shares offered in the Stock Conversion at the maximum of the Estimate Valuation Range, or 11.8% at 15% above the maximum of the Estimated Valuation Range, or 18.3% of the shares offered in the Stock Conversion at the minimum of the Estimated Valuation Range. Directors and executive officers will also receive awards under the proposed Stock Option Plan and the proposed RRP. Assuming the purchase of $701,000 of Common Stock in the Stock Conversion by directors and executive officers in the aggregate (6 persons), the full vesting of the restricted stock to be awarded under the proposed RRP and the exercise of all options to be awarded under the proposed Stock Option Plan in connection with the Stock Conversion, approval of the Stock Option Plan and the RRP by the stockholders, and the acquisition by the Holding Company of shares to fund such plans in open-market purchases, the shares owned by the directors and executive officers in the aggregate would amount from approximately 25.8% (at 15% above the maximum of the Estimated Valuation Range) to 32.3% (at the minimum of the Estimated Valuation Range) of the outstanding shares. In addition, the ESOP is expected to purchase 8% of the shares sold in the Stock Conversion. This stock ownership, if voted as a block, could defeat takeover attempts favored by other stockholders. See "Management - Benefit Plans - Employee Stock Ownership Plan."

POTENTIAL OPERATIONAL RESTRICTIONS ASSOCIATED WITH REGULATORY OVERSIGHT

          The Bank is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of Des Moines and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). See "Regulation." Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Following the Bank Conversion, the National Bank will be subject to extensive regulation and supervision by the OCC and the FDIC, and the Holding Company will be subject to extensive regulation and supervision of the FRB. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for losses on loans. See "Regulation - Federal Regulation of Savings Associations" and "- Regulatory Capital Requirements." Any change in such regulation and oversight, whether by the OTS, the FDIC, the OCC, the FRB or Congress, could have a material impact on the Holding Company, the Bank and their respective operations.

RECAPITALIZATION OF SAIF, DISPARITY BETWEEN BIF AND SAIF PREMIUMS

          Deposits of the Bank are currently insured by the SAIF of the FDIC. The FDIC also maintains another insurance fund, the Bank Insurance Fund, which primarily insures commercial bank deposits. Applicable law requires that both the SAIF and BIF funds be recapitalized to a ratio of 1.25% of reserves to deposits, and the FDIC announced that the BIF reached the required reserve ratio during May 1995. The SAIF, however, was not expected to achieve that reserve ratio before 2002. Due to the disparity in reserve ratios, on November 14, 1995, the FDIC reduced annual assessments for BIF-insured institutions to the legal minimum of $2,000 while SAIF-insured institutions continued to pay assessments based on a schedule of from $0.23 to $0.31 per $100 of deposits.

          In September 1996, Congress enacted legislation to recapitalize the SAIF by a one-time assessment on all SAIF-insured deposits held as of March 31, 1995. The assessment will be 65.7 basis points per $100 in deposits, payable on November 30, 1996. For the Bank, the assessment is expected to be $229,000 (or $147,000 when adjusted for taxes), based on the Bank's deposits on March 31, 1995 of $34.9 million. In addition, beginning January 1, 1997, pursuant to the legislation, interest payments on bonds ("FICO Bonds") issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the now defunct Federal Savings and Loan Insurance Corporation will be paid jointly by BIF-insured institutions and SAIF-insured institutions. The FICO assessment will be 1.29 basis points per $100 in BIF deposits and 6.44 basis points per $100 in SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro-rata by banks and thrifts based on deposits (approximately 2.4 basis points per $100 in deposits). The BIF and SAIF will be merged on January 1, 1999, provided the bank and savings association charters are merged by that date. In that event, pro-rata FICO sharing will begin on January 1, 1999.

          While the legislation has reduced the disparity between premiums paid on BIF deposits and SAIF deposits, and has relieved the thrift industry of a portion of the contingent liability represented by the FICO bonds, the premium disparity between SAIF-insured institutions, such as the Bank, and BIF-insured institutions will continue until at least January 1, 1999. Under the legislation, the Bank anticipates that its ongoing annual SAIF premiums will be approximately $23,000.

LEGISLATION LIMITING DEDUCTION OF BAD DEBT

     Under Section 593 of the Code, until the first tax year beginning on or after January 1, 1996, thrift institutions such as the Bank, which met certain definitional tests primarily relating to their assets and the nature of their businesses, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions, within specified limitations, could be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, were computed using an amount based on the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve.

     Under recently enacted legislation, the PTI Method was repealed. If a Bank is not a "large" bank, i.e., the quarterly average of the Bank's total assets or of the consolidated group of which it is a member exceeds $500 million for the year, the Bank will continue to be permitted to use the Experience Method. In addition, the Bank is required to recapture (i.e., take into income) over a multi-year period its "applicable excess reserves", i.e., the balance of its reserve for losses on qualifying loans and nonqualifying loans, as of the close of its last tax year beginning before January 1, 1996, over the greater of (a) the balance of such reserves as of December 31, 1987 or (b) in the case of a bank which is not a "large" bank, an amount that would have been the balance of such reserves as of the close of its last tax year beginning before January 1, 1996, had the Bank always computed the additions to its reserves using the experience method. The Bank would not be required to recapture its supplemental reserves or its pre-1988 reserves, even if the Bank later became a "large" bank. Under the legislation, such recapture requirements would be suspended for each of two successive taxable years beginning January 1, 1997 if the principle amount of residential loans made by the Bank during each such year is not less than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding January 1, 1996. As of June 30, 1996, the Bank's bad debt reserve subject to recapture over a six-year period totaled approximately $129,000.

     If the Bank ceases to qualify as a "bank" (as defined in Code Section 581) or converts to a credit union, the pre-1988 reserves and supplemental reserves are restored to income ratably over a six-year period, beginning in the tax year the association no longer qualifies as a bank. The balance of the pre-1988 reserves are also subject to recapture in the case of certain excess distributions to (including distributions on liquidation and dissolution), or redemptions of stockholders. See "Regulation" and "Regulation--Federal and State Taxation--Federal Taxation."

COMPETITION

     The Bank experiences strong competition in its local market area in both originating loans and attracting deposits. This competition arises, with respect to originating loans, from mortgage bankers and to a lesser extent from commercial banks, savings institutions and credit unions, and with respect to attracting deposits, from securities firms and mutual funds and from other financial institutions in its market area. In Livingston, Caldwell and Daviess Counties, where the Bank's three offices are located, there are ten commercial banks, in addition to the Bank. See "Business--Lending Activities" and "--Market Area and Competition."

POTENTIAL INCREASED COSTS OF CONVERSION RESULTING FROM DELAYED OFFERING

     The Subscription Offering will expire at noon, Central Time on December ___, 1996 unless extended by the Bank and the Holding Company. If the Offerings are extended beyond February __, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the Offerings will not be extended as set forth above.

     A material delay in the completion of the sale of all unsubscribed shares in the Community or Syndicated Community Offering may result in a significant increase in the costs in completing the Stock Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Stock Conversion and general market conditions may occur during such material delay. In the event the Stock Conversion is not consummated within 24 months after the date of the Special Meeting, OTS regulations would require the Bank to charge accrued Stock Conversion costs to then-current period operations. See "The Stock Conversion - Risk of Delayed Offering."

ESOP COMPENSATION EXPENSE

     In November, 1993, the American Institute of Certified Public Accountants ("AICPA") Accounting Standards Executive Committee issued Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plans ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will increase compensation expense relating to the ESOP to be established in connection with the Stock Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Impact of New Accounting Standards."

ABSENCE OF ACTIVE MARKET FOR THE COMMON STOCK

     The Holding Company and the Bank have never issued capital stock. Consequently, there is no existing market for the Common Stock. The Holding Company has requested that Trident Securities undertake to match offers to buy and offers to sell the Common Stock and that Trident Securities list the Common Stock over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. and Trident Securities has agreed to do so. The development of a liquid public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Holding Company, the Bank or any market maker. It is unlikely that an active and liquid trading market for the Common Stock will develop due to the relatively small size of the Offerings and the small number of stockholders expected following the Stock Conversion. Accordingly, purchasers should consider the illiquid, long-term nature of an investment in the Common Stock. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

POSSIBLE CONSEQUENCES OF AMENDMENT TO PLAN OF CONVERSION

     The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Holding Company, the Plan of Conversion may be substantively amended (including an amendment to eliminate the formation of the holding company as part of the Conversion) by a two-thirds vote of the respective Boards of Directors of the Bank and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS. Moreover, if the Plan of Conversion is amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the OTS. If the Plan of Conversion is amended in a manner that is deemed to be material to the subscribers by the Holding Company, the Bank and the OTS, such subscriptions will be resolicited. No such amendments are currently contemplated, although the Bank reserves the right to increase or decrease purchase limitations. See "The Conversion - Approval, Interpretation, Amendment and Termination."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights may be taxable only to those

Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who exercise the Subscription Rights (either as capital gain or ordinary income) in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Bank has received an opinion of Ferguson that such rights have no value, which opinion is not binding on the IRS. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank--Tax Effects."

                INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION


     Investors Federal is a federally chartered mutual savings association headquartered in Chillicothe, Missouri. Investors Federal was originally chartered as a federal savings association in 1934 under the name Chillicothe Federal Savings and Loan Association. In 1974, the Bank changed its name to Investors Federal Savings and Loan Association, and in 1988 the Bank changed its name to Investors Federal Bank and Savings Association. Its deposits are insured up to the maximum allowable amount by the SAIF of the FDIC. Through its main office in Chillicothe and its branch offices in Hamilton and Gallatin, Missouri, Investors Federal primarily serves communities located in Livingston, Caldwell and Daviess Counties in the State of Missouri. At June 30, 1996, Investors Federal had total assets of $52.6 million, deposits of $35.5 million and total equity of $3.3 million.

     Investors Federal has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate and purchase one-to four-family residential mortgage loans, and to originate non-residential real estate loans (primarily farm loans), and consumer loans consisting primarily of loans secured by automobiles. In addition, in recent years, the Bank has expanded its loan portfolio by purchasing SBA-guaranteed loans and FHA-insured Title I home improvement loans. At June 30, 1996, the Bank's total loan portfolio was $28.7 million, of which 79.5% were one-to four-family residential mortgage loans, 6.8% were non-residential real estate loans, 9.0% were consumer loans (including FHA home improvement loans), and 3.4% were SBA-guaranteed loans.

     During the year ended June 30, 1996, the Bank originated $2.1 million of fixed-rate and $3.1 million of adjustable rate one-to four-family residential mortgage loans, all of which were retained in the Bank's portfolio. See "Business - Lending Activities." To supplement local loan production, the Bank has purchased adjustable-rate loans in the secondary mortgage market on a non-recourse basis, with servicing retained by the seller or originator of the loans. In recent years, the Bank has limited its purchased loans to one- to four-family residential mortgage loans secured by collateral located in the State of Missouri, although the Bank's purchased loan portfolio includes seasoned one- to four-family residential mortgage loans secured by collateral located outside Missouri. Purchased one- to four-family residential mortgage loans totaled $7.2 million, or 25.0%, of the Bank's total loan portfolio at June 30, 1996.

     Because of the limited lending opportunities in its local market area and to the extent adjustable-rate one-to four-family residential mortgage loans are unavailable for purchase at attractive yields, the Bank will invest in mortgage-backed securities and other investment securities. At June 30, 1996, the Bank's portfolio of mortgage-backed securities and investment securities was substantial. At June 30, 1996, the Bank's mortgage-backed securities portfolio totaled $17.0 million (or 32.3% of total assets), and consisted of $7.9 million in mortgage-backed securities issued or guaranteed by the FHLMC, FNMA and GNMA, $3.0 million in collateralized mortgage obligations, including real estate mortgage investment conduits, and $6.1 million in participations in pools of Small Business Administration loans. Also at June 30, 1996, the Bank's investment portfolio totaled $3.5 million (or 6.6% of total assets) and consisted of federal agency obligations, municipal bonds, FHLB stock, interest earnings deposits with other financial institutions and mutual funds. In recent years, management has also utilized the mortgage-backed securities and investment portfolio to attempt to increase net interest income by purchasing such securities with the proceeds of FHLB advances and earning the spread between the yields earned on the mortgage-backed securities and the rates paid on the FHLB advances. At June 30, 1996, the Bank's FHLB advances totaled $13.5 million, as compared to FHLB advances of $6.4 million at June 30, 1995.

     Investors Federal's executive office is located at 522 Washington Street, Chillicothe, Missouri 64601. Its telephone number at that address is (816) 646-3733.

                              IFB HOLDINGS, INC.

     IFB Holdings, Inc. was organized in October 1996 for the purpose of serving as a holding company for the Converted Bank upon its conversion from mutual to stock form, and of the National Bank following the Bank Conversion. Prior to the Conversion, the Holding Company has not engaged and will not engage in any material operations. Upon consummation of the Stock Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of the Converted Bank (or, following the Bank Conversion, the National Bank), approximately 50% of the net proceeds from the Stock Conversion (less the amount to fund the Employee Stock Ownership Plan ("ESOP")) and a note evidencing its loan to the Bank's ESOP. Upon consummation of the Stock Conversion, the Holding Company's principal business will be overseeing and directing the business of the National Bank and investing the net Stock Conversion proceeds retained by it. In connection with the Bank Conversion, the Holding Company will register with the Board of Governors of the Federal Reserve System (the "FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

     The Holding Company has received approval from the OTS to acquire control of the Converted Bank, subject to satisfaction of certain conditions. The Holding Company has applied to the FRB for approval to retain control of the National Bank following the Bank Conversion. Such approval has not been obtained as of the date of this Prospectus, and there can be no assurance that such approval will be obtained. See "Risk Factors--Potential Delay in Completion or Denial of Bank Conversion."

     The holding company structure will permit the Holding Company to expand the financial services currently offered through the Bank, although there are no definitive plans or arrangements for such expansion at present. The holding company structure will also provide the Bank with enhanced operational flexibility and provide the ability to diversify its business opportunities through acquiring or merging with other financial institutions, thereby enhancing its financial resources in order to compete more effectively with other financial service organizations. At the present time, however, the Holding Company does not have any plans, arrangements, agreements or understandings with respect to any such acquisitions or mergers. After the Stock Conversion, the Holding Company will be classified as a unitary savings and loan holding company and will be subject to regulation by the OTS. After the Bank Conversion, the Holding Company will be classified as a bank holding company and will be subject to regulation by the FRB.

     The initial activities of the Holding Company are anticipated to be funded by such retained proceeds and the income thereon and dividends, if any, from Investors Federal or the National Bank after the Bank Conversion. See "Dividends," "Use of Proceeds," "Regulation - Holding Company Regulation" and "Regulation - Federal and State Taxation." Thereafter, activities of the Holding Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Holding Company. At this time, there are no plans regarding any other activities.

     The executive office of the Holding Company is located at 522 Washington Street, Chillicothe, Missouri 64601. Its telephone number at that address is
(816) 646-3733.

                 INVESTORS FEDERAL BANK, NATIONAL ASSOCIATION

     Upon consummation of the Bank Conversion, the National Bank will succeed to all of the assets and liabilities of the Converted Bank (which, pursuant to the Stock Conversion will have succeeded to all of the assets and liabilities of the
Bank), and initially will continue to conduct business in substantially the same manner as the

Bank prior to the Conversion. Over time, however, management anticipates broadening its range of banking products and services consistent with the national bank charter. Diversification of the National Bank's loan portfolio may also alter the risk profile of the National Bank. See "Risk Factors--Effect of the Conversion to a National Bank Charter on Operations."

     The deposits of the National Bank will continue to be insured by the SAIF of the FDIC and, as such, the National Bank will continue to be subject to regulation and supervision by the FDIC. The National Bank will not be subject to OTS regulation and supervision; rather, the primary regulator of the National Bank will be the OCC. The National Bank will remain a member of the FHLB of Des Moines. As a national bank, the National Bank will also be required to become a member of the Federal Reserve System and to purchase stock in the Federal Reserve Bank of Kansas City.

                                CAPITALIZATION

     The table below sets forth the capitalization, including deposits and borrowings, of Investors Federal as of June 30, 1996 and the pro forma capitalization of the Holding Company at the minimum, the midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Stock Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."

                                                                              Pro Forma Capitalization of Holding Company
                                                                      ----------------------------------------------------------

                                                                             191,250        225,000         258,750       297,562
                                                       Capitalization of      Shares         Shares          Shares        Shares
                                                          Bank at           at $20.00       at $20.00       at $20.00     at $20.00
                                                       June 30, 1996        Per Share       Per Share       Per Share     Per Share
                                                       -------------        ---------       ---------       ---------     ---------


                                                                                      (Amounts In Thousands)

Deposits(1) .......................................    $ 35,495             $ 35,495        $ 35,495        $ 35,495      $ 35,495
FHLB advances .....................................      13,474               13,474          13,474          13,474        13,474
                                                       --------             --------        --------        --------      ---------
   Total deposits and borrowings ..................    $ 48,969             $ 48,969        $ 48,969        $ 48,969      $ 48,969
                                                       ========             ========        ========        =========     =========
 Stockholders' equity:
  Preferred Stock, $.01 per value per share:
   authorized - 100,000 shares; assumed
    outstanding - none.............................    $     --             $     --        $     --        $     --      $     --
  Common Stock, $.01 par value per share:
    authorized - 900,000 shares; shares to
    be outstanding - as shown(5) ..................          --                    2               2               3             3
 Paid-in capital ..................................          --                3,454           4,118           4,792         5,568
  Less:  Common stock acquired by ESOP(3) .........          --                 (306)           (360)           (414)         (476)
         Common stock to be acquired by RRP(4) ....          --                 (153)           (180)           (207)         (238)
  Retained earnings, substantially restricted(2) ..       3,339                3,339           3,339           3,339         3,339
  Unrealized (losses) on available-for-sale
    securities, net of tax ....                             (71)                 (71)            (71)            (71)          (71)
                                                       ---------            ---------       ---------       ---------     ---------
     Total stockholders' equity....................    $  3,268             $  6,265        $  6,848        $  7,442      $  8,125
                                                       =========            =========       =========       =========     =========

     ________________________________
     (1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Stock Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

     (2) See Notes 10 and 11 of the Notes to Consolidated Financial Statements for information regarding restrictions on retained earnings, "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" regarding the liquidation account to be established upon Stock Conversion. Does not take into account Holding Company dividends, if any, which may be paid subsequent to the Stock Conversion. See "Dividends."

     (3) Assumes that 8% of the shares issued in the Stock Conversion will be acquired by the ESOP and that the ESOP will be funded by the Holding Company. The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's consolidated financial statements. Accordingly, the amount of stock acquired by the ESOP is shown in this table as a reduction of total stockholders' equity. See "Management - Benefit Plans -Employee Stock Ownership Plan."

     (4) While management does not currently intend to do so, following OTS and stockholder approval, shares utilized to fund the RRP could be obtained from newly issued shares. In the event RRP shares are obtained from authorized but unissued shares, the existing ownership of current stockholders would be diluted by approximately 3.85%. However, there would be no impact on stockholders' equity.

     (5) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the proposed Stock Option Plan and the proposed RRP. See "Management--Benefit Plans."

                                PRO FORMA DATA

     The following table sets forth the historical consolidated net income, total equity and per share data of the Bank at and for the year ended June 30, 1996, and after giving effect to the Stock Conversion, the pro forma consolidated net income, stockholders' equity and per share data of the Holding Company at and for the same period. The pro forma data is computed on the assumptions that (i) the specified number of shares of Common Stock were sold at the beginning of the specified period and yielded net proceeds to the Holding Company as indicated and (ii) such net proceeds were invested by the Bank and the Holding Company at the beginning of the period to yield a return of 5.80% for the fiscal year ended June 30, 1996. The assumed return is based on the yield on one-year U.S. Government securities at June 30, 1996, which is deemed by management to more accurately reflect pro forma reinvestment rates than the arithmetic average of the Bank's weighted average yield on all interest-earning assets and the weighted average rate paid on deposits. After adjusting for applicable federal and state taxes totaling 38.5%, the after-tax yield was equal to 3.57% for the fiscal year ended June 30, 1996. The table also assumes that the proposed RRP awards equal to 4% of the shares sold in the Stock Conversion were purchased by the RRP at $20.00 per share in the open market and fixed Stock Conversion expenses were $317,285. No effect has been given to the stock reserved for issuance under the Stock Option Plan. ACTUAL STOCK CONVERSION EXPENSES MAY BE MORE OR LESS THAN THOSE ESTIMATED BECAUSE FEES PAID MAY VARY DEPENDING UPON WHETHER SELECTED BROKER-DEALERS ARE USED, MARKET CONDITIONS AND OTHER FACTORS. THE PRO FORMA NET EARNINGS AMOUNTS DERIVED FROM THE ASSUMPTIONS SET FORTH HEREIN SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF THE HOLDING COMPANY THAT WOULD HAVE BEEN ATTAINED FOR ANY PERIOD IF THE STOCK CONVERSION HAD BEEN ACTUALLY CONSUMMATED AT THE BEGINNING OF SUCH PERIOD, AND THE ASSUMPTIONS REGARDING INVESTMENT YIELDS SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL YIELDS EXPECTED TO BE ACHIEVED DURING ANY FUTURE PERIOD.

     The total number of shares to be issued in the Stock Conversion may be increased or decreased to reflect changes in market and financial conditions prior to the close of the Offerings. However, if the aggregate Purchase Price of the Common Stock actually sold in the Conversion is below $3,825,000 or more than $5,951,240 (15% above the maximum of the Estimated Valuation Range) subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Stock Conversion - Stock Pricing and Number of Shares to be Issued."

                                                                          At or For the Year Ended June 30, 1996
                                                              --------------------------------------------------------------
                                                                                                            297,562
                                                                   191,250       225,000      258,750         Shares
                                                                    Shares        Shares        Shares       at $20.00
                                                                  at $20.00     at $20.00     at $20.00      per Share
                                                                  per Share     per Share     per Share      (Maximum
                                                                  (Minimum)     (Midpoint)    (Maximum)    as Adjusted)(1)
                                                                ------------  -------------  -----------   ------------
                                                                         (In thousands, except per share amounts)

Gross proceeds ...............................................    $  3,825      $  4,500      $  5,175     $  5,951
Less estimated expenses ......................................        (369)         (380)         (380)        (380)
                                                                  --------      --------      --------     --------
 Estimated net Stock Conversion proceeds .....................       3,456         4,120         4,795        5,571
 Less Common Stock acquired by ESOP ..........................        (306)         (360)         (414)        (476)
 Less Common Stock to be acquired by RRP .....................        (153)         (180)         (207)        (238)
                                                                  --------      --------      --------     --------
   Estimated proceeds available for
   investment ................................................    $  2,997      $  3,580      $  4,174     $  4,857
                                                                  ========      ========      ========     ========

Consolidated net income:
 Historical ..................................................    $    302      $    302      $    302     $    302
 Pro forma adjustments:
  Net income from proceeds (2) ...............................         107           128           149          173
 Less pro forma ESOP adjustment(3) ...........................         (19)          (22)          (25)         (29)
 Less pro forma RRP adjustment(4) ............................         (19)          (22)          (25)         (29)
                                                                  --------      --------      --------     --------
    Pro forma net income .....................................    $    371      $    385      $    400     $    417
                                                                  ========      ========      ========     ========

Consolidated net income per share: (5)(6)
 Historical ..................................................    $   1.70      $   1.45      $   1.26     $   1.09
 Pro forma adjustments:
  Net income from proceeds (2) ...............................        0.60          0.61          0.62         0.63
 Less pro forma ESOP adjustment(3) ...........................       (0.11)        (0.11)        (0.11)       (0.11)
 Less pro forma RRP adjustment(4) ............................       (0.11)        (0.11)        (0.11)       (0.11)
                                                                  --------      --------      --------     --------
    Pro forma net income per share ...........................    $   2.09      $   1.85      $   1.67     $   1.51
                                                                  ========      ========      ========     ========

Consolidated stockholders' equity (book value):(7)
 Historical ..................................................       3,268         3,268         3,268        3,268
 Estimated net Stock Conversion proceeds......................       3,456         4,120         4,795        5,571
 Less common stock acquired or to be acquired by:
  ESOP .......................................................        (306)         (360)         (414)        (476)
  RRP (4) ....................................................        (153)         (180)         (207)        (238)
                                                                  --------      --------      --------     --------
    Pro forma ................................................    $  6,265      $  6,848      $  7,442     $  8,125
                                                                  ========      ========      ========     ========

Consolidated stockholders' equity per share: (6)(8)
 Historical ..................................................     $  17.09     $  14.52      $  12.63     $  10.98
 Estimated net Stock Conversion proceeds .....................        18.07        18.31         18.53        18.72
 Less Common Stock acquired by:
  ESOP .......................................................        (1.60)       (1.60)        (1.60)       (1.60)
  RRP (4) ....................................................        (0.80)       (0.80)        (0.80)       (0.80)
                                                                   --------     --------      --------     --------
    Pro forma stockholders' equity(9) ........................     $  32.76     $  30.44      $  28.76     $  27.31
                                                                   ========     ========      ========     ========

Pro forma price to book value ................................        61.05%       65.71%        69.54%       73.25%
                                                                   ========     ========      ========     ========
Pro forma price to earnings (P/E ratio) (10) .................         9.56x       10.83x        12.01x       13.25x
                                                                   ========     ========      ========     ========
Number of shares used in calculating
 equity per share ............................................       191,250      225,000       258,750      297,562
                                                                   =========     ========      ========     ========
Number of shares used in calculating
 earnings per share ..........................................       177,480      208,800       240,120      276,138
                                                                   =========     ========      ========     ========
                                                                                          (footnotes begin on following page)

__________________________________
(1) Gives effect to the sale of an additional 38,812 shares in the Stock Conversion, which may be issued as a result of an increase in the pro forma market value of the Holding Company and the Bank, as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination of the independent appraiser that such issuance is compatible with its determination of the estimated pro forma market value of the Holding Company and the Bank, as converted. See "The Stock Conversion--Stock Pricing and Number of Shares to be Issued."

(2) No effect has been given to withdrawals from accounts for the purpose of purchasing Common Stock in the Stock Conversion.

(3) It is assumed that 8% of the shares of Common Stock offered in the Stock Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP (at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Stock Conversion, which rate is currently ____%), from the net proceeds from the Stock Conversion retained by the Holding Company. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders' equity will be increased. The Bank's payment of the ESOP debt is based upon equal installments of principal over a 10-year period, assuming a combined federal and state tax rate of 38.5%. Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Bank on the ESOP loan. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense reflects adoption of Statement of Position ("SOP") 93-6, which will require recognition of expense based upon shares committed to be released and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $20.00 per share Purchase Price. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan."

(4) In calculating the pro forma effect of the RRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the RRP at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Common Stock instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.85% and pro forma net income per share for the year ended June 30, 1996 would be $2.03, $1.80, $1.63, and $1.48, the pro forma price to earnings ratio for the year ended June 30, 1996 would be 9.85x, 11.11x, 12.27x, and 13.51x, and pro forma stockholders' equity per share at June 30, 1996 would be $32.27, $30.03, $28.38, and $26.99, at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range, respectively. Shares issued under the RRP vest 20% per year and, for purposes of this table, compensation expense is recognized on a straight-line basis over each vesting period. In the event the fair market value per share is greater than $20.00 per share on the date of stockholder approval of the RRP, total RRP expense would increase. No effect has been given to the shares reserved for issuance under the proposed Stock Option Plan. If stockholders approve the Stock Option Plan following the Stock Conversion, the Holding Company will have reserved for issuance under the Stock Option Plan authorized but unissued shares of Common Stock representing an amount of shares equal to 10% of the shares sold in the Stock Conversion. If all of the options were to be exercised utilizing these authorized but unissued shares rather than treasury shares (which could be acquired), the voting interests of existing stockholders would be diluted by approximately 9.1%. See "Management of the Bank--Benefit Plans--1996 Stock Option and Incentive Plan" and "--Recognition and Retention Plan."

(5) Per share amounts are based upon outstanding shares of 177,480, 208,800, 240,120, and 276,138 at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range. Such shares include all shares sold in the Stock Conversion minus shares purchased by the ESOP that are not assumed committed to be released.

(6) Historical per share amounts have been computed as if the shares of Common Stock expected to be issued in the Stock Conversion had been outstanding at the beginning of the period or on the date shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Stock Conversion, the additional ESOP expense or the proposed RRP expense, as described above. Amounts shown do not reflect the payment by the Bank of the special one-time assessment to recapitalize the SAIF. See "Risk Factors--Recapitalization of SAIF, Disparity between BIF and SAIF Premiums." Based on assessable deposits on March 31, 1995 of $34.9 million, the Bank's assessment is expected to be $229,000 (or $147,000 when adjusted for taxes), or $1.29, $1.10, $0.95 and $0.83 per share, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

(7) "Book value" represents the difference between the stated amounts of the Bank's assets and liabilities. The amounts shown do not reflect the liquidation account that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the Stock Conversion, or the federal income tax consequences of the restoration to income of the Bank's special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See "The Stock Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" and "--Income Tax Consequences." The amounts shown for book value do not represent fair market values or amounts distributable to stockholders in the unlikely event of liquidation.

(8) Per share amounts are based upon shares outstanding of 191,250, 225,000, 258,750 and 297,562 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(9) Neither represents, nor is intended to represent, possible future price appreciation or depreciation of the Common Stock.

                         PRO FORMA REGULATORY CAPITAL

     The Bank is currently subject to OTS regulatory capital requirements. After the Bank Conversion, however, the Bank will be required to satisfy OCC regulatory capital requirements, which are similar but not identical to the OTS capital requirements. The following table sets forth the Bank's historical capital position relative to the various minimum OTS regulatory capital requirements. The next table sets forth the National Bank's historical capital position relative to the OCC capital requirements to which the National Bank will be subject. The Federal Reserve's capital requirements for bank holding companies do not apply to bank holding companies with consolidated assets of less than $150 million (such as the Holding Company); accordingly, pro forma data of the Holding Company relative to such capital requirements are not presented. Pro forma data assumes that the Common Stock has been sold as of June 30, 1996, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. For additional information regarding the financial condition of the Bank and the assumptions underlying the pro forma capital calculations set forth below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data" and the Consolidated Financial Statements and related notes appearing elsewhere herein.

                                                                Pro Forma Based Upon Sale of
                                                            -----------------------------------------------------------------
                                                                     Minimum of                     Midpoint of
                                                                 Estimated Valuation             Estimated Valuation
                                                                      Range of                        Range of
                                      Historical at               191,250 Shares                  225,000 Shares
                                     June 30, 1996               at $20.00 Per Share             at $20.00 Per Share
                                  ----------------------     -----------------------------     ------------------------------
                                   Amount    Percent(1)        Amount(2)    Percent(1)(2)         Amount(2)     Percent(1)(2)
                                  ------     ----------      -----------    ----------------     -----------    -------------
THE BANK                                                                                      (Dollars in Thousands)
--------
Capital under generally
 accepted accounting
 principles .....................  $3,268    6.21%           $ 4,537          8.38%              $ 4,788         8.79%
                                   ======    =====           ======         ======               =======         ====

Tangible capital(2) ...........    $3,339    6.34%           $ 4,608          8.49%              $ 4,859         8.90%
Tangible capital
 requirement(5) ...............       790    1.50%               814           1.50%                 819         1.50%
                                   ------    -----           ------         -------               ------         ----
  Excess ........................  $2,549    4.84%           $ 3,794          6.99%              $ 4,040         7.40%
                                   ======    =====           ======         =======              =======         ====

Core capital(2) ...............    $3,339    6.34%           $ 4,608          8.49%              $ 4,859         8.90%
Core capital requirement(3)(5)      1,581    3.00              1,628          3.00                 1,637         3.00
                                   ------    -----            ------        -------              -------         ------
  Excess ........................  $1,758    3.34%           $ 2,980          5.49%                3,222         5.90%
                                   ======    =====           ======         ======               =======         =====

Risk-based capital(2)(4) ......    $3,592   17.30%           $ 4,861         23.06%              $ 5,112        24.18%
Risk-based capital
 requirement(5)(6) ............    1,661     8.00              1,686          8.00                 1,691         8.00
                                   ------   -----            ------         -------              -------         -----
  Excess ........................  $1,931    9.30%           $ 3,175         15.06%              $ 3,421        16.18%
                                   ======   =====            ======         ======               =======        =====


                                           Maximum of                     Maximum, as Adjusted,
                                       Estimated Valuation                    of Valuation
                                            Range of                            Range of
                                         258,750 Shares                      297,562 Shares
                                  -----------------------------     --------------------------------
                                  Amount(2)      Percent(1)(2)         Amount(2)      Percent(1)(2)
                                  ----------     --------------     --------------    --------------
THE BANK
--------
Capital under generally
 accepted accounting
 principles .....................  $ 5,045        9.21%                $ 5,340       9.69%
                                   ========       =====                =======       ====

Tangible capital(2) ...........    $ 5,116        9.32%                $ 5,411       9.79%
Tangible capital
 requirement(5) ...............        823        1.50%                    829       1.50%
                                   -------        -----                -------       ----
  Excess ........................  $ 4,293        7.82%                $ 4,582       8.29%
                                   ======         =====                =======       ====

Core capital(2) ...............    $ 5,116        9.32%                $ 5,411       9.79%
Core capital requirement(3)(5)       1,647        3.00                   1,657       3.00
                                   -------        -----                -------       ----
  Excess ........................  $ 3,469        6.32%                $ 3,754       6.79%
                                   =======        =====                =======       ====

Risk-based capital(2)(4) ......    $ 5,369       25.32%                $ 5,664      26.62%
Risk-based capital
 requirement(5)(6) ............      1,696        8.00                   1,702       8.00
                                   -------       -----                 -------      -----
  Excess ........................  $ 3,673       17.32%                $ 3,962      18.62%
                                   =======       =====                 =======      =====

_________________
(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) Assumes retention by the Holding Company of 50% of the net Stock Conversion proceeds (less the amount of the loan made to the ESOP from the Holding Company's portion of the net Stock Conversion proceeds). The remaining 50% of the net Stock Conversion proceeds will be provided to the Bank. For regulatory capital purposes, the Bank's capital will be reduced by the anticipated purchases by the ESOP of 8% of the shares of Common Stock sold in the Stock Conversion and the proposed issuance of 4% of the shares of Common Stock sold in the Stock Conversion for the RRP. The Holding Company intends to invest additional proceeds into the Bank to the extent necessary to increase the Converted Bank's tangible capital to at least 10% of its adjusted total assets.
(3) In April 1991, the OTS proposed a core capital requirement for savings associations comparable to the requirement for national banks that became effective December 31, 1990. The proposal calls for an OTS core capital requirement of at least 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness, with a 4% to 5% core capital requirement for all other thrifts. If adopted as proposed, management would expect the Bank to be subject to a 4% to 5% core capital requirement. See "Regulation - Regulatory Capital Requirements."

(4) Includes $253,000 of general valuation allowances, which qualify as supplementary capital. See "Regulation - Regulatory Capital Requirements."
(5) Assumes investment of net proceeds in U.S. Government agency securities which have a 20% risk weight.
(6) The OTS utilizes a net market value methodology to measure the interest rate risk exposure of savings associations. Effective March 31, 1996, institutions with more than normal interest rate risk, as defined by OTS regulations, are required to make a deduction from capital equal to 50% of its interest rate risk exposure multiplied by the present value of its assets. Based upon this methodology, at June 30, 1996, the latest date for which such information is available, the Bank's interest rate risk exposure to a 200 basis point increase in interest rates was considered "normal" under this regulation. However, since the Bank has assets of less than $300 million and a total risk-based capital ratio in excess of 12%, it is exempt from this requirement unless the OTS determines otherwise. See
     "Regulation - Regulatory Capital Requirements."

                                                                            Pro Forma at June 30, 1996
                                                      ------------------------------------------------------------------
                                                             Minimum of              Midpoint of             Maximum of
                                                         Estimated Valuation     Estimated Valuation    Estimated Valuation
                                    Range                   Range                  Range
                                191,250 Shares          225,000 Shares          258,750 Shares
                                June 30, 1996            at $20.00 Per Share     at $20.00 Per Share    at $20.00 Per Share
                            -------------------- -------------------- -------------------  -------------------- --------------------

                             Amount  Percent(1)   Amount  Percent(1)   Amount  Percent(1)   Amount  Percent(1)   Amount  Percent(1)

                             ======  =========    ======  ==========   ======  ==========   ======  ==========   ======  ==========
THE NATIONAL BANK
-----------------
GAAP capital...............  $ 3,268      6.21%   $ 4,537      8.38%   $ 4,788      8.79%   $ 5,045      9.21%   $ 5,340      9.69%

                             =======    =======   =======    =======   =======    =======   =======    =======   =======    =======

Tier 1 capital.............  $ 3,339      6.34%   $ 4,608      8.49%   $ 4,859      8.90%   $ 5,116      9.32%   $ 5,411      9.79%
Tier 1 capital requirement.    2,108      4.00%     2,171      4.00%     2,183      4.00%     2,196      4.00%     2,210      4.00%
                             -------    -------   -------    -------   -------    -------   -------    -------   -------    -------

   Excess..................  $ 1,231      2.34%   $ 2,437      4.49%   $ 2,676      4.90%   $ 2,920      5.32%   $ 3,201      5.79%
                             =======    =======   =======    =======   =======    =======   =======    =======   =======    =======

Tier 1 capital to
 risk-weighted
   assets..................  $ 3,339     16.08%   $ 4,608     21.86%   $ 4,859     22.98%   $ 5,116     24.13%   $ 5,411     25.43%

Requirement................      831      4.00%       843      4.00%       846      4.00%       848      4.00%       851      4.00%
                             -------    -------   -------    -------   -------    -------   -------    -------   -------    -------
   Excess..................  $ 2,508     12.08%   $ 3,765     17.86%   $ 4,013     18.98%   $ 4,268     20.13%   $ 4,560     21.43%
                             =======    =======   =======    =======   =======    =======   =======    =======   =======    =======

Risk-based capital.........  $ 3,592     17.30%   $ 4,861     23.06%   $ 5,112     24.18%   $ 5,369     25.32%   $ 5,664     26.62%
 requirement...............    1,661      8.00%     1,686      8.00%     1,691      8.00%     1,696      8.00%     1,702      8.00%
                             -------    -------   -------    -------   -------    -------   -------    -------   -------    -------
                             $ 1,931      9.30%   $ 3,175     15.06%   $ 3,421     16.18%   $ 3,673     17.32%   $ 3,962     18.62%
                             =======    =======   =======    =======   =======    =======   =======    =======   =======    =======

__________________

(1) Based upon adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirement.

                                USE OF PROCEEDS


     The net proceeds from the sale of Common Stock in the Stock Conversion, based on the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, are estimated at $3.5 million, $4.1 million, $4.8 million and $5.6 million, respectively. See "Pro Forma Data." The Holding Company will retain up to 50% of the net Stock Conversion proceeds as its initial capitalization and will use the balance of the net Stock Conversion proceeds to purchase all of the common stock of the Bank to be issued upon Stock Conversion. The Holding Company intends to lend a portion of the net proceeds retained by it to the ESOP to facilitate its purchase of 8% of the Common Stock in the Stock Conversion. In addition, the Holding Company intends to invest additional proceeds into the Bank to the extent necessary to increase the Converted Bank's tangible capital to at least 10% of its adjusted total assets. It is anticipated that the funds will be borrowed by the ESOP at an interest rate equal to the prime rate as published in the Wall Street Journal on the closing date of the Stock Conversion, which rate is currently ____%. It is anticipated that the ESOP loan will have a term of 10 years. Based upon the issuance of shares at the minimum and maximum of the Estimated Valuation Range, the loan to the ESOP to purchase 8% of the Common Stock would be $306,000 and $414,000, respectively. See "Management - Benefit Plans - Employee Stock Ownership Plan." The remainder of the proceeds will be invested on an interim basis in short- and intermediate-term securities. These funds would be available for general corporate purposes which may include expansion of operations through acquisitions of other financial service organizations and diversification into other related or unrelated businesses, or for investment purposes. Currently, there are no specific plans being considered for the expansion of the business of the Holding Company. In addition, the funds may be used to infuse additional capital to the Bank when and if appropriate.

     The net proceeds retained by the Holding Company may also be used to repurchase the Holding Company's Common Stock as permitted by federal regulation. Upon completion of the Stock Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Since the Holding Company has not yet issued stock, there is currently insufficient information upon which an intention to repurchase stock could be based.

     Based upon facts and circumstances which may arise following the Stock Conversion, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value or earnings per share of the remaining outstanding shares, and the effect on the Holding Company's return on equity;
(ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Holding Company and its shareholders.

     Any stock repurchases will be subject to the determination of the Board of Directors that both the Holding Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of non-performing assets and other loans of concern, the Holding Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. Repurchases during the first year following the Stock Conversion may be subject to limitations imposed by federal regulations. A stock repurchase program may have the effect of: (i) reducing the overall market value of the Holding Company, (ii) increasing the cost of capital and (iii) promoting a temporary demand for Common Stock.

     Should the Holding Company implement a restricted stock plan (i.e., the RRP) following the Stock Conversion, a portion of the net proceeds may be used to fund the purchase by the plan of Common Stock in an amount up to 4% of the shares sold in the Stock Conversion. The actual cost of such purchase will depend on the number of shares sold in the Stock Conversion and the market price at the time of purchase. Based upon the minimum and the maximum of the Estimated Valuation Range and on a $20.00 per share Purchase Price, the cost would be approximately $153,000 and $207,000, respectively.

     The net proceeds from the sale of the Common Stock in the Stock Conversion will substantially increase the capital of Investors Federal. Investors Federal will use the net proceeds for general corporate business purposes, such as lending and investment activities in the ordinary course of business. A portion of the proceeds may be used to repay FHLB advances. On an interim basis, the proceeds will be invested by the Bank in short- and intermediate-term securities.

     The actual net proceeds may be more or less than the estimated net proceeds calculated as shown under "Pro Forma Data," above. Additionally, the actual expenses may be more or less than those estimated. See "The Conversion - Stock Pricing and Number of Shares to be Issued."


                                   DIVIDENDS

     Subject to regulatory and other considerations, the Holding Company intends to establish a dividend policy at an initial rate of $.60 per share per annum (or 3.0% based upon the initial public offering price of $20 per share) payable semi-annually in December and June of each year, with the first dividend payment expected in June 1997. In addition, the Holding Company may determine from time to time to pay a special nonrecurring cash dividend. The payment of dividends will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Therefore, no assurances can be made as to the future ability of the Holding Company to pay dividends. Delaware law generally limits dividends of the Holding Company to an amount equal to the excess of its net assets (the amount by which total assets exceeds total liabilities) over its paid-in capital or, if there is no excess, to its net profits for the current and immediately preceding fiscal year.

     It is presently anticipated that the Holding Company will not conduct significant operations independent of those of the Bank for some time following the Stock Conversion. As such, the Holding Company does not expect to have any significant source of income other than earnings on the net Stock Conversion proceeds retained by the Holding Company and dividends from Investors Federal, if any. Consequently, the ability of the Holding Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of the Bank to pay dividends to the Holding Company. Management believes that, upon completion of the Stock Conversion, the Bank will qualify as a Tier 1 institution, and thereby be entitled to make capital distributions without OTS approval in an amount not exceeding 100% of its net income year-to-date plus 50% of the Bank's capital surplus, as measured at the beginning of the calendar year. In addition, upon completion of the Bank Conversion, the National Bank will be subject to OCC restrictions on its ability to pay dividends. See "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions." Assuming only the minimum number of shares are sold in the Stock Conversion, the purchase of the Bank's stock by the Holding Company in exchange for substantially all the net proceeds from the Stock Conversion (less 50% to be retained by the Holding Company) and the investment of such proceeds in 20% risk-weighted assets, on a pro forma basis as of June 30, 1996, the Bank would have had risk-based capital of $3.2 million above its fully phased-in, risk-based capital requirement. The 50% of net proceeds retained by the Holding Company would be immediately available for the payment of dividends. See "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions." Earnings appropriated to the Bank's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."

                            MARKET FOR COMMON STOCK

     The Holding Company and the Bank have never issued capital stock. Consequently, there is no established market for the Common Stock at this time. The Holding Company has requested that Trident Securities undertake to match offers to buy and offers to sell the Common Stock, and that Trident Securities list the Common Stock over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. and Trident Securities has agreed to do so. The development of a liquid public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Holding Company, the Bank or any market maker. It is unlikely that an active and liquid trading market for the Common Stock will develop due to the relatively small size of the Offerings and the small number of stockholders expected following the Stock Conversion. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment. Accordingly, purchasers should consider the illiquid, long-term nature of an investment in the Common Stock. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.


                          PARTICIPATION BY MANAGEMENT

     The following table sets forth information regarding intended Common Stock purchases by each of the directors of the Bank and the Holding Company, by Mr. Teegarden, and by all directors and executive officers as a group. This table excludes shares to be purchased by the ESOP or proposed Restricted Stock Awards under the proposed RRP or proposed option grants pursuant to the proposed Stock Option Plan. See "Management - Benefit Plans." The directors and officers of the Bank have indicated their intention to purchase in the Stock Conversion an aggregate of $701,000 of Common Stock, equal to 18.3%, 15.6%, 13.5%, and 11.8% of the number of shares to be issued in the Subscription and Community Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. For information regarding options and restricted stock intended to be awarded to management pursuant to the proposed Stock Option Plan and the proposed RRP, see "Management - Benefit Plans."




                                                                           Aggregate      Number      Percent

                                                                            Purchase        of           at

     Name                                 Title                              Price        Shares      Midpoint
-----------------           -------------------------------------          ----------    --------    ----------
Earle S. Teegarden, Jr.     President, Chief Executive Officer and         $  100,000       5,000          2.2%

                              Director

Robert T. Fairweather       Chairman of the Board                               1,000          50             *
Larry R. Johnson            Senior Vice President, Secretary and              100,000       5,000           2.2
                              Director
Edward P. Milbank           Vice Chairman of the Board                        200,000      10,000           4.4
J. Michael Palmer           Director                                          200,000      10,000           4.4
Armand J. Peterson          Director                                          100,000       5,000           2.2
                                                                           -----------   --------    ----------
All directors and executive officers as a group (6 persons)                $   701,000     35,050          15.6%

______________________________
*less than 1%.

                 INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION
                       CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income of the Bank for the fiscal years ended June 30, 1996 and 1995 have been audited by Lockridge, Constant & Conrad, LLC, independent certified public accountants, whose report thereon appears elsewhere herein. These Statements should be read in conjunction with the Consolidated Financial Statements of the Bank and Notes thereto included elsewhere in this Prospectus.

                                                                                      Years ended
                                                                                        June 30,
                                                                            --------------------------------
                                                                                1996              1995
                                                                            -----------        -------------
                                                                                     (In thousands)
Interest income:
   Loans receivable (note 4)................................                $     2,340        $       1,969
   Investment securities:
       Taxable interest.....................................                        120                  105
       Non-taxable interest.................................                         13                   13
       Dividends............................................                         18                   --
   FHLB dividends...........................................                         39                   27
   Mortgage-backed and related securities...................                      1,039                  679
   Other interest-earning assets............................                         47                   50
                                                                            -----------        -------------
       Total interest income................................                      3,616                2,843
                                                                            -----------        -------------

Interest expense:
   Deposits (note 7)........................................                      1,634                1,481
   FHLB advances............................................                        630                  235
                                                                            -----------        -------------
                                                                                  2,264                1,716
       Total interest expense...............................                -----------        -------------
       Net interest income..................................                      1,352                1,127
Provision for loan losses (note 4)..........................                        210                    1
                                                                            -----------        -------------
        Net interest income after provision
         for loan losses....................................                      1,142                1,126
                                                                            -----------        -------------

Noninterest income:
   Banking service charges and fees.........................                        231                  225
   Gain on sales of interest-earning assets, net (note 12)                           46                   19
   Other (note 13)..........................................                         80                   22
                                                                            -----------        -------------
     Total noninterest income...............................                        357                  266
                                                                            -----------        -------------

Noninterest expense:
   Compensation and benefits (note 9).......................                        616                  579
   Occupancy and equipment (note 6).........................                         65                   56
   SAIF deposit insurance premium...........................                         80                   83
   Data processing..........................................                         48                   95
   Professional fees........................................                         47                   45
   Printing, postage and supplies...........................                         65                   49
   Other (note 13)..........................................                        109                  104
                                                                            -----------        -------------
     Total noninterest expense                                                    1,030                1,011
                                                                            -----------        -------------
     Income before income taxes.............................                        469                  381

Income tax expense (note 10)................................                        167                  135
   Income before cumulative effect of a
     change in accounting principle.........................                        302                  246

Cumulative effect on prior years of a change in
   accounting principle (note 1)............................                         --                   27
                                                                            -----------        -------------
     Net income.............................................                $       302        $         273
                                                                             ==========         ============

          See accompanying Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     This discussion is intended to assist in understanding the financial condition and results of operations of the Bank. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto and the other sections contained in this Prospectus.

     The Holding Company has only recently been formed and, accordingly, has no results of operations. The following discussion relates only to the financial condition and results of operations of the Bank.

     The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of mortgage and consumer loans and other investments, and the interest paid on interest-bearing liabilities, consisting of deposits and FHLB advances. Net interest income is a function of the Bank's "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Bank, like other financial institutions, is subject to interest-rate risk to the degree that its interest-earning assets mature or reprice at different times, or on different bases, than its interest-bearing liabilities. The Bank's operating results are also affected by the amount of its non-interest income, including gain on the sales of loans, service charges, loan originating and commitment fees, and other income. Non-interest expense consists principally of employee compensation and benefits, occupancy expense, data processing, federal insurance premiums, advertising, real estate owned operations, and other operating expenses. The Bank's operating results are significantly affected by general economic and competitive conditions, in particular, the changes in market interest rates, government policies and actions by regulatory authorities.

FINANCIAL CONDITION

     Total assets increased $7.6 million, or 16.8%, to $52.6 million at June 30, 1996 from $45.0 million at June 30, 1995. This was primarily the result of increases of $4.3 million, or 33.6%, in mortgage-backed securities, $2.1 million, or 7.9%, in loans receivable and $927,000, or 36.3%, in investment securities. The substantial increases in mortgage-backed securities and investment securities were funded by an increase in FHLB advances of $7.1 million and reflected management's strategy of seeking to earn the spread between the yield earned on interest-bearing assets and the rates paid on the FHLB advances. Additionally, deposits increased by $285,000, and total equity by $226,000 at June 30, 1996 from June 30, 1995.

     Loans receivable, net increased by $2.1 million, or 7.9%, to $28.4 million at June 30, 1996 from $26.3 million at June 30, 1995, due primarily to purchases and originations of one- to four-family residential mortgage loans and the origination of $3.0 million in consumer loans.

     Deposits increased $285,000, or 0.8%, to $35.5 million at June 30, 1996, from $35.2 at June 30, 1995. Interest credited during the twelve months ended June 30, 1996 totaled $1.1 million, while withdrawals exceeded deposits by $800,000.

     FHLB advances increased $7.1 million, or 109.9%, to $13.5 million at June 30, 1996, from $6.4 million at June 30, 1995. Proceeds were used to fund mortgage-backed securities, loans receivable and investment securities.

     Total equity increased $226,000, or 7.4%, to $3.3 million at June 30, 1996 from $3.0 million at June 30, 1995, due to $302,000 of net earnings during the twelve months ended June 30, 1996 and $76,000 in net unrealized loss on investment securities available for sale, net of taxes.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates. No tax equivalent adjustments were made. All average balances are monthly average balances. The Bank's management does not believe that the use of monthly balances instead of daily balances has caused a material difference in the information presented. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                           Years Ended June 30,
                                                              ----------------------------------------------------------------------

                                                                    1996                                    1995
                                                              ------------------------                ------------------------------

                                       At June 30, 1996          Average                                  Average
                                   ------------------------
                                    Outstanding                Outstanding    Interest                  Outstanding     Interest
                                     Balance      Yield/Rate     Balance     Earned/Paid   Yield/Rate     Balance      Earned/Paid
                                   -----------    -----------  -----------   ------------  -----------  -----------    -----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)....        $28,429          8.28%      $27,269       $2,340           8.58%        $24,889       $1,969
   Mortgage-backed
    securities.............         16,971          6.97        16,156        1,039           6.43          11,709          679
   Investment securities...          3,479          6.06         2,983          151           5.06           2,601          118
   Investments in other
    financial
    institutions...........          1,609          3.42         1,555           47           3.02           1,870           50
   FHLB stock..............            724          7.00           564           39           6.91             350           27
                                   -------                     -------       ------                        -------       ------
   Total interest-earning
    assets (1).............         51,212          7.52        48,527        3,616           7.45          41,419        2,843
                                                                             ------                                      ------
Noninterest-earnings assets          1,375            --         1,254           --             --           1,120           --
                                   -------                     -------                                     -------
 Total assets..............        $52,587                     $49,781                                     $42,539
                                   =======                     =======                                     =======

Interest-bearing
 liabilities:
   Savings deposits........        $ 2,602          3.60         2,742           83           3.04           2,949           85
   Demand and NOW
    deposits/(2)/..........          9,669          3.76         9,613          370           3.85          10,718          355
   Certificate accounts....         21,763          5.56        21,177        1,181           5.57          20,749        1,041
   FHLB advances...........         13,474          6.19        11,138          630           5.66           3,709          235
                                   -------                     -------       ------                        -------       ------
   Total interest-bearing
    liabilities............         47,508          5.23        44,670        2,264           5.07          38,125        1,716
                                                                             ------                                      ------
Noninterest-bearing
 liabilities...............          1,811            --         1,700           --             --           1,334           --
                                   -------                     -------                                     -------
   Total liabilities.......        $49,319                     $46,370                                     $39,459

Retained earnings..........          3,268                       3,411                                       3,080
                                   -------                     -------                                     -------
Total liabilities and
  retained earnings........        $52,587                     $49,781                                     $42,539
                                   =======                     =======                                     =======

Net interest income........                                                  $1,352                                      $1,127
                                                                             ======                                      ======
Net interest rate spread
 (2).......................                         2.29%                                     2.38%
                                                    ====                                      ====
Net earning assets.........        $ 3,704                     $ 3,857                                     $ 3,294
                                   =======                     =======                                     =======
Net interest margin........                                                    2.79%                                       2.72%
                                                                             ======                                        ====
Average interest-earning
 assets to average
  interest-
 bearing liabilities.......                                                    1.09x                                       1.09x
                                                                             ======                                        ====

                                        ----------
                                          1995
                                        ----------
                                        Yield/Rate
                                        ----------
Interest-earning assets:
   Loans receivable (1)....                  7.91%
   Mortgage-backed
    securities.............                  5.80
   Investment securities...                  4.54
   Investments in other
    financial
    institutions...........                  2.67
   FHLB stock..............                  7.71

   Total interest-earning
    assets (1).............                  6.86
                                               --
Noninterest-earnings assets

 Total assets..............


Interest-bearing
 liabilities:
   Savings deposits........                  2.89
   Demand and NOW
    deposits/(2)/..........                  3.31
   Certificate accounts....                  5.02
   FHLB advances...........                  6.34

   Total interest-bearing
    liabilities............                  4.50

Noninterest-bearing
 liabilities...............
                                               --
   Total liabilities.......

Retained earnings..........

Total liabilities and
  retained earnings........


Net interest income........

Net interest rate spread
 (2).......................                  2.36%
                                             ====
Net earning assets.........

Net interest margin........

Average interest-earning
 assets to average
  interest-
 bearing liabilities.......

__________________
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2) Excludes non-interest bearing deposit accounts.

RATE/VOLUME ANALYSIS

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes due to changes in outstanding balances and those due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by prior interest rate) and (ii) changes in rate (i.e., changes in rate multiplied by prior volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                     Years Ended June 30,
                                          ------------------------------------------
                                                        1996 vs. 1995
                                          ------------------------------------------
                                          Increase/(Decrease)
                                                  Due to                    Total
                                          -------------------
                                                                           Increase
                                                Volume           Rate     (Decrease)
                                          -------------------  ---------  ----------
                                                        (In Thousands)
Interest-earning assets:
  Loans receivable......................          $196          $175        $371
  Mortgage-backed securities............           280            80         360
  Investment securities.................            18            15          33
  Interest earning deposits.............            (9)            6          (3)
  FHLB stock............................            15            (3)         12
                                                  ----          ----        ----
     Total interest-earning assets......          $500          $273        $773
                                                  ====          ====        ----

Interest-bearing liabilities:
  Savings deposits......................          $ (6)         $  4        $ (2)
  Demand and NOW deposits...............           (39)           54          15
  Certificate accounts..................            22           118         140
  FHLB advances.........................           423           (28)        395
                                                  ----          ----        ----

    Total interest-bearing liabilities..          $400          $148         548
                                                  ====          ====        ----

Net interest income.....................                                    $225
                                                                            ====

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

     PERFORMANCE SUMMARY. Net earnings for the year ended June 30, 1996 increased by $29,000, or 10.6% to $302,000 from $273,000 for the year ended June 30, 1995. The increase was primarily due to the combined effects of a $225,000 increase in net interest income and a $91,000 increase in non-interest income, which more than offset a $209,000 increase in the provision for loan losses and a $32,000 increase in income taxes. For the year ended June 30, 1996 and 1995, the returns on average assets were 0.61% and 0.64% respectively, while the returns on average equity were 8.86% and 8.88% respectively.

     NET INTEREST INCOME. For the year ended June 30, 1996, net interest income increased by $225,000, or 20.0%, to $1.4 million from $1.1 million for the year ended June 30, 1995. The increase reflected an increase of $773,000 in interest income to $3.6 million from $2.8 million which more than offset an increase of $548,000 in interest expense to $2.3 million from $1.7 million. The increase in interest income reflected increased balances of loans receivable, mortgage-backed securities and investment securities together with higher yields earned on interest-earning assets. Interest expense increased primarily due to an increased balance of Federal Home Loan Bank advances together with higher rates paid on deposits.

     For the year ended June 30, 1996, the average yield on interest-earning assets was 7.45% compared to 6.86% for the year ended June 30, 1995. The average cost of interest-bearing liabilities was 5.07% for the year ended June 30, 1996, an increase from 4.50% for the same period ended June 30, 1995. The average balance of interest-earning assets increased by $7.1 million to $48.5 million for the year ended June 30, 1996 from $41.4 million for the year ended June 30, 1995. During this same period, average interest-bearing liabilities increased by $6.5 million to $44.7 million for the year ended June 30, 1996 from $38.1 million for the same period ended June 30, 1995.

     The Bank's average interest rate spread was 2.38% for the year ended June 30, 1996, compared to 2.36% for the earlier year period. The average net interest margin was 2.79% for the year ended June 30, 1996, compared to 2.72% for the year ended June 30, 1995.

     PROVISION FOR LOAN LOSSES. During the year ended June 30, 1996, the Bank charged $210,000 against income as a provision for loan losses compared to a provision of $1,000 for the year ended June 30, 1995. This charge resulted in an allowance for loan losses of $283,000, or 1.00% of loans receivable, net at June 30, 1996, compared to $81,000, or 0.31% of loans receivable, net at June 30, 1995. The allowance for loan losses as a percentage of non-performing loans increased to 221.09% at June 30, 1996, from 65.03% at June 30, 1995. The ratio increased due to the provision for loan losses for the year ended June 30, 1996, exceeding net charge-offs. The increase in the provision for loan losses for the year ended June 30, 1996 reflected an increase in the level of the Bank's classified assets and management's efforts to maintain its overall allowance for loan losses at a level consistent with that of its peer institutions, which generally increased their allowances in the period.

     Management will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

     NON-INTEREST INCOME. For the year ended June 30, 1996, non-interest income increased $91,000 to $357,000 from $266,000 for the same period ended June 30, 1995. Included in non-interest income was $66,000 of patronage dividends from and gain on the sale of the Bank's former cooperative data processing service bureau. Customer service charges, primarily relating to fees on transaction accounts, were $231,000 for the year ended June 30, 1996 and $225,000 for the year ended June 30, 1995. Other non-interest income included late charges on loans of $7,000 and $8,000 for the years ended June 30, 1996 and 1995, respectively.

     NON-INTEREST EXPENSE. Non-interest expense increased by $19,000 to $1.03 million for the year ended June 30, 1996, from $1.01 million for the year ended June 30, 1995. Compensation expense increased $37,000 to $616,000 for the year ended June 30, 1996 from $579,000 for the year ended June 30, 1995. Data processing expense decreased $47,000 to $48,000 for the year ended June 30, 1996 from $95,000 for the year ended June 30, 1995. This was the result of the Bank implementing an in-house system in October 1995.

     INCOME TAXES. Income taxes increased by $32,000 to $167,000 for the twelve months ended June 30, 1996 from $135,000 for the year ended June 30, 1995. The effective tax rates were 35.6% and 35.4% for the years ended June 30, 1996 and 1995, respectively.

ASSET/LIABILITY MANAGEMENT

     Savings institutions such as the Bank are subject to interest rate risk to the extent their interest-bearing liabilities (consisting primarily of deposit accounts, FHLB advances and other borrowings) mature or reprice more rapidly, or on a different basis, than their interest-earning assets (consisting predominantly of intermediate and long-term real estate loans and investments held for investment and liquidity purposes). Having interest-bearing liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, although such an asset/liability structure may result in declining net interest earnings during periods of rising interest rates. Conversely, having interest-earning assets that mature or reprice more frequently on average than liabilities may be beneficial in times of rising interest rates, although this asset/liability structure may result in declining net interest earnings during periods of falling interest rates.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1996, which are expected to reprice or mature in each of the future time periods shown. The table does not include any estimates of pre-payments on interest-earning assets. Pre-payments significantly shorten the average life of the assets and may cause the Bank's actual repayment experience to differ from that shown below. Except for transaction accounts, which are classified as repricing in the "within 1 year" category, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability. For information regarding the contractual maturities of the Bank's loans, investments and deposits, see "Business--Lending Activities," "--Investment Activities" and "--Sources of Funds."

                                                               Amounts Maturing or Repricing at June 30, 1996
                                       ---------------------------------------------------------------------------------------------
                                       1 Year        1 Year through       Over 3 through       Over 5 through       Over 10 through
                                       or Less         3 Years               5 Years              10 Years             20 Years
                                       -------         -------               -------              --------             --------
                                                                              (Dollars in Thousands)

Interest-earning assets:
 Loans receivable..........            $18,509         $ 3,346               $  2,013           $  2,153                $2,570
 Mortgage-backed securities             16,369              --                     --                  6                    --
 Investment securities.....              2,295             699                     --                 --                   485
 Investments in other
  financial institutions...              1,609              --                     --                 --                    --
                                       -------         -------               --------           --------                -------
  Total interest-earning
   assets..................            $38,782         $ 4,135               $  2,013           $  2,159                $3,055
                                       =======         =======               ========           ========                =======

Interest-bearing
 liabilities:
 Savings deposits..........            $ 9,900         $    --                     --           $     --               $    --
 Demand and NOW deposits...              2,372              --                     --                 --                    --
 Certificate accounts......             13,489           5,646                  2,475                152                    --
 FHLB advances.............             10,555             918                  1,334                 --                   667
                                        ------         -------               --------            --------              --------
  Total interest-bearing
   liabilities.............            $36,316         $ 6,564               $  3,809               $152               $   667
                                       =======         ========              ========           =========              ========

Interest sensitivity gap...            $ 2,466         $(2,429)              $ (3,607)          $ (1,796)              $ 2,388
                                       =======         =======               ========           ========               =======
Cumulative interest
 sensitivity gap...........            $ 2,466         $    37               $  8,219           $ (1,759)              $ 2,636
                                       =======         =======               ========           ========               =======
Ratio of interest-earning
 assets to interest-bearing
  liabilities...............            106.79%          63.00%                 17.59%             52.85%               458.02%
                                       =======         =======               ========           ========               =======
Ratio of cumulative gap to
 total assets..............               4.69%          13.72%                   .07%             (3.34)%                5.01%
                                       =======         =======               ========           ========               =======

                                                  Over
                                                20 Years     Total
                                                --------     -----
Interest-earning assets:
 Loans receivable..........                     $    --       $28,681
 Mortgage-backed securities                         596        16,971
 Investment securities.....                          --         3,479
 Investments in other
  financial institutions...                          --         1,609
                                               --------       -------
  Total interest-earning
   assets..................                     $81,930       $50,740
                                               ========       =======

Interest-bearing
 liabilities:
 Savings deposits..........                    $     --       $ 9,900
 Demand and NOW deposits...                          --         2,372
 Certificate accounts......                          --        21,762
 FHLB advances.............                          --        13,474
                                               --------       -------
  Total interest-bearing
   liabilities.............                    $     --       $47,508
                                               ========       =======

Interest sensitivity gap...                    $    596       $ 3,232
                                               ========
Cumulative interest
 sensitivity gap...........                    $  3,232         3,232
                                               ========
Ratio of interest-earning
 assets to
 interest-bearing
 liabilities...............                          --%       106.80%
                                               ========
Ratio of cumulative gap to
 total assets..............                        6.15%         6.15%
                                               ========

     Net Portfolio Value. In order to measure its interest rate risk, the Bank computes the amounts by which the net present value of the Bank's cash flows from assets, liabilities and off-balance sheet items, if any (the institution's Net Portfolio Value, or NPV), would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV of instantaneous and permanent 1% to 4% increases and decreases in market interest rates. The Board of Directors has established maximum increases and decreases in NPV. The table below indicates the Board limits and the estimates of projected changes in NPV in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively.

     The Net Portfolio Value method of calculating interest rate risk originated in a rule adopted by the OTS for the purpose of incorporating an interest rate risk ("IRR") component into its risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at June 30, 1996, as calculated by the OTS, based on information provided to the OTS by the Bank.

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit run offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

               Change in                 Amount of   Percent
             Interest Rates  Estimated   Change      Change
             (basis points)  NPV         in NPV      in NPV
             --------------  ---         ------      -------
                            (Dollars In Thousands)

                +400        $2,837     $(1,992)      (41)%
                +300         3,582      (1,247)      (26)
                +200         4,167        (662)      (14)
                +100         4,595        (234)       (5)
                   0         4,829            0         0
                -100         4,852           23         0
                -200         4,730         (99)       (2)
                -300         4,666        (163)       (3)
                -400         4,730         (98)       (2)

     Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as illustrated above, rising interest rates will reduce the Bank's NPV because over time the Bank's interest bearing liabilities will reprice more rapidly than its interest earning assets. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk. See "Regulation--Regulatory Capital Requirements."

     Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in the prior table setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have features which restrict changes in interest rates on a short-term basis and over the life of the asset. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates would decrease and remain at lower levels for a sustained period, due to increased refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

     The Bank's Board of Directors has formulated an Asset/Liability Policy designed to promote long-term profitability while managing interest rate risk. The Asset/Liability Policy is designed to reduce the impact of changes in interest rates on the Bank's net interest income by achieving a more favorable match between the maturity or repricing dates of its interest-earning assets and interest-bearing liabilities. The Bank has sough to reduce exposure of its earnings to changes in market interest rates by increasing the interest rate sensitivity of the Bank's assets through the origination of loans with interest rates subject to periodic adjustment to market conditions. Accordingly, the Bank has emphasized the origination of adjustable-rate mortgage ("ARM") loans and consumer loans (which generally have shorter terms) for retention in its portfolio. The Bank has also increased its FHLB borrowings in an effort to lengthen the maturity of its liabilities. Finally, the Bank has sought to maintain a strong base of less interest sensitive and lower costing "core deposits" in the form of passbook accounts, NOW accounts, money market accounts and noninterest-bearing demand accounts, and by promoting longer-term certificates of deposit in an effort to extend the maturity of its liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary sources of funds are deposits, FHLB advances, repayments on loans, the maturity of investment securities and income from operations. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

     The primary investing activity of the Bank is the origination and purchase of loans for investment. For the year ended June 30, 1996, the Bank originated loans for portfolio in the amount of $9.2 million. The Bank also purchased $2.3 million of one- to four-family residential mortgage loans for the year ended June 30, 1996. The Bank did not sell any loans into the secondary market during this period. For the year ended June 30, 1996, these activities were funded by principal repayments of $9.2 million and FHLB advances of $7.1 million.

     The Bank is required to maintain minimum levels of liquid assets under the OTS regulations. Savings institutions are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, and specified U.S. Government, state or federal agency obligations) of not less than 5.0% of its average daily balance of net withdrawal accounts plus short-term borrowings. It is the Bank's policy to maintain its liquidity portfolio in excess of regulatory requirements. The Bank's eligible liquidity ratio was 10.5% at June 30, 1996.

     The Bank's most liquid assets are cash and cash equivalents, which include short-term investments. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At June 30, 1996 and 1995, cash and cash equivalents were $2.1 million and $2.3 million, respectively. The decrease in cash and cash equivalents in 1996 compared to 1995 resulted primarily from the use of cash to fund loans. The principal component of cash provided during the years ended June 30, 1996 and 1995 was the proceeds from loan repayments, sales of loans, deposit activity, and investment maturities. The Bank will have a higher level of liquidity following consummation of the Stock Conversion until appropriate investments are identified for the proceeds raised. See "Use of Proceeds."

    Liquidity management for the Bank is both an ongoing and long-term function of the Bank's asset/liability management strategy. Excess funds generally are invested in overnight deposits at the FHLB of Des Moines. Should the Bank require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB of Des Moines advances. The Bank would pledge its FHLB of Des Moines stock or certain other assets as collateral for such advances. For the twelve months ended June 30, 1996, the Bank had an average balance of $11.1 million in FHLB advances.

    At June 30, 1996, the Bank had outstanding loan commitments of $232,000, unused lines of credit of $316,000 and undisbursed loans in process of $5,000. The Bank anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process prior to the issuance of firm commitments. Certificates of deposit which are scheduled to mature in one year or less at June 30, 1996 were $13.3 million. Management believes that a significant portion of such deposits will remain with the Bank.

    Following consummation of the Stock Conversion, the Holding Company initially will have no business other than holding the capital stock of the Bank and the investment of the net proceeds from the Stock Conversion retained by it. Management believes the net proceeds will provide sufficient funds for the Holding Company's operations.

    Under federal law, the Bank is required to meet certain tangible, core and risk based capital requirements. For information regarding the Bank's regulatory capital compliance, see "Pro Forma Regulatory Capital" and "Regulation - Regulatory Capital Requirements."

RECENT ACCOUNTING DEVELOPMENTS

    Statement of Financial Accounting Standards No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosures of information such as credit and market risks, cash requirements and accounting policies about derivative financial instruments. SFAS No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets. For those entities, SFAS No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1995. SFAS No. 119 is effective for the Bank for the fiscal year ending June 30, 1996.

    The Financial Accounting Standards Board ("FASB") has issued SFAS No. 107, Disclosure about Fair Value of Financial Instruments, which generally requires disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheets. The FASB has also issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -Income Recognition and Disclosures. SFAS No. 107, SFAS No. 114 and SFAS No. 118 are effective for fiscal years beginning after December 15, 1994. SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Homogeneous loans, such as single-family loans and most categories of consumer loans, are excluded from this requirement. Adoption of these statements was effective for the fiscal year beginning July 1, 1995. The adoption of SFAS Nos. 114 and 118 did not have a material adverse impact on the Bank's financial position or results of operations.

    In November 1993, the AICPA issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and which applies to shares of capital stock of sponsoring employers acquired by ESOPs after December 31, 1992 that have not been committed to be released as of the beginning of the year in which the ESOP is adopted. The SOP requires that shares to be released in an accounting period should be reflected in the consolidated financial statements as compensation expense equal to the fair value of the shares at the time of release. Thus, as shares increase or decrease in value, earnings will be affected relative to the shares to be released in that period. Additionally, the SOP requires that outstanding shares for purposes of computing both primary and fully diluted earnings per share include only those shares scheduled to be released in that or prior periods. Thus, as additional shares are released by the ESOP in future periods, earnings per share may be diluted. Shares of Common Stock of the Holding Company to be acquired by the ESOP are scheduled to be released over a ten-year period commencing with the consummation of the Conversion. However, the effect on net income and book value per share for 1996 cannot be predicted due to the uncertainty of the fair value of the shares subsequent to their issuance.

    SFAS No. 123, Accounting for Stock-Based Compensation, is effective for fiscal years beginning after December 15, 1995. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans, including stock option plans. These plans include all arrangements by which employees receive shares of stock or other equity investments of the employer or where an employer issues its equity instruments to acquire goods and services from nonemployees. This statement will require pro forma disclosures in fiscal 1997 of net income and earnings per share as if a new accounting method based on the estimated fair value of employee stock options had been adopted. The Bank has not yet determined whether the optional accounting treatment proposed by SFAS No. 123 will be adopted.

    SFAS No. 122, Accounting for Mortgage Servicing Rights, will be effective for the Bank for the year beginning July 1, 1996 and generally requires entities that sell or securitize loans and retain the mortgage servicing rights to allocate the total cost of the mortgage loans to the mortgage servicing right and the loan based on their relative fair value. Costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income and evaluated for impairment based on fair value. The adoption of this statement is not expected to have a material effect on the Consolidated Financial Statements.

    SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" supersedes SFAS No. 122 and will be effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguished transfers of financial assets that are sales from transfers that are secured borrowings.

    Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The adoption of this statement is not expected to have a material effect on the consolidated financial statements.

    SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, is effective for the fiscal year beginning July 1, 1996. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows is less than the carrying amount of the asset. Management does not expect the implementation of SFAS No. 121 to have a material impact on the Bank's consolidated financial position or results of operations.

    In April 1995, the FASB issued SOP 94-6, Disclosure of Certain Significant Risks and Uncertainties. This SOP applies to financial statements prepared in conformity with generally accepted accounting principles by all nongovernmental entities. The disclosure requirements in SOP 94-6 focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near-term functioning of the reporting entity. The risks and uncertainties discussed in SOP 94-6 stem from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements, and from significant concentrations in certain aspects of the entity's operations. SOP 94-6 is effective for financial statements issued for fiscal years ending after June 30, 1995 and is not expected to have any impact on the Bank's operations.

IMPACT OF INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Nearly all the assets and liabilities of the Bank are financial, unlike most industrial companies. As a result, the Bank's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Bank's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of change in interest rates on the Bank's performance. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services. In the current increasing interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.


                                   BUSINESS

GENERAL

    Investors Federal has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate and purchase one- to four-family residential mortgage loans, and to originate non-residential real estate loans (primarily farm loans), and consumer loans consisting primarily of loans secured by automobiles. In addition, in recent years, the Bank has expanded its loan portfolio by purchasing SBA-guaranteed loans and FHA-insured Title I home improvement loans. At June 30, 1996, the Bank's total loan portfolio was $28.7 million, of which 79.5% were one- to four-family residential mortgage loans, 6.8% were non-residential real estate loans, 9.0% were consumer loans (including FHA home improvement loans), and 3.4% were SBA-guaranteed loans.

    During the year ended June 30, 1996, the Bank originated $2.1 million of fixed-rate and $3.1 million of adjustable rate one-to four-family residential mortgage loans, all of which were retained in the Bank's portfolio. See "Business - Lending Activities." To supplement local loan production, the Bank has purchased adjustable-rate loans in the secondary mortgage market on a non-recourse basis, with servicing retained by the seller or originator of the loans. In recent years, the Bank has limited its purchased loans to one- to four-family residential mortgage loans secured generally by collateral located in the State of Missouri, although the Bank's purchased loan portfolio includes seasoned one- to four-family residential mortgage loans secured by collateral located outside Missouri. Purchased one- to four-family residential mortgage loans totaled $7.2 million, or 25.0%, of the Bank's total loan portfolio at June 30, 1996.

    Because of the limited lending opportunities in its local market area and to the extent adjustable-rate one- to four-family residential mortgage loans are unavailable for purchase at attractive yields, the Bank will invest in mortgage-backed securities and other investment securities. At June 30, 1996, the Bank's portfolio of mortgage-backed securities and investment securities was substantial. At June 30, 1996, the Bank's mortgage-backed securities portfolio totaled $17.0 million (or 32.3% of total assets), and consisted of $7.9 million in mortgage-backed securities issued or guaranteed by the FHLMC, FNMA and GNMA, $3.0 million in collateralized mortgage obligations, including real estate mortgage investment conduits, and $6.1 million in participations in pools of Small Business Administration loans. Also at June 30, 1996, the Bank's investment portfolio totaled $3.5 million (or 6.6% of total assets) and consisted of federal agency obligations, municipal bonds, FHLB stock, interest earnings deposits with other financial institutions and mutual funds. In recent years, management has also utilized the mortgage-backed securities and investment portfolio to attempt to increase net interest income by purchasing such securities with the proceeds of FHLB advances and earning the spread between the yields earned on the mortgage-backed securities and the rates paid on the FHLB advances. At June 30, 1996, the Bank's FHLB advances totaled $13.5 million, as compared to FHLB advances of $6.4 million at June 30, 1995.

    The Bank currently offers a variety of deposit accounts, which include passbook savings, NOW, noninterest bearing demand, money market and certificate accounts. The Bank solicits deposits in its primary market area. The Bank does not accept any brokered deposits.

CURRENT BUSINESS STRATEGY

    The Bank's business strategy is to operate as a well-capitalized, profitable and independent community savings institution dedicated primarily to home-mortgage lending and to providing quality service to its customers.

    The Bank intends to implement this strategy by (i) closely monitoring the needs of its customers and providing quality service; (ii) maintaining asset quality; (iii) utilizing investments in mortgage-backed securities and other investment securities to invest excess funds and to increase net interest income; (iv) maintaining capital in excess of regulatory requirements; (v) attempting to increase the Bank's earnings; and (vi) managing interest rate risk by attempting to match asset and liability maturities and rates.

    The Bank anticipates operating in substantially the same manner following the consummation of the Bank Conversion. However, it is anticipated that, subject to market conditions, competition and related factors, among other things, the Bank anticipates broadening its range of banking products and services. For example, management anticipates considering the introduction of various new business products, including, but not limited to, debit cards and commercial deposits. Accordingly, management anticipates that the Bank will incur start-up and ongoing expenses as these new programs and services are introduced. Since no determination has been made by management in connection with these services and products, no costs associated with them can be projected at this time. See "Risk Factors--Return on Equity after Conversion."

    The highlights of the Bank's business strategy are as follows:

    . Providing Quality Service. As a relatively small, community-based financial institution, the Bank is able to offer personalized banking services and can utilize management staff to respond to customer inquiries. Because it operates in a small community, the Bank also believes it is able to closely monitor the needs of its customers in that community.

    . Asset Quality. The Bank's non-performing assets have ranged between 0.06% and 0.24% of total assets during the last two fiscal years and represented 0.24% of total assets at June 30, 1996. The Bank's allowance for loan losses at June 30, 1996 totaled $283,000, or 1.00% of total loans receivable, net.

    . Mortgage-Backed Securities and Investment Securities Portfolio. The Bank has utilized a substantial mortgage-backed securities and investment securities portfolio to invest deposits and borrowed funds in excess of the mortgage and consumer lending volumes available in its primary market area and to increase the Bank's levels of net interest income by attempting to match the repricing or maturity periods of its mortgage-backed securities portfolio with FHLB advances. At June 30, 1996, the Bank's mortgage-backed securities portfolio totaled $17.0 million and included mortgage-backed securities issued or guaranteed by FNMA, FHLMC and GNMA (46.7% of the portfolio), collateralized mortgage obligations, including REMICS, all of which were sponsored by United States Government Agencies and government sponsored entities (17.7% of the portfolio) and participations in Small Business Administration pools (35.6% of the portfolio).

    . Maintaining Regulatory Capital. At June 30, 1996, the Bank exceeded all of its regulatory capital requirements with tangible and core capital of 6.35% of adjusted total assets and risk-based capital of 17.29% of total risk-based assets. As a result of the Stock Conversion and based on the assumptions stated herein, at the midpoint of the Estimated Valuation Range at June 30, 1996, the Bank would have had pro forma equity of approximately $4.9 million, or 8.9% of total assets.

      . Managing Interest Rate Risk. Management of the Bank has attempted to reduce interest rate risk by: (i) emphasizing the origination and purchase of adjustable rate mortgages; (ii) originating non-mortgage consumer loans, which have shorter terms; (iii) maintaining a strong base of less interest rate sensitive "core deposits"; and (iv) utilizing FHLB borrowings to lengthen the maturity of its liabilities. For the fiscal year ended June 30, 1996, of the $5.2 million in one- to four-family mortgage loans originated by the Bank, $3.1 million, or 58.9%, had adjustable interest rates. In addition, of the $22.8 million in one- to four- family mortgage loans held by the Bank in portfolio, $18.6 million, or 81.7%, had adjustable interest rates. Finally, of the fixed rate mortgage loans originated by the Bank, none are originated with terms in excess of 20 years. The Bank's base of core deposit accounts consisting of passbook accounts, demand deposits and money market deposit accounts amounted to $13.7 million at June 30, 1996, or 38.7% of the Bank's total deposits.

      . Profitability. Although no assurance can be made regarding future profitability, the Bank has been profitable during recent years. The Bank had net income of $302,000 in fiscal 1996 and $273,000 in fiscal 1995. The Bank's average interest rate spread was 2.38% and 2.36%, respectively, for fiscal 1996 and 1995. The Bank is attempting to increase its net earnings by increasing its interest rate spread by reducing its investment portfolio and increasing higher-yielding adjustable rate mortgage loans, to the extent available for origination or purchase, and by increasing the origination of higher-yielding consumer loans. In addition, the Bank anticipates utilizing the proceeds of the Stock Conversion to increase its assets in a controlled manner. See "--Lending Activities."

MARKET AREA AND COMPETITION

    Investors Federal conducts its operations through its main office in Chillicothe and branch offices in Hamilton and Gallatin, Missouri. The Bank's offices are located in the northwest part of Missouri, approximately 95 miles northwest of Kansas City and approximately 60 miles south of the Iowa-Missouri state line.

    The annual population growth rate for Livingston County (site of the Bank's main office) from 1990 to 1996 was a negative 2.25%, while Caldwell and Daviess Counties (sites of the Bank's branch offices) grew by 2.35% and 1.63%, respectively. These growth rates and the estimated growth rates through the year 2001 for the three counties were substantially below the State of Missouri and the United States as a whole. While the population of this area is not expected to increase substantially, household income for Livingston, Caldwell and Daviess Counties is expected to increase faster than the rates projected for the State of Missouri and the United States as a whole. However, notwithstanding the projected increases in income levels, the local economy is not expected to produce a large number of one- to four-family residential mortgage lending opportunities.

    The Bank's market area is changing from primarily an agrarian economy into a subregional manufacturing and distribution center. The major employers in the Bank's market area are Donaldson Company, Lambert Manufacturing, Midwest Gloves Corporation, SEMCO, the Department of Corrections, the local school districts, Wire Rope Corp. of America, Stride-Rite Shoe Company, Landmark Metal Fabricating and Hamilton Hillcrest.

    The Bank faces significant competition in attracting deposits and originating loans. Such competition consists of ten commercial banks that maintain 15 offices in the area.

LENDING ACTIVITIES

    GENERAL. The Bank has emphasized and, subject to market conditions, will continue to emphasize the origination and purchase of one- to four-family residential mortgage loans. In recent years, subject to market conditions, the Bank has emphasized the origination and purchase of ARM loans and shorter-term fixed-rate residential mortgage loans. At June 30, 1996, the Bank's portfolio of one- to four-family residential mortgage loans totaled $22.8 million, or 79.5% of total loans. The Bank also originates loans secured by farm residences and combinations of farm residences and farm real estate. At June 30, 1996, the non-residential real estate portfolio (consisting principally of farm loans) totaled $2.0 million, or 6.8% of total loans, all of which were secured by properties located in the Bank's market area. The Bank's non-mortgage loans consist primarily of automobile loans, all of which are direct originations (i.e., not through a dealer), SBA-guaranteed loans and FHA-insured Title I home improvement loans.

    Under OTS regulations, a thrift institution's loans-to-one borrower limit is generally limited to the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation - Federal Regulation of Savings Associations." At June 30, 1996, the maximum amount which the Bank could have lent under this limit to any one borrower and the borrower's related entities was approximately $500,000. At June 30, 1996, the Bank had no loans or groups of loans to related borrowers with outstanding balances in excess of this amount. The Bank's largest lending relationship at June 30, 1996 was three loans to an individual borrower aggregating $478,000 and secured by one- to four-family residential rental properties. At June 30, 1996, these loans were performing in accordance with their terms.

    LOAN PORTFOLIO COMPOSITION. Set forth below is data relating to the composition of the Bank's loan portfolio by type of loan as of the dates indicated.

                                                    At June 30,
                                       --------------------------------------
                                              1996               1995
                                       ------------------  ------------------
                                        Amount   Percent    Amount   Percent
                                       --------  --------  --------  --------
                                               (Dollars in Thousands)
Real estate loans:
-----------------
 One- to four-family.................  $22,798     79.49%  $21,020     79.63%
 Non-residential real estate.........    1,955      6.81     1,874      7.10
 Commercial..........................      369      1.29       409      1.55
                                       -------   -------   -------   -------
     Total real estate loans.........   25,122     87.59    23,303     88.28
                                       -------   -------   -------   -------

Consumer and other loans:
------------------------
  Automobile.........................    1,365      4.76     1,298      4.92
  SBA guaranteed.....................      982      3.42       993      3.76
  Home improvement - FHA.............      437      1.52         -         -
  Savings account....................      341      1.19       364      1.38
  Other..............................      434      1.52       440      1.66
                                       -------   -------   -------   -------
     Total consumer and other loans..    3,559     12.41     3,095     11.72

     Total loans.....................   28,681    100.00%   26,398    100.00%
                                       =======   =======   =======   =======

Less:
----
 Loans in process....................       (5)                 (8)
 Deferred fees and origination costs.       36                  31
 Allowance for losses................     (283)                (81)
                                       -------             -------
 Total loans receivable, net           $28,429             $26,340
                                       =======             =======

    The following table shows the composition of the Bank's loan portfolio by fixed- and adjustable-rates at the dates indicated.

                                                            At June 30,
                                        ------------------------------------------
                                              1996                   1995
                                        ------------------  ----------------------
                                         Amount   Percent      Amount     Percent
                                        --------  --------  ------------  --------
                                                  (Dollars in Thousands)

Fixed-Rate Loans:
----------------
 Real estate:
  One- to four-family.................  $ 4,180     14.58%      $ 3,784     14.34%
  Commercial..........................      369      1.28           409      1.55
  Non-residential.....................      317      1.11           424      1.60
     Total real estate loans..........    4,866     16.97         4,617     17.49
                                        -------    ------       -------    ------
 Consumer and other...................    2,530      8.82         2,081      7.88
                                        -------    ------       -------    ------
     Total fixed-rate loans...........    7,396     25.79         6,698     25.37

Adjustable-Rate Loans:
---------------------
 Real estate:
  One- to four-family.................   18,618     64.91        17,236     65.30
  Non-residential.....................    1,638      5.71         1,450      5.49
     Total real estate loans..........   20,256     70.62        18,686     70.79
                                        -------    ------       -------    ------
 Consumer and other...................    1,029      3.59         1,014      3.84
                                        -------    ------       -------    ------
     Total adjustable-rate loans......   21,285     74.21        19,700     74.63
                                        -------    ------       -------    ------
     Total loans......................  $28,681    100.00%      $26,398    100.00%
                                        =======                 =======

Less:
----
 Loans in process.....................  $    (5)                $    (8)
 Deferred fees and origination costs..       36                      31
 Allowance for loan losses............     (283)                    (81)
                                        -------                 -------
    Total loans receivable, net.......  $28,429                 $26,340
                                        =======                 =======

    ONE- TO FOUR-FAMILY MORTGAGE LOANS. The Bank's primary lending activity is the origination for its portfolio of one- to four-family, owner-occupied, residential mortgage loans secured by property located in the Bank's market area. Loans are generated through the Bank's marketing efforts, its existing customers and referrals, real estate brokers, builders and local businesses. The Bank generally has limited its real estate loan originations to the financing of properties located within its market area, although it has from time to time in the past purchased loans secured by properties located outside of its market area. The average principle balance of the loans in the Bank's one- to four- family residential mortgage loan portfolio was approximately $20,950 at June 30, 1996. At June 30, 1996, the Bank had $22.8 million, or 79.5% of its total loan portfolio, invested in mortgage loans secured by one-to four-family residences.

    The Bank originates fixed-rate residential one- to four-family loans with terms of up to 20 years. As of June 30, 1996, $4.2 million, or 14.6% of the Bank's loan portfolio, consisted of fixed-rate residential one- to four-family loans. The Bank's fixed-rate mortgage loans amortize monthly with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

    The Bank also offers ARM loans for terms ranging up to 30 years. The Bank currently offers ARM loans that adjust every year, with interest rate adjustment limitations up to two percentage points per year and up to six percentage points over the life of the loan; however, a majority of the ARM loans in the Bank's portfolio have adjustment limitations of one percentage point per year and five percentage points over the life of the loan. Additionally, the Bank offers ARM loans that adjust annually after an initial lock-in term of three or five years has expired. In a rising interest rate environment, such rate limitations may prevent ARM loans from repricing to market interest rates, which would have an adverse effect on net interest income. The Bank has used different interest indices for ARM loans in the past, and currently uses the one year U.S. Treasury Index adjusted to a constant maturity, with margins of 300-325 basis points for agency-conforming ARM loans. ARM loans secured by residential one- to four-family real estate totaled $18.6 million, or 64.9% of the Bank's total loan portfolio at June 30, 1996. The origination of fixed-rate mortgage loans versus ARM loans is monitored on an ongoing basis and is affected significantly by the level of market interest rates, customer preference, the Bank's interest rate gap position and loan products offered by the Bank's competitors. Particularly in a relatively low interest rate environment, borrowers may prefer fixed-rate loans to ARM loans. During fiscal year 1996, the Bank originated $2.1 million in fixed-rate residential mortgage loans and $3.1 million of ARM loans. During fiscal year 1995, the Bank originated $596,000 of fixed-rate residential mortgage loans and $3.0 million of ARM loans.

    The primary purpose of offering ARM loans is to make the Bank's loan portfolio more interest rate sensitive. However, as the interest income earned on ARM loans varies with prevailing interest rates, such loans do not offer the Bank predictable cash flows as would long-term, fixed-rate loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management." ARM loans carry increased credit risk associated with potentially higher monthly payments by borrowers as general market interest rates increase. It is possible, therefore, during periods of rising interest rates, that the risk of delinquencies and defaults on ARM loans may increase due to the upward adjustment of interest costs to the borrower, resulting in increased loan losses.

    In order to supplement local mortgage loan demand, the Bank also has purchased one- to four-family residential mortgage loans. All such purchased loans are subject to the same underwriting standards and approval procedures as for loans originated by the Bank. Before a loan is purchased, the Bank obtains a copy of the original loan application, the original title insurance policy and personal financial statements of any guarantors of the loan. Officers of the Bank also usually make a personal inspection of the property securing the loan. Such purchases are made without recourse. Generally, the originating financial institution or mortgage banker continues to service the loans, remitting principal and interest to the Bank. In recent years, the Bank has limited its purchases of residential mortgage loans to adjustable rate loans. However, the availability of such loans for purchase is influenced by overall market interest rates and the demand for such loans from borrowers.

    The Bank's residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are a means of imposing assumption fees and increasing the interest rate on the Bank's mortgage portfolio during periods of rising interest rates.

    Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Such regulations permit a maximum loan-to-value ("LTV") ratio of 95% for residential property (and 100% for loans guaranteed by the Veterans Administration) and 90% for all other real estate loans. The Bank's lending policies, however, generally limit the maximum LTV ratio to 80% of the lesser of the appraised value or the purchase price of the property securing the loan in the case of loans secured by one- to four-family owner-occupied properties. On conventional one- to four-family loans, the Bank will lend up to a 95% LTV ratio; however, loans with LTV ratios in excess of 80% may require private mortgage insurance and loans with LTV ratios in excess of 90%, with rare exceptions, require private mortgage insurance or additional readily marketable collateral.

    When underwriting residential real estate loans, the Bank reviews each loan applicant's employment, income and credit history. The Bank's policy is to obtain credit reports and financial statements on all borrowers and guarantors. Properties securing real estate loans are appraised by the Bank's employees. Appraisals are subsequently reviewed by the Bank's Chief Lending Officer and the Loan Committee, as applicable. Management believes that stability of income, past credit history and adequacy of the proposed security are integral parts in the underwriting process. Generally, the applicant's total monthly mortgage payment, including all escrow amounts, is limited to 25% of the applicant's total monthly income. In addition, total monthly obligations of the applicant, including mortgage payments, should not generally exceed 33% of total monthly income. Written appraisals are always required on real estate property offered to secure an applicant's loan. The Bank requires fire and casualty insurance on all properties securing real estate loans, as well as title insurance or a certified abstract and written attorney's title opinion.

    NON-RESIDENTIAL REAL ESTATE LENDING. The Bank originates loans secured by farm residences and combinations of farm residences and farm real estate as well as chattel and equipment. At June 30, 1996, the non-residential real estate portfolio totaled $2.0 million, or 6.8% of total loans, all of which were secured by properties located in the Bank's market area. The principle balance of such loans in the Bank's portfolio ranged from approximately $1,000 to $250,000 at June 30, 1996. Non-residential real estate mortgage loans are generally made for terms of 15 to 20 years.

    Loans secured by farm real estate generally involve greater risks than one- to four- family residential mortgage loans. Payments on loans secured by such properties may, in some instances, be dependent on farm income from the properties. To address this risk, applicants may be required to provide income projections for the coming year as well as a five-year history on past production from the farm securing the loan. The Bank also evaluates the cash flow from the farm securing the loan, and the Bank's analysis of such cash flow data is an important part of the underwriting decision. Nonetheless, such loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, the Bank may be confronted with a property the value of which is insufficient to assure full repayment in the event of default and foreclosure. The Bank seeks to minimize these risks in a variety of ways, including limiting the size of such loans, limiting the maximum loan to value ratio to 75% and strictly scrutinizing the financial condition of the borrower and the quality of the collateral securing the loan. All of the properties securing the Bank's non-residential real estate mortgage portfolio are inspected and appraised by the Bank's lending personnel before the loan is made.

    COMMERCIAL REAL ESTATE LENDING. The Bank occasionally occasions originates loans secured by commercial real estate. At June 30, 1996, $369,000, or 1.3%, of the Bank's loan portfolio consisted of one commercial real estate loan, which represented a purchased participation in a commercial real estate loan secured by a nursing home located in St. Peters, Missouri, a suburb of St. Louis. At June 30, 1996, this loan was performing according to its terms.

    Commercial real estate loans originated or purchased by the Bank may be either fixed- or adjustable-rate loans with terms to maturity and amortization schedules of up to 30 years. Commercial real estate loans are written in amounts of up to 80% of the lesser of the appraised value of the property or the sales price.

    Appraisals on properties which secure commercial real estate loans are performed by the Bank's employees or an independent appraiser designated by the Bank before the loan is made. All appraisals on commercial real estate loans are reviewed by the Bank's management. In underwriting such loans, the Bank primarily considers the cash flows generated by the real estate to support the debt service, the financial resources and income level of the borrower and the Bank's experience with the borrower. In addition, the Bank's underwriting procedures require verification of the borrower's credit history, an analysis of the borrower's income, financial statements and banking relationships, a review of the borrower's property management experience and references, and a review of the property, including cash flow projections and historical operating results. The Bank seeks to ensure that the property securing the loans will generate sufficient cash flow to adequately cover operating expenses and debt service payments.

    Commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. Nevertheless, loans secured by such properties are generally larger, more difficult to evaluate and monitor and, therefore generally, involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, the borrower's ability to repay the loan might be impaired. The Bank has attempted to minimize these risks by lending primarily to the ultimate user of the property or on existing income-producing properties.

    CONSUMER AND OTHER LENDING. Investors Federal originates a limited variety of consumer loans, primarily direct automobile loans and loans secured by savings accounts. The Bank currently originates substantially all of its consumer loans in its primary market area. The Bank also occasionally purchases consumer and other loans originated by other financial institutions. Such purchased loans include adjustable rate loans guaranteed by the Small Business Administration and FHA-insured Title I home improvement loans.

    The primary component of the Bank's consumer loan portfolio consists of
automobile loans secured by both new and used cars and light trucks.   The Bank
originates automobile loans on a direct basis, where the Bank extends credit directly to the borrower. The Bank's automobile loans generally have terms that do not exceed five years and carry a fixed-rate of interest. Generally, loans on new vehicles are made in amounts up to 80% of cost and loans on used vehicles are made in amounts up to 90% of the vehicle's "Black Book" value, as published by the Hearst Business Media Corporation. Collision and comprehensive insurance coverage is required on all automobile loans.

    The Bank also purchases FHA home improvement loans, which are fixed-rate loans with terms ranging from one to fifteen years. Principal and interest payments on such loans is 100% guaranteed to investors, such as the Bank, by the Department of Housing and Urban Development, a Department of the United States Government. At June 30, 1996, the Bank's purchased FHA home improvement loan portfolio consisted of two FHA loan packages, one of which had a principal balance of $174,000 and a fixed interest rate of 10.5% and the other of which had a principal balance of $255,000 and a fixed interest rate of 9.38%.

    The Bank also purchases adjustable rate loans guaranteed by the Small Business Administration, an independent agency of the Federal Government. Such loans are generally originated by financial institutions to small-and medium-sized businesses, with interest rates that adjust monthly or quarterly based on the prime rate. SBA-guaranteed loans generally have terms ranging from seven to 25 years depending on the use of the proceeds. The principal and interest on such loans is 90% insured by the Small Business Administration and the Bank has limited its purchases to the guaranteed portion of such loans. Such loans are generally sold at a premium to par value primarily due to the SBA's guarantee. As of June 30, 1996, the Bank's purchased SBA-guaranteed loan portfolio consisted of three loans in the aggregate amount of $982,000, representing 3.4% of the Bank's total loan portfolio.

    Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Bank for originated consumer loans include an application, a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

    Consumer loans entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At June 30, 1996, $10,000 in consumer loans were non-performing. See "Asset Quality--Delinquent Loans and Non-performing Assets." There can be no assurances, however, that delinquencies will not increase in the future.

LOAN MATURITY SCHEDULE

    The following schedule illustrates the contractual maturity and weighted average rates of the Bank's total loan portfolio at June 30, 1996. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of scheduled payments, possible prepayments or enforcement of due-on-sale clauses. The total amount of loans due after June 30, 1997 that have predetermined interest rates is $5.5 million, and that have floating or adjustable rates is $21.3 million.


                                                                Nonresidential Real
                                    One- to Four-Family         Estate & Commercial   Consumer and Other          Total
                                    -------------------         -------------------   ------------------       --------------
                                               Weighted                   Weighted            Weighted                Weighted
                                                Average                   Average              Average                 Average
                                    Amount       Rate          Amount      Rate       Amount    Rate            Amount   Rate
                                    ------       ----          ------      ----       ------    ----            ------   ----
                                                                                      (Dollars in Thousands)
 Due During Years Ending June 30,
----------------------------------
1997 (1)..........................  $   115       8.25%        $   73        7.69%    $1,600       7.87%       $ 1,788     7.88%

1998..............................      133       8.24              2        8.36        283      10.30            418     9.64

1999..............................      366       8.35             82        9.15        435      10.25            883     9.36

2000 and 2001.....................      786       8.54             81        8.52        588       9.47          1,455     8.91

2002 to 2006......................    3,349       8.01            894       10.28        242       7.34          4,485     8.43

2007 to 2021......................   13,969       7.45          1,192        8.48        411       8.64         15,572     7.56

2022 and following................    4,080       7.55              -           -          -          -          4,080     7.55

                                    -------    -------         ------       -----     ------      -----        -------     ----

                                    $22,798       7.61%        $2,324        9.19%    $3,559       8.67%       $28,681     7.87%

                                    =======                    ======                 ======                   =======

_______________________________
(1)  Includes demand loans, loans having no stated maturity and overdraft loans.

ORIGINATION, PURCHASES AND SALES OF LOANS

    Loan originations are developed from continuing business with depositors and borrowers, soliciting realtors, builders, walk-in customers and third-party sources. The Board of Directors of the Bank has authorized certain officers to originate loans within specified underwriting limits. Specifically, Bank officers may originate loans secured by single-family, owner occupied residences up to $100,000 (based on a 60% LTV ratio), up to $87,500 (based on a 70% LTV ratio), up to $82,500 (based on a 75% LTV ratio), up to $80,000 (based on an 80% LTV ratio), and up to $72,000 (based on a 90% LTV ratio). All loans over $100,000 require action by the Bank's Loan Committee and all loans originated over a 90% LTV ratio require action by the Bank's Loan Committee. In addition, the full Board of Directors meets monthly to review all real estate loans made by officers of the Bank.

    While the Bank originates both adjustable-rate and fixed-rate loans, its ability to originate loans to a certain extent is dependent upon the relative customer demand for loans in its market, which is affected by the interest rate environment, among other factors. For fiscal year 1996, the Bank originated $5.6 million in fixed-rate loans and $3.6 million in adjustable-rate loans.

    In order to supplement local loan demand, the Bank also has purchased loans in the secondary mortgage market. These loans have consisted of one- to four-family residential mortgage loans secured by property located in the State of Missouri, although the Bank's purchased loan portfolio includes seasoned one- to four-family residential mortgage loans secured by collateral located outside Missouri. At June 30, 1996, $7.2 million, or 25.0%, of the Bank's total loan portfolio consisted of purchased one- to four-family residential mortgage loans. During the year ended June 30, 1996, the Bank purchased $2.3 million in one- to four-family residential mortgage loans, all of which were collateralized by properties located in the State of Missouri.

    The Bank generally does not sell in the secondary mortgage market residential mortgage loans that it originates. In the year ended June 30, 1996, the Bank did not sell any originated mortgage loans; in the year ended June 30, 1995, the Bank sold $80,000 in one- to four- family residential mortgage loans. The fixed rate residential one- to four- family mortgage loans originated by the Bank are generally underwritten in conformity with the criteria established by the FHLMC.

     Set forth below is a table showing the Bank's loan originations, purchases, sales and repayments for the periods indicated.

                                                                         Years Ended June 30,
                                                                       ----------------------------
                                                                          1996              1995
                                                                       -----------       ----------
                                                                             (In Thousands)
Originations by Type:
--------------------
 Adjustable rate:
  Real estate - one- to four-family.....................................   $3,068            $3,031
                - non-residential.......................................      516               191
  Non-real estate - consumer............................................        -                24
         Total adjustable-rate..........................................    3,584             3,246
                                                                           ------            ------
 Fixed rate:
  Real estate - one- to four-family.....................................    2,144               596
                - non-residential.......................................      404             1,284
  Non-real estate - consumer............................................    3,036             2,535
         Total fixed-rate...............................................    5,584             4,415
                                                                           ------            ------
         Total loans originated.........................................    9,168             7,661
                                                                           ------            ------

Purchases:
----------
  Real estate - one- to four-family.....................................    2,292             3,651
                - commercial............................................        -                 -
  Non-real estate - consumer............................................        -                 -
                                                                           ------            ------
         Total loans purchased..........................................    2,292             3,651

Sales and Repayments:
---------------------
  Real estate - one- to four-family.....................................        -                80
                - commercial............................................        -                 -
  Non-real estate - consumer............................................        -                 -
                                                                           ------            ------
         Total loans sold...............................................        -                80
  Principal repayments..................................................    9,166             7,703
                                                                           ------            ------
         Total reductions...............................................
Increase (decrease) in other items, net.................................      (11)              (11)
                                                                           ------            ------
         Net increase (decrease)........................................   $2,283            $3,518
                                                                           ======            ======

ASSET QUALITY

     The Bank's collection procedures provide that when a real estate loan is past due 15 days, a delinquent notice is sent requesting payment. If a payment is more than 30 days past due then personal contact is made by the collection officer. If the deed of trust calls for a right-to-cure notice, then the required notice is mailed by certified mail and regular mail when the loan becomes 30 days past due. Personal contact is continued on all delinquent real estate loans until the loan is completely current.

     With respect to consumer loans, a delinquent notice is sent requesting payment five days after the due date. If payment is not made by the 30th day after it is due, the Bank sends a right to cure letter by certified mail and by regular mail. If consumer loans are not resolved by 90 days, the account is put on non-accrual status and repossession and/or legal action is normally initiated. Real estate loans of 60 days or more past due and consumer loans of 30 or more past due are reported monthly to the Board of Directors. For both consumer loans and real estate loans, the Bank officer has authority to begin foreclosure and/or repossession procedures at any time he feels it necessary or advisable. At June 30, 1996, the percentage of total loans delinquent 90 days or more to total loans was 0.45% and the percentage of total loans delinquent 60 to 89 days to total loans was 0.65%.

     DELINQUENT LOANS AND NON-PERFORMING ASSETS. Loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Mortgage and consumer loans are placed on non-accrual status when principal is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. The loan will remain on non-accrual status until the loan is brought current.

     Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until such time as it is sold. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan, or its fair value, less estimated selling expenses. Any further write-down of real estate owned is charged against earnings. At June 30, 1996, the Bank had no property classified as real estate owned.

     The following table sets forth information with respect to the Bank's delinquent loans at June 30, 1996.


                                                 Loans Delinquent For
                             ------------------------------------------------------------------
                                       60-89 Days                      90 Days and Over                Total Delinquent Loans
                             ---------------------------------   ------------------------------     ------------------------------
                                                     Percent                           Percent                            Percent
                                                     of Loan                           of Loan                            of Loan
                              Number      Amount     Category    Number     Amount     Category     Number     Amount     Category
                              ------      ------     ---------   ------     ------     --------     ------     ------     --------
                                                             (Dollars in Thousands)
Real Estate:
   One- to four-family          3          $184        .82%        1          $ 25        .11%        4         $209         .93%
   Nonresidential real          -             -          -         1            93       4.76         1           93        4.76
    estate                      1             3        .07         1            10        .26         2           13         .34
   Consumer                   ----         ----                  ----         ----                  ----      ------       ------
                                4          $187        .65%        3          $128        .45%        7         $315        1.10%
      Total                   ====         ====                  ====         ====                  ====      ======       ======

     The following table sets forth information regarding non-performing loans at the dates indicated. As of the dates indicated, the Bank had no material restructured loans within the meaning of SFAS No. 15 and no real estate owned. In addition, as of the dates indicated, the Bank had no accruing loans that were delinquent more than 90 days. All loans over 90 days past due are classified as non-accrual.

                                                                             At June 30,
                                                                          -------------------
                                                                           1996         1995
                                                                          ------       ------
                                                                             (In Thousands)
Non-accruing loans:
  One- to four-family...............................................      $  25        $  29
  Nonresidential real estate........................................         93            -
  Consumer..........................................................         10            -
                                                                          -----         -----
     Total..........................................................      $ 128        $  29
                                                                          -----         -----

Total non-accruing loans as a percentage of total assets..                  .24%         .06%
                                                                          =====         =====

     For the year ended June 30, 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $14,000. The amount that was included in interest income on such loans was $10,000 for the year ended June 30, 1996.

     CLASSIFIED ASSETS. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities, considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full" on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional general or specific loss allowances.

     In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank reviews loans in its portfolio quarterly to determine whether such assets require classification in accordance with applicable regulations.

     On the basis of management's review of its assets, at June 30, 1996, the Bank had classified a total of $382,000 of its loans and other assets as follows:

                                                     At  June 30, 1996
                                                  ----------------------
                                                      (In Thousands)

                                                   1996           1995
                                                  -------        -------
          Special Mention.......................    $  -            $  -
          Substandard...........................     378             194
          Doubtful..............................       -               3
          Loss..................................       4               4
                                                   -----           -----
             Total..............................     382             201
                                                   =====           =====
          General loss allowance................     279              77
                                                   =====           =====
          Specific loss allowance...............       4               4
                                                   =====           =====
          Charge-offs...........................       8               9
                                                   =====           =====

     OTHER LOANS OF CONCERN. In addition to the non-performing loans set forth in the tables above, as of June 30, 1996, there were no loans classified by the Bank with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity, including those loans which are being specifically monitored by management. Such evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers among other matters, the loan classifications discussed above, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, the amount of loans outstanding and other factors that warrant recognition in providing for an adequate loan loss allowance.

     Real estate properties acquired through foreclosure are recorded at the lower of cost or fair value minus estimated cost to sell. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged-off to the allowance for loan losses at the time of transfer. Valuations are periodically updated by management and if the value declines, a specific provision for losses on such property is established by a charge to operations. At June 30, 1996, the Bank had no properties that were acquired through foreclosure.

     Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to the Bank's allowance for loan losses will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. In addition, federal regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to increase the allowance based upon their judgment of the information available to them at the time of their examination. At June 30, 1996, the Bank had a total allowance for loan losses of $283,000, representing 66.0% of total non-performing loans and 1.00% of the Bank's loans receivable, net. See Note 4 of the Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following table sets forth the allocation for loan losses by category at the dates indicated:

                                                                      At June 30,
                                             ---------------------------------------------------------------------
                                                     1996                                        1995
                                             -------------------------------     ---------------------------------
                                                                   Percent                                 Percent
                                                                   of Loans                                of Loans
                                                         Loan      in Each                      Loan       in Each
                                          Amount of     Amounts    Category      Amount of     Amounts     Category
                                          Loan Loss       by       to Total      Loan Loss       by        to Total
                                          Allowance     Category   Loans         Allowance     Category     Loans
                                          ---------     --------  ---------      ---------     --------    ---------
                                                                     (Dollars in Thousands)

One- to four-family.....................     $ 225       $22,798     79.49%          $64        $21,020      79.63%
Commercial real estate..................         -           369      1.29             -            409       1.55
Non-residential real estate.............        19         1,955      6.81             6          1,874       7.10
Consumer and other......................        39         3,559     12.41            11          3,095      11.72
                                             ------      -------    ------           ---        -------     ------
     Total..............................     $ 283       $28,681    100.00%          $81        $26,398     100.00%
                                             ======      =======    ======           ===        =======     ======

      The following table sets forth information with respect to the Bank's allowance for loan losses for the periods indicated.

                                                                          Years Ended June 30,
                                                                      ----------------------------
                                                                         1996             1995
                                                                      -----------      -----------
                                                                        (Dollars In Thousands)
Balance at beginning of period......................................     $  81            $   89

Charge-offs:
  Consumer and other................................................       (11)              (11)

Recoveries:
  Consumer and other................................................         3                 2

Net charge-offs.....................................................        (8)               (9)
Additions charged to operations.....................................       210                 1
                                                                         -----            ------
Balance at end of period............................................     $ 283            $   81
                                                                         =====            ======
Ratio of net charge-offs during the period to
  average loans outstanding during the period.......................       .03%              .04%
                                                                         =====            ======
Ratio of net charge-offs during the period to
  average non-performing assets.....................................      6.25%            31.03%
                                                                         =====            ======

INVESTMENT ACTIVITIES

     GENERAL. Investors Federal must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has generally maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including repayments of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At June 30, 1996, the Bank's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 10.5%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Regulation - Liquidity."

     Federally chartered savings institutions have the authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

     Generally, the investment policy of the Bank, as established by the Board of Directors, is to invest funds among various categories of investments and maturities based upon the Bank's liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives.

     MORTGAGE-BACKED SECURITIES. The Bank purchases mortgage-backed securities primarily to supplement its lending activities, to generate positive interest rate spreads on large principal balances with minimal administrative expense, to lower the credit risk of the Bank as a result of the guarantees provided by FHLMC, FNMA and GNMA and to generally assist in managing the interest rate risk of the Bank. The Bank has invested primarily in federal agency securities, principally FHLMC, FNMA and GNMA obligations. In addition, the Bank invests in collateralized mortgage obligations ("CMOs") and participations in Small Business Administration pools. Included in the Bank's mortgage-backed securities portfolio are real estate mortgage investment conduits ("REMICs") which mature in 2008 through 2023 and have adjusting interest rates based on a variety of interest rate indices. At June 30, 1996, the Bank's investment in mortgage-backed securities totaled $17.0 million, or 32.2% of its total assets. At June 30, 1996 all of the Bank's mortgage-backed securities were classified as available-for-sale. See Note 3 of the Notes to Consolidated Financial Statements. The portfolio had coupon rates ranging from 4.00% to 9.16% and had a weighted average rate of 6.97% during the year ended June 30, 1996.

     On November 15, 1995, the FASB issued a FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report allows for a "one-time reclassification" of securities as of a single date between November 15, 1995 and December 31, 1995. In December 1995, the Bank reclassified approximately $8.1 million of mortgage-backed securities from the held to maturity classification to the available for sale classification. The estimated fair value of the Bank's mortgage-backed securities available for sale at June 30, 1996, was $17.0 million, which was equal to the amortized cost of such securities.

     The FHLMC, FNMA and GNMA certificates are modified pass-through mortgage-backed securities that represent undivided interests in underlying pools of fixed-rate, or certain types of adjustable-rate, single-family residential mortgages issued by these government-sponsored entities. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed rate or adjustable rate, as well as prepayment risk, are passed on to the certificate holder. FHLMC provides the certificate holder a guarantee of timely payments of interest and ultimate collection of principal, whether or not they have been collected. GNMA's guarantee to the holder of timely payments of principal and interest is backed by the full faith and credit of the U.S. Government. FNMA is a private corporation chartered by Congress which guarantees the timely payment of principal and interest on FNMA securities, which are indirect obligations of the United States Government.

     Collateralized mortgage obligations include real estate mortgage investment conduits, and are securities created by segregating or partitioning cash flows from mortgage pass-through securities or from pools of mortgage loans. CMOs provide a broad range of mortgage investment vehicles by tailoring cash flows from mortgages to meet the varied risk and return preferences of investors. CMOs are typically issued by a special purpose entity that may be organized in a variety of legal forms, such as a trust, a corporation or a partnership. REMICs may be sponsored by private issuers, such as mortgage bankers or money center banks, or by U.S. Government agencies and government-sponsored entities. At June 30, 1996, the Bank's portfolio of REMICs included an investment in the Huntington Residential Mortgage Trust, which consists of a pool of fixed-rate mortgage loans. At June 30, 1996, the aggregate book value and aggregate market value of the Bank's investment in this security was $432,928. CMOs are collateralized by mortgage loans or mortgage-backed securities that are transferred to the CMO trust or pool by a sponsor. The issue is structured so that collections from underlying collateral provide a cash flow to make principal and interest payment on the obligations, or "tranches," of the issuer. The Bank's investment in CMOs is in the fixed rate classes with scheduled repayments and weighted average lives ranging up to five years at the time of purchase, and in the floating rate classes which reset monthly based on the applicable index.

     Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Bank. These types of securities also permit the Bank to optimize its regulatory capital because they have low risk weighting.

     Thrift Bulletin Number 52 ("TB-52"), the OTS Policy Statement on securities portfolio policies and unsuitable investment practices, requires that institutions classify mortgage derivative products acquired, including REMICs and certain tranches of CMOs, as "high-risk mortgage securities" if such products exhibit greater price volatility than a benchmark fixed-rate 30-year mortgage-backed pass-through security. Institutions may only hold high-risk mortgage securities to reduce interest-rate risk in accordance with safe and sound practices and must also follow certain prudent safeguards in the purchase and retention of such securities. At June 30, 1996, the Bank did not have any securities that would be identified under TB-52 as "high-risk mortgage securities." The Bank also evaluates its mortgage-backed securities portfolio annually for compliance with applicable regulatory requirements, including testing for identification of high risk investments pursuant to Federal Financial Institutions Examination Council standards.

     Of the Bank's $17.0 million mortgage-backed securities portfolio at June 30, 1996, substantially all had contractual maturities over six years. The actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Bank may be subject to reinvestment risk because, to the extent that the Bank's mortgage-backed securities amortize or prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. In contrast to mortgage-backed securities in which cash flow is received (and hence, prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage-backed securities underlying REMICs are segmented and paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of REMICs may therefore carry prepayment risk that differs from that of both the underlying collateral and other tranches.

     The Bank also invests in SBA-guaranteed loan participation certificates, which represent participations in a pool of Small Business Administration loans. Such certificates are purchased by the Bank from brokers which purchase the individual loans directly from the originators and pool such loans for sale to investors. The Small Business Administration is authorized by the Small Business Act to guarantee a certain percentage of the loan amount made by financial institutions to qualifying small businesses. Only the guaranteed portion of the loan is sold into the secondary market as a loan or pooled security. Accordingly, the certificates purchased by the Bank are 100% guaranteed by the full faith and credit of the United States Government.

     Loans in a pool must be fully disbursed and current when the pool is formed and the minimum aggregate principal balance of the guaranteed portion outstanding at the time of certificate issuance is $1 million. At least four guaranteed portions are in each pool and no individual loan may constitute more than 25% of the pool. The pools are closed end with no substitutions of guaranteed portions that prepay or default.

     The guaranteed portion of a given pool must be all fixed or all variable rate. The certificates purchased by the Bank generally are adjustable rate and adjust at a specified discount to the prime rate. While the SBA guarantee eliminates credit risk, the Bank is subject to the risk that certificates will prepay. Certificates are available with interim and/or lifetime interest rate caps. In exchange for accepting the cap, the prices of the certificates to the Bank are lower. Prepayments on capped pools are generally expected to be less than uncapped pools because lenders generally offer interest rate caps only to their most credit-worthy customers.

     Set forth below is a table showing the Bank's purchases, sales and repayments of mortgage-backed securities and mortgage related securities for the periods indicated.

                                                                                           Years Ended June 30,
                                                                                        ------------------------
                                                                                          1996             1995
                                                                                        ---------       --------
                                                                                             (In Thousands)
Purchases:
----------
  Adjustable-rate mortgage-backed securities (1)................................          $1,311          $1,931
  Mortgage related securities:
     CMO/REMIC--adjustable-rate.................................................           2,395             850
     CMO/REMIC--fixed-rate......................................................               -               -
     SBA pools--adjustable-rate.................................................           5,013           2,370
     SBA pools--fixed-rate......................................................             645               -
                                                                                          ------          ------
         Total purchases........................................................          $9,364          $5,151

Sales:
------
  Adjustable-rate mortgage-backed securities (1)................................          $1,177          $  478
  Mortgage related securities:
     CMO/REMIC--adjustable rate.................................................             302             274
     CMO/REMIC--fixed rate......................................................               -               -
     SBA pools--adjustable-rate.................................................             754           1,016
     SBA pools--fixed-rate......................................................               -               -
                                                                                          ------          ------
         Total sales............................................................          $2,233          $1,768

Principal Repayments:
---------------------
  Adjustable-rate mortgage-backed securities (1)................................          $2,360          $1,723
  Mortgage related securities:
     CMO/REMIC--adjustable-rate.................................................             159             128
     CMO/REMIC--fixed-rate......................................................              63              81
     SBA pools--adjustable-rate.................................................             258              12
     SBA pools--fixed-rate......................................................              52               -
                                                                                          ------          ------
         Total principal repayments.............................................          $2,892          $1,944

Increase (decrease) in other items, net.........................................          $   29          $  120
                                                                                          ------          ------
  Net increase (decrease).......................................................          $4,268          $1,559
                                                                                          ======          ======

_________________________
(1)     Consists of pass-through securities.

     The following table sets forth the composition of the Bank's mortgage-backed securities portfolio at the date indicated.

                                                                                       At June 30,
                                                                  ------------------------------------------------------
                                                                          1996                             1995
                                                                  ----------------------        ------------------------
                                                                   Book           % of           Book              % of
                                                                   Value         Total           Value            Total
                                                                  -------       -------         -------          -------
                                                                                  (Dollars in Thousands)
Mortgage-backed securities
  held-to-maturity: (1)
  GNMA.................................                           $     -              %        $     -                %
  FNMA.................................                                 -             -           6,043           47.57
  FHLMC................................                                 -             -           1,699           13.37
  CMOs/REMICS..........................                                 -             -           1,074            8.45
  SBA pools............................                                 -             -               -               -
                                                                  -------       -------         -------          ------
                                                                  $     -       $     -         $ 8,816          $69.39%
 Mortgage-backed securities
 available for sale:
  GNMA.................................                           $ 1,163          6.85%        $ 1,289           10.15%
  FNMA.................................                             4,542         26.76             482            3.79
  FHLMC................................                             2,240         13.20             628            4.94
  CMOs/REMICS..........................                             2,982         17.57              69             .54
  SBA pools............................                             5,846         34.45           1,433           11.28
                                                                  -------       -------         -------          ------
                                                                  $16,773         98.83%        $ 3,901           30.70%
Unamortized premium
  (discounts), net.....................                               198          1.17             (14)           (.09)
                                                                  -------       -------         -------          ------
     Total mortgage-backed securities..                           $16,971        100.00%        $12,703          100.00%
                                                                  =======       =======         =======          ======

__________________
(1) By June 30, 1996, pursuant to SFAS 115, the Bank had classified all of its mortgage-backed securities as available for sale.


          OTHER INVESTMENTS. At June 30, 1996, the Bank's investment securities other than mortgage-backed securities consisted of federal agency obligations, municipal bonds, FHLB stock and other FHLB interest-earning assets, and interest-earning deposits with other financial institutions. In addition, in recent years, the Bank has also invested in certain mutual funds whose assets conform to the investments that a federally-chartered saving institution is otherwise authorized to make directly. The Bank's investments in mutual funds includes an investment in the Federated U.S. Government Securities Fund. As of June 30, 1996, the aggregate book value and aggregate market value of the Bank's investment in this mutual fund was $339,203.

          OTS regulations restrict investments in corporate debt and equity securities by the Bank. These restrictions include prohibitions against investments in the debt securities of any one issuer in excess of 15% of the Bank's unimpaired capital and unimpaired surplus as defined by federal regulations, plus an additional 10% if the investments are fully secured by readily marketable collateral. At June 30, 1996, the Bank was in compliance with this regulation. See "Regulation - Federal Regulation of Savings Associations" for a discussion of additional restrictions on the Bank's investment activities.

          The following table sets forth the composition of the Bank's investment securities, net of premiums and discounts, at the dates indicated.

                                                                                       At June 30,
                                                                  ------------------------------------------------------
                                                                          1996                             1995
                                                                  ----------------------        ------------------------
                                                                   Book           % of           Book              % of
                                                                   Value         Total           Value            Total
                                                                  -------       -------         -------          -------
                                                                                  (Dollars in Thousands)
Investment securities held to maturity:
  Federal agency obligations...............                       $     -             -%        $   600            20.67%
  Municipal bonds..........................                           215          5.11             215             7.41
                                                                  -------        ------         -------          -------
Investment securities available for sale:
  Federal agency obligations...............                           963         22.91             493            16.99
                                                                  -------        ------         -------          -------
    Subtotal...............................                         1,178         28.02           1,308            45.07
Equity securities:
  FHLB stock...............................                           724         17.22             350            12.06
  Mutual funds.............................                         1,308         31.11           1,244            42.87
  FNMA preferred stock.....................                           994         23.65               -                -
                                                                  -------        ------         -------          -------
     Total debt and equity securities......                       $ 4,204        100.00%        $ 2,902           100.00%
                                                                  =======        ======         =======          =======
Average remaining life of
  debt securities..........................                    6.68 years                    3.31 years

Other interest-earning assets:
  Interest-earning deposits................                       $ 1,608        100.00%        $ 1,808            94.76%
  Certificates of deposit..................                             -             -             100             5.24
                                                                  -------        ------         -------          -------
      Total.................................                      $ 1,608        100.00%        $ 1,908           100.00%
                                                                  =======        ======         =======          =======

           INVESTMENT PORTFOLIO MATURITIES. The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Bank's investment securities excluding FHLB stock at June 30, 1996.

                                                                                June 30, 1996
                                             ----------------------------------------------------------------------------------
                                               Less than      1 to 5       5 to 10       Over
                                                 1 Year        Years        Years      10 Years     Total Investment Securities
                                             -------------  ----------   -----------  ----------    ---------------------------
                                                  Book         Book          Book        Book           Book          Market
                                                  Value        Value         Value       Value          Value         Value
                                             -------------  ----------   -----------  ----------     -----------    -----------
                                                                              (Dollars in Thousands)
Municipal securities.................        $       --     $    215     $     --     $     --        $    215       $    215
Federal agency obligations...........                --          485           --        4,787             962            962
Mortgage-backed securities...........                --          334            7       16,630          16,971         16,971
                                             ----------     --------     --------     --------        --------       --------
Total investment securities..........        $       --     $  1,032     $      7     $ 17,107        $ 18,148       $ 18,148
                                             ==========     ========     ========     ========        ========       ========
Weighted average yield...............                --%        6.66%        7.83%        6.92%           6.90%          6.90%

SOURCES OF FUNDS

          GENERAL. The Bank's primary sources of funds are deposits, receipt of principal and interest on loans and securities, FHLB advances, and other funds provided from operations.

          FHLB advances are used to support lending activities and to assist in the Bank's asset/liability management strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset\Liability Management." Typically, the Bank does not use other forms of borrowings. At June 30, 1996, the Bank had $13.5 million in FHLB advances.

          DEPOSITS. Investors Federal offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of passbook, demand, NOW, money market deposit and certificate accounts. The certificate accounts currently range in terms from 91 days to eight years.

          The Bank relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. Currently, Investors Federal solicits deposits from its market area only, and does not use brokers to obtain deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.

          The Bank has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest-rate conscious. The Bank endeavors to manage the pricing of its deposits in keeping with its profitability objectives giving consideration to its asset/liability management. Notwithstanding the foregoing, a significant percentage of the Bank's deposits are for terms of less than one year. At June 30, 1996, $13.3 million, or 61.1% of the Bank's certificates of deposit were in certificates of deposit with terms of 12 months or less. The Bank believes that upon maturity most of these deposits will remain at the Bank. The ability of the Bank to attract and maintain savings accounts and certificates of deposit, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

SAVINGS PORTFOLIO

          The following table sets forth the dollar amount of savings deposits with various types of deposit programs offered by the Bank at the periods indicated.

                                                                                   At June 30,
                                                              -----------------------------------------------
                                                                       1996                       1995
                                                              ---------------------    ----------------------
                                                                Amount     Percent       Amount      Percent
                                                              ----------  ---------    ----------   ---------
                                                                      (Dollars in Thousands)

Transaction Accounts and Savings Deposits:
------------------------------------------

Savings deposits...........................................     2,607        7.32         3,004        8.53
Demand and NOW deposits....................................     3,824       10.74         3,839       10.90
Money market accounts......................................     7,301       20.51         7,478       21.24
                                                              -------     -------       -------      ------

Total non-certificates.....................................    13,732       38.57        14,321       40.67
                                                              -------     -------       -------      ------

Certificates:
------------

 0.00 -  3.99%.............................................        39         .11           549        1.56
 4.00 -  5.99%.............................................    16,839       47.30        14,761       41.92
 6.00 -  7.99%.............................................     4,554       12.79         5,171       14.69
 8.00 -  9.99%.............................................       331         .93           409        1.16

Total certificates.........................................    21,763       61.13        20,889       59.33
                                                              -------     -------       -------      ------
Accrued interest...........................................       103         .30            28           -
                                                              -------     -------       -------      ------
Total deposits.............................................   $35,598      100.00%      $35,238      100.00%
                                                              =======     =======       =======      ======

DEPOSIT ACTIVITY

          The following table sets forth the deposit activities of the Bank for the periods indicated:

                                Years Ended June 30,
                               ----------------------
                                  1996        1995
                               ----------  ----------
                                   (In Thousands)

Opening balance..............    $35,210     $37,072
Deposits.....................     72,437      72,410
Withdrawals..................     73,237      75,406
Interest credited............      1,085       1,134
                                 -------     -------

Ending balance...............    $35,495     $35,210
                                 =======     =======

Net increase (decrease)......    $   285     $(1,862)
                                 =======     =======

Percent increase (decrease)..        .81%      (5.02)%
                                 =======     =======

TIME DEPOSIT MATURITY SCHEDULE

     The following table shows weighted average rate and maturity information for the Bank's certificates of deposit as of June 30, 1996.

                                                    WEIGHTED
CERTIFICATE ACCOUNTS MATURING IN        TOTAL        AVERAGE   PERCENT OF
--------------------------------       BALANCE        RATE        TOTAL
QUARTER ENDING:                     --------------  ---------  -----------
--------------
                                    (In Thousands)

September 30, 1996......................  $ 5,402       5.32%       24.82%
December 31, 1996.......................    4,275       5.28        19.64
March 31, 1997..........................    1,759       5.44         8.08
June 30, 1997...........................    1,866       5.50         8.57
September 30, 1997......................    1,377       5.57         6.33
December 31, 1997.......................    1,061       5.71         4.88
March 31, 1998..........................      580       5.53         2.67
June 30, 1998...........................      832       5.66         3.82
September 30, 1998......................      594       5.75         2.73
December 31, 1998.......................      546       5.97         2.51
March 31, 1999..........................      456       6.00         2.10
June 30, 1999...........................      387       6.12         1.78
Thereafter..............................    2,628       6.22        12.07
                                          -------       5.56       ------
    Total...............................  $21,763                  100.00%
                                          =======                  ======

        The following table indicates the amount of the Bank's certificates of deposit and other deposits by time remaining until maturity as of June 30, 1996.

                                                    Maturity
                                   ----------------------------------------------
                                   3 Months  Over 3 to 6  Over 6 to 12    Over
                                   or Less     Months        Months     12 Months   Total
                                   --------  -----------  ------------  ---------  -------
                                                   (Dollars in Thousands)
Certificates of deposit less
 than $100,000...................    $4,880       $4,106        $3,287     $8,217  $20,490
Certificates of deposit of
 $100,000 or more................       500          100           338        244    1,182
Public funds/(1)/................        22           69             -          -       91
                                     ------       ------        ------     ------  -------
  Total certificates of deposit..    $5,402       $4,275        $3,625     $8,461  $21,762
                                     ======       ======        ======     ======  =======

___________________
/(1)/   Deposits from governmental and other public entities.

        BORROWINGS. Investors Federal's borrowings historically have consisted of advances from the FHLB of Des Moines. Such advances may be made pursuant to different credit programs, each of which has its own interest rate and range of maturities. Federal law limits an institution's borrowings from the FHLB to 20 times the amount paid for capital stock in the FHLB, subject to regulatory collateral requirements. At June 30, 1996, the Bank had $13.5 million in advances from the FHLB with maturities from August 1996 to April 2001. In addition, the Bank has a daily line of credit from the FHLB of $3.5 million. The line of credit's interest rate is based upon the FHLB's average Fed Funds rate plus 20 basis points, and adjusts daily. As of June 30, 1996, the interest rate on the line of credit was 5.57% and the Bank had drawn down $1.8 million of the line of credit. The Bank has the ability to purchase additional capital stock from the FHLB. For additional information regarding the term to maturity on FHLB advances, see Note 8 of the Notes to Consolidated Financial Statements and "Business - Lending Activities."

        For the years ended June 30, 1996 and 1995, the Bank had maximum balances of FHLB advances of $14.5 million and $6.9 million, respectively. The average balances of such advances for such periods were $11.1 million and $3.7 million for the years ended June 30, 1996 and 1995, respectively. For such periods, the Bank did not have any other borrowings or any securities sold under agreements to repurchase. At June 30, 1996 and 1995, the Bank's balance of FHLB advances was $13.5 million and $6.4 million, respectively, and the weighted average interest rate of such advances was 6.19% and 6.40%, respectively.

EMPLOYEES

        At June 30, 1996, the Bank had 16 full-time and nine part-time employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

PROPERTIES

        The Bank conducts its business through its main office, located in Chillicothe, Missouri and two branch offices, one located in Hamilton and one located in Gallatin, Missouri. The following table sets forth information relating to the Bank's offices as of June 30, 1996. The total net book value of the Bank's premises and equipment (including land, buildings and leasehold improvements and furniture, fixtures and equipment) at June 30, 1996 was $373,000.

                                               Total
                                            Approximate
                                   Date       Square     Net Book Value at
          Location               Acquired     Footage      June 30, 1996
------------------------------   --------   -----------  -----------------
Main Office:/(1)/                  1966         3,910          $86,000
522 Washington Street
Chillicothe, Missouri  64601

Branch Offices:                  Leased           660             -
400 North Main                  (month-to-
Gallatin, Missouri                month)

305 North Davis                    1975         1,458            6,400
Hamilton, Missouri

______________
(1) Includes a building located at 520 Washington Street purchased by the Bank in 1977 as well as a drive through facility purchased in 1985 located at 812 Jackson Street.

        In addition to the foregoing facilities, the Bank also owns a lot in Gallatin, Missouri for a possible new branch facility. At the present time, there are no plans to build such a facility. The net book value for this lot is $6,500.

        The Bank believes that its current facilities are adequate to meet the present and foreseeable needs of the Bank and the Holding Company.

LEGAL PROCEEDINGS

        Investors Federal is involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing Investors Federal in the proceedings, that the resolution of these proceedings should not have a material effect on the Holding Company's financial position or results of operations on a consolidated basis.

SERVICE CORPORATION ACTIVITIES

     As a federally chartered savings association, Investors Federal is permitted by OTS regulations to invest up to 2% of its assets, or approximately $1.1 million at June 30, 1996, in the stock of, or loans to, service corporation subsidiaries. Investors Federal may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, federal associations are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal association may engage. At June 30, 1996, Investors Federal had one subsidiary, Investors Federal Service Corporation, a Missouri corporation, which was established in June 1992 for the primary purpose of offering credit life, health and accident insurance to its customers. The Bank is now offering such products directly and the subsidiary is largely inactive.

     As a national bank, the Bank will be able to invest unlimited amounts in subsidiaries that are engaged in activities in which the parent bank may engage. In addition, a national bank may invest limited amounts in subsidiaries that provide banking services, such as data processing, to other financial institutions.


                                  REGULATION

GENERAL

     Investors Federal is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the U.S. Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of Des Moines and is subject to certain limited regulation by the Federal Reserve Board. As the savings and loan holding company of the Bank, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings and loan associations. The Bank is a member of the SAIF. The deposits of the Bank are insured by the SAIF of the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

     The foregoing regulatory oversight will continue to apply to the Bank following consummation of the Stock Conversion but prior to completion of the Bank Conversion.

     Upon consummation of the Bank Conversion, the Bank will be a national bank and its deposit accounts will continue to be insured by the SAIF. As a national bank, the Bank also will be required to become a member of the Federal Reserve System. The Bank will be subject to supervision, examination and regulation by the OCC (rather than the OTS) and to OCC regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority, and it will remain subject to the FDIC's authority to conduct special examinations. The Bank will be required to file reports with the OCC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

     Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

FEDERAL REGULATION OF SAVINGS ASSOCIATIONS

     The OTS has extensive authority over the operations of savings associations. As part of this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS and FDIC examinations of the Bank were as of 1995 and 1991, respectively. Such examinations did not result in any material changes to the operations, personnel or finances of the Bank. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves.

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     All savings associations are subject to a semi-annual assessment, based upon the savings and loan association's total assets. The Bank's OTS assessment for the fiscal year ended June 30, 1996, was approximately $15,000.

     The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

     In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws, and regulations, and it is prohibited from engaging in any activities not permitted by such laws and regulations. For example, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. The Bank is in compliance with the noted restrictions. Following the Bank Conversion, the National Bank will be able to branch throughout the State of Missouri; however, its interstate branching authority will be restricted. See "Regulation of Holding Company following Bank Conversion--Interstate Banking and Branching."

     OTS regulations limit a thrift institution's loans to one borrower to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1996, the Bank's lending limit under this restriction was approximately $500,000.
Assuming the sale of the minimum number of shares in the Stock Conversion at June 30, 1996, that limit would be increased to approximately $1.0 million. The Bank is in compliance with the loans-to-one borrower limitation. These percentage limitations will continue to apply to the National Bank following completion of the Bank Conversion.

     The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a capital compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and the other federal banking agencies have also proposed additional guidelines on asset quality and earnings standards. No assurance can be given as to whether or in what form the proposed regulations will be adopted. The guidelines are not expected to materially effect the Bank. Following the completion of the Bank Conversion, the National Bank will be subject to substantially similar guidelines adopted by the OCC.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

     Investors Federal is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the U.S. Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings and loan associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

     The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, ranging from .23% to .31% of deposits, based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of core capital to risk-weighted assets

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of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy would pay the lowest premium while institutions that are less than adequately capitalized (i.e., a core capital or core capital to risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern would pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

     In September 1996, Congress enacted legislation to recapitalize the SAIF by a one-time assessment on all SAIF-insured deposits held as of March 31, 1995. The assessment will be 65.7 basis points per $100 in deposits, payable on November 30, 1996. For the Bank, the assessment is expected to be $229,000 (or $147,000 when adjusted for taxes), based on the Bank's deposits on March 31,
1995 of $34.9 million.   In addition, beginning January 1, 1997, pursuant to the
legislation, interest payments on bonds ("FICO Bonds") issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation will be paid jointly by BIF-insured institutions and SAIF-insured institutions. The FICO assessment will be 1.29 basis points per $100 in BIF deposits and 6.44 basis points per $100 in SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro-rata by banks and thrifts based on deposits (approximately 2.4 basis points per $100 in deposits). The BIF and SAIF will be merged on January 1, 1999, provided the bank and saving association charters are merged by that date. In that event, pro-rata FICO sharing will begin on January 1, 1999.

     While the legislation has reduced the disparity between premiums paid on BIF deposits and SAIF deposits, and has relieved the thrift industry of a portion of the contingent liability represented by the FICO bonds, the premium disparity between SAIF-insured institutions, such as the Bank, and BIF-insured institutions will continue until at least January 1, 1999. Under the legislation, the Bank anticipates that its ongoing annual SAIF premiums will be approximately $23,000.

     The National Bank will be insured by the SAIF following completion of the Bank Conversion. To the extent it becomes available, the Bank may consider paying an exit fee to the SAIF and an entrance fee to the BIF in order to convert its insured deposits to the BIF. No prediction can be made at this time as to whether this option, currently prohibited, may become available.

REGULATORY CAPITAL REQUIREMENTS

     FEDERAL SAVINGS ASSOCIATIONS. Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital.
The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings and loan associations.
Generally, these capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. Further, the valuation allowance applicable to the write-down of investments and mortgage-backed securities in accordance with SFAS No. 115 is excluded from the regulatory capital calculation. At June 30, 1996, the Bank had no intangible assets and a valuation allowance, net of tax under SFAS No. 115 of $71,000.

     The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities

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permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the Bank's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. The Bank has one service corporation subsidiary.

     At June 30, 1996, the Bank had tangible capital of $3.3 million, or 6.34% of adjusted total assets, which is approximately $2.5 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Stock Conversion and investment of the net proceeds in assets not excluded for tangible capital purposes, the Bank would have had tangible capital equal to 8.49%, 8.90% and 9.32%, respectively, of adjusted total assets at June 30, 1996, which is $3.8 million, $4.0 million and $4.3 million, respectively, above the requirement.

     The capital standards also require core capital equal to at least 3% of adjusted total assets (as defined by regulation). Core capital generally consists of tangible capital plus certain intangible assets, including supervisory goodwill (which is phased-out over a five-year period) and a limited amount of purchased credit card relationships and purchased mortgage servicing rights. As a result of the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At June 30, 1996, the Bank had no intangibles that were subject to these tests.

     At June 30, 1996, the Bank had core capital equal to $3.3 million, or 6.34% of adjusted total assets, which is $1.8 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Stock Conversion and investment of the net proceeds in assets not excluded from core capital, the Bank would have had core capital equal to 8.49%, 8.90% and 9.32%, respectively, of adjusted total assets at June 30, 1996, which is $3.0 million, $3.2 million and $3.5 million, respectively, above the requirement.

      The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. At June 30, 1996, the Bank had $283,000 of general loan valuation allowances, which was more than 1.25% of risk-weighted assets.

     Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio (these items are excluded on a sliding scale through March 31, 1995, after which they must be excluded in their entirety) and reciprocal holdings of qualifying capital instruments. Investors Federal had no such exclusions from capital and assets at June 30, 1996.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless the loan amount in excess of such ratio is insured by an insurer approved by the Federal National Mortgage Association ("FNMA") or FHLMC.

     On June 30, 1996, the Bank had total capital of $3.3 million (including approximately $3.3 million in core capital, $324,000 in qualifying supplementary capital and not reduced by any exclusions from capital) and risk-weighted assets of $20.8 million (with no converted off-balance sheet assets); or total capital of 17.3% of risk-weighted assets. This amount was $1.9 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Stock Conversion, the infusion to the Bank of 50% of the net Stock Conversion proceeds and the

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investment of those proceeds in 20% risk-weighted government securities, the
Bank would have had total capital of 23.06%, 24.18% and 25.32%, respectively, of risk-weighted assets, which is above the current 8% requirement by $3.2 million, $3.4 million and $3.7 million, respectively.

     The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS adopts the process by which savings associations may appeal an interest rate risk deduction determination. Any savings association with less than $300 million in assets and a total risk-based capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management" for information regarding the effect of this rule on the Bank.

     Pursuant to FDICIA, the federal banking agencies, including the OTS, have also proposed regulations authorizing the agencies to require a depository institution to maintain additional total capital to account for concentration of credit risk and the risk of non-traditional activities. No assurance can be given as to the final form of any such regulation.

     The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. Effective December 19, 1992, the federal banking agencies, including the OTS, were given additional enforcement authority over undercapitalized depository institutions. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

      As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

     Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions, which may cover all aspects of its operations and include a forced merger or acquisition of the Bank. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized.

     Any undercapitalized association is also subject to the general enforcement activity of the OTS and the FDIC, including the appointment of a receiver or conservator.

     The OTS is also generally authorized to reclassify an association into a lower capital category and impose restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The imposition by the OTS or the FDIC of any of these measures on Investors Federal may have a substantial adverse effect on the Bank's operations and profitability and the value of the Common Stock purchased in the Stock Conversion. Holding Company shareholders do not have preemptive rights and, therefore, if the

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Holding Company is directed by the OTS or the FDIC to issue additional shares of
Common Stock, such issuance may result in the dilution in the percentage of ownership of the Holding Company of those persons purchasing shares in the Conversion.

     NATIONAL BANKS. Upon consummation of the Bank Conversion, the National Bank will no longer be subject to OTS capital regulations, but will be subject to the capital regulations of the OCC. The OCC's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations. A national bank that fails to satisfy the capital requirements established under the OCC's regulations will be subject to such administrative action or sanctions as the OCC deems appropriate.

     The leverage ratio adopted by the OCC requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for national banks rated composite 1 under the CAMEL rating system for banks. National banks not rated composite 1 under the CAMEL rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the OCC's leverage requirement, Tier 1 capital generally consists of the same components as core capital under the OTS's capital regulations, except that no intangibles except certain PMSRs and PCCRs may be included in capital.

     The risk-based capital requirements established by the OCC's regulations require national banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital" (as described below), provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital under the OCC's regulations generally correspond to the components of supplementary capital under OTS regulations. Total risk-weighted assets generally are determined under the OCC's regulations in the same manner as under the OTS's regulations.

     The OCC has revised its risk-based capital requirements to permit the OCC to require higher levels of capital for an institution in light of its interest rate risk. In addition, the OCC has proposed that a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the institution's internal model for measuring such exposure, if such model is determined to be adequate by the institution's examiner. Small institutions that are highly capitalized and have minimal interest rate risk, such as the Bank, would be exempt from the rule unless otherwise determined by the OCC. Management of the Bank has not determined what effect, if any, the OCC's proposed interest rate risk component would have on the National Bank's capital if adopted as proposed.

     BANK HOLDING COMPANIES. The Federal Reserve Board has established capital requirements for bank holding companies with consolidated assets of $150 million or more that generally parallel the capital requirements for national banks under the OCC's regulations. Since the Holding Company's consolidated assets are expected to be less than $150 million, the Federal Reserve Board's holding company capital requirements are not expected to apply to the Holding Company.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

     FEDERAL SAVINGS ASSOCIATIONS. OTS regulations impose various restrictions or requirements on associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual-to-stock conversion. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" and "- Restrictions on Repurchase of Stock."

     The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. See "- Regulatory Capital Requirements."

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     Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Bank meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

     Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. As a subsidiary of the Holding Company, the Bank will also be required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "- Regulatory Capital Requirements."

     The OTS has proposed regulations that would revise the current capital distribution restrictions. The proposal eliminates the current tiered structure and the safe-harbor percentage limitations. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not in troubled condition and would remain adequately capitalized (as defined by regulation) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. A savings association will be considered in troubled condition if it has a CAMEL rating of 4 or 5, is subject to an enforcement action relating to its safety and soundness or financial viability or has been informed in writing by the OTS that it is in troubled condition. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

     NATIONAL BANKS. Following the Bank Conversion, the National Bank's ability to pay dividends will not be subject to the limitations in the OTS regulations but will instead be governed by the National Bank Act and OCC regulations. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts. The National Bank Act further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the Bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, the National Bank would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, the National Bank would be classified as "undercapitalized" under the OCC's regulations. See "--Prompt Corrective Action." Finally, the National Bank, like the Converted Bank, would not

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be able to pay dividends on its capital stock if its capital would thereby be reduced below the remaining balance of the liquidation account established in connection with the Stock Conversion.

LIQUIDITY

     All savings associations, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Bank includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

     In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term U.S. Treasury obligations) currently must constitute at least 1% of the Bank's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid assets ratio requirement. At June 30, 1996, the Bank was in compliance with both requirements, with a liquid assets ratio of 10.5% and a short-term liquid assets ratio of 4.3%.

     National banks are not subject to any prescribed liquidity requirements.

ACCOUNTING

     An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with generally accepted accounting principles. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation.

     The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than generally accepted accounting principles by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS. The Bank is in compliance with these amended rules.

     The National Bank will be subject to similar requirements following completion of the Bank Conversion.

QUALIFIED THRIFT LENDER TEST

     All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At June 30, 1996, the Bank met the test and has always met the test since its effectiveness.

     Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the savings association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by

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a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

     The QTL requirements and the penalties imposed for the failure to comply will not be applicable to the National Bank.

COMMUNITY REINVESTMENT ACT

     Under the Community Reinvestment Act ("CRA"), every FDIC insured institution, including the Bank and the National Bank, has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

     The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was examined for CRA compliance in 1996 and received a rating of "satisfactory record of meeting community credit needs." Following completion of the Bank Conversion, the National Bank's compliance with the CRA will be enforced by the OCC.

TRANSACTIONS WITH AFFILIATES

     Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include the Holding Company and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.

     Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals. Following completion of the Bank Conversion, the National Bank will be subject to substantially identical rules on transactions with affiliates and loans to directors, officers or controlling persons.

HOLDING COMPANY REGULATION

     The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

     As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings holding company, and the activities of the Holding Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings and loan association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

     If the Bank fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

     The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings and loan associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings and loan association.

REGULATION OF THE HOLDING COMPANY FOLLOWING THE BANK CONVERSION

     GENERAL. Upon consummation of the Bank Conversion, the Holding Company, as the sole shareholder of the National Bank, will become a bank holding company and will register as such with the FRB and deregister with the OTS as a savings and loan holding company. Bank holding companies are subject to comprehensive regulation by the FRB under the BHCA, and the regulations of the FRB. As a bank holding company, the Holding Company will be required to file reports with the FRB and such additional information as the FRB may require, and will be subject to regular examinations by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

     Under the BHCA, a bank holding company must obtain FRB approval before:
(i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The Holding Company has no present plans to engage in any of these activities.

     INTERSTATE BANKING AND BRANCHING. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Act") was enacted to ease restrictions on interstate banking. The Act allows the FRB to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The FRB may not approve the acquisition of the bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Act also prohibits the FRB from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act.

          Additionally, beginning on June 1, 1997, the federal banking agencies will be authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Act by adopting a law after the date of enactment of the Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

          The Act authorizes the OCC and FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

          DIVIDENDS. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". See "--Regulatory Capital Requirements--Prompt Corrective Action."

          Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

          CAPITAL REQUIREMENTS. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, such as the Holding Company, compliance is measured on a bank-only basis. See "--Regulatory Capital Requirements--National Banks." The Holding Company's capital following the Conversion will exceed such requirements and be at the same levels as that of the National Bank.

FEDERAL SECURITIES LAW

          The stock of the Holding Company will be registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

          Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

FEDERAL RESERVE SYSTEM

          The Federal Reserve Board requires all depository institutions to maintain noninterest-bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 1996, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "- Liquidity."

          Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

          As a national bank, the National Bank will be required to become a member of the Federal Reserve System and subscribe for stock in the FRB of Kansas City in an amount equal to 3% of the National Bank's paid in capital and surplus (an additional 3% will be subject to call by the FRB of Kansas City). The National Bank will continue to be subject to the reserve requirements to which the Bank is presently subject under FRB regulations.

FEDERAL HOME LOAN BANK SYSTEM

          The Bank is a member of the FHLB of Des Moines, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

          As a member, the Bank is required to purchase and maintain stock in the FHLB of Des Moines. At June 30, 1996, the Bank had $724,000 (at cost) of FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 7.99% and were 6.91% for fiscal 1996. For the fiscal year ended June 30, 1996, dividends paid by the FHLB of Des Moines to the Bank totaled approximately $39,000, which constitutes a $12,000 increase over the amount of dividends received in fiscal year 1995. No assurance can be given that such dividends will continue in the future at such levels. The Bank currently intends to remain a member of the FHLB of Des Moines following completion of the Bank Conversion.

          Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future.

These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

FEDERAL AND STATE TAXATION

          FEDERAL TAXATION. Savings associations such as the Bank that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code (the "Code") are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. For tax years beginning before December 31, 1995, the amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election). If a saving association elected the latter method, it could claim, each year, a deduction based on a percentage of taxable income, without regard to actual bad debt experience.

          Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings and loan association over a period of years.

          Under recently enacted legislation, the percentage of taxable income method has been repealed for years beginning after December 31, 1995, and "large" associations, i.e., the quarterly average of the association's total assets or of the consolidated group of which it is a member, exceeds $500 million for the year, may no longer be entitled to use the experience method of computing additions to their bad debt reserve. A "large" association must use the direct write-off method for deducting bad debts, under which charge-offs are deducted and recoveries are taken into taxable income as incurred. If the Bank is not a "large" association, the Bank will continue to be permitted to use the experience method. The Bank will be required to recapture (i.e., take into income) over a six-year period its applicable excess reserves, i.e, the balance of its reserves for losses on qualifying loans and nonqualifying loans, as of the close of the last tax year beginning before January 1, 1996, over the greater of (a) the balance of such reserves as of December 31, 1987 (pre-1988 reserves) or (b) in the case of a bank which is not a "large" association, an amount that would have been the balance of such reserves as of the close of the last tax year beginning before January 1, 1996, had the bank always computed the additions to its reserves using the experience method. Postponement of the recapture is possible for a two-year period if an association meets a minimum level of mortgage lending for 1996 and 1997. As of June 30, 1996, the Bank's bad debt reserve subject to recapture over a six-year period totaled approximately $129,000.

          If an association ceases to qualify as a "bank" (as defined in Code
Section 581) or converts to a credit union, the pre-1988 reserves and the supplemental reserve are restored to income ratably over a six-year period, beginning in the tax year the association no longer qualifies as a bank. The balance of the pre-1988 reserves are also subject to recapture in the case of certain excess distributions to (including distributions on liquidation and dissolution), or redemptions of, shareholders.

          In addition to the regular federal income tax, corporations, including savings and loan associations such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings and loan associations such as the Bank, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

          The Bank and its subsidiary file consolidated federal income tax returns on a fiscal year basis using the accrual method of accounting. The Holding Company intends to file consolidated federal income tax returns with the Bank. Savings and loan associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings and loan association members of the consolidated group that are functionally related to the activities of the savings association member.

          The Bank has not been audited by the IRS recently with respect to federal income tax returns. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank.

          STATE TAXATION. Missouri-based thrift institutions, such as the Bank, are subject to a special financial institutions tax, based on net income without regard to net operating loss carryforwards, at the rate of 7% of net income. This tax is in lieu of certain other state taxes on thrift institutions, on their property, capital or income, except taxes on tangible personal property owned by the Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, the Bank is entitled to credit against this tax all taxes paid to the State of Missouri or any political subdivision, except taxes on tangible personal property owned by the Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes, and taxes imposed by the Missouri Financial Institutions Tax Law. Missouri thrift institutions are not subject to the regular corporate income tax.

          DELAWARE TAXATION. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE HOLDING COMPANY

          The Board of Directors of the Holding Company currently consists of six members, each of whom is also a director of the Bank. See "--Directors of the Bank." Each Director of the Holding Company has served as such since the Holding Company's incorporation in October 1996. Directors of the Holding Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as their terms as directors of the Bank. The Holding Company intends to pay directors a fee of $_____ per annum, payable on a quarterly basis. See "-Directors of the Bank."

          The executive officers of the Holding Company, each of whom held his present position since October 1996, are elected annually and hold office until his respective successor has been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company are set forth below.

          Name             Age                     Title
-------------------------  ---  --------------------------------------------
Earle S. Teegarden, Jr.     60  President, Chief Executive Officer and
                                Chief
                                Financial Officer

Larry R. Johnson            48  Senior Vice President and Secretary

          It is not anticipated that the executive officers of the Holding Company will receive any remuneration in their capacity as Holding Company executive officers. For information regarding compensation of directors and executive officers of the Bank, see "- Meetings of the Board of Directors and Committees of the Bank," "-Compensation of the Board of Directors of the Bank" and "- Executive Compensation."

COMMITTEES OF THE HOLDING COMPANY

          The Holding Company formed standing Audit, Nominating and Compensation Committees in connection with its organization in October 1996. The Holding Company was not incorporated in fiscal 1995 and therefore the committees did not meet during that fiscal year.

          The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform the Holding Company's annual audit and acts as a liaison between the auditors and the Board. The current members of this committee are Directors _____, _____ and _____.

          The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the Board members who are not up for election.

          The Compensation Committee will establish the Holding Company's compensation policies and review compensation matters. The current members of this Committee are Directors _____, _____ and _____.

INDEMNIFICATION

          The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company and, with respect to any criminal action or proceeding, either had reasonable cause to believe such conduct was lawful or did not have reasonable cause to believe his conduct was unlawful.

          The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

          These provisions may have the effect of deterring shareholder derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third-party claims.

          In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the DGCL. The Holding Company intends to obtain such insurance.

DIRECTORS OF THE BANK

          Prior to the Stock Conversion, the direction and control of the Bank, as a mutual savings institution, has been vested in its Board of Directors. Upon conversion of the Bank to stock form, each of the directors of the Bank will continue to serve as a director of the converted Bank. The Board of Directors of the Bank currently consists of six directors. The directors are divided into three classes. Approximately one-third of the directors will be elected at each annual meeting of stockholders. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the converted Bank after the Stock Conversion, (or the National Bank after the Bank Conversion), directors of the Holding Company will elect the directors of the Bank.

          The following table sets forth certain information regarding the directors of the Bank and the Holding Company:

                                                                                            Director         Term
Name                           Position(s) Held with the Bank               Age/(1)/         Since          Expires
----                        -------------------------------------           --------        --------        -------
Robert T. Fairweather       Chairman of the Board                           72                1966            1999
Earle S. Teegarden, Jr.     President, Chief Executive Officer and
                            Director                                        60                1964            1997
Larry R. Johnson            Senior Vice President, Secretary and
                            Director                                        48                1989            1998
Edward P. Milbank           Vice Chairman of the Board                      57                1974            1999
J. Michael Palmer           Director                                        46                1996            1998
Armand J. Peterson          Director                                        59                1978            1997

__________________________
/(1)/     At June 30, 1996.

          The business experience of each director is set forth below. All directors have held their present position for at least the past five years, except as otherwise indicated.

          ROBERT T. FAIRWEATHER. Mr. Fairweather is retired. Until his retirement, Mr. Fairweather was an officer of the Bank of America. Prior to that, he served as the Chief Executive Officer of a credit union.

          EARLE S. TEEGARDEN, JR. Mr. Teegarden has been employed by the Bank since February 1964. As President and Chief Executive Officer, Mr. Teegarden oversees the day-to-day operations of the Bank. He is also responsible for investments and overseeing the Bank's asset/liability management program.

          LARRY R. JOHNSON. Mr. Johnson has been employed by the Bank since December 1974. He is responsible for all lending operations for the Bank and also serves as personnel officer for the Bank.

          EDWARD P. MILBANK. Mr. Milbank is Vice Chairman of the Board of the
Bank.   Mr. Milbank is the President and CEO of Milbank Mills, Inc., a feed manufacturing company.

          J. MICHAEL PALMER. Mr. Palmer is currently a private investor. Until December 1995, he was Chairman of the Board and Treasurer of Midwest Quality Gloves, Inc., in Chillicothe. Mr. Palmer was appointed to the Board of Directors in January 1996.

          ARMAND J. PETERSON. Mr. Peterson is President and Treasurer of Chillicothe Iron and Steel, Inc., a steel fabricating company.

          There are no executive officers of the Bank that are not also directors of the Bank.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BANK

          The Board of Directors met 15 times during the year ended June 30, 1996. During fiscal 1996, no director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

          The Board of Directors of the Bank utilizes various committees. The Bank has two standing committees, the Loan Committee and the Compliance Committee. The Bank's Compensation Committee and Audit Committee are composed of the full Board of Directors. The Compensation Committee met once during the year ended June 30, 1996.

          The Loan Committee meets monthly (or more often as necessary) to review loans originated or purchased by the Bank and also to approve loans not authorized to be made by officers of the Bank. The Loan Committee consists of Messrs. Teegarden, Johnson and two outside directors of the Bank. The Loan Committee met 87 times during the year ended June 30, 1996.

          The Bank's Compliance Committee meets quarterly for the purpose of ensuring that the Bank is in compliance with all laws, rules, regulations and Board policy. The Committee is composed of Messrs. Fairweather (as Chairman) and Palmer. The Compliance Committee met four times during the year ended June 30, 1996.

          The Bank's Compensation Committee, composed of the entire Board of Directors, meets annually to review the compensation bonuses and profit sharing for employees of the Bank. This committee met once during the year ended June 30, 1996.

          The Audit Committee reviews (i) the independent auditors' reports and results of their examination, (ii) the internal audit function, which is under the control of and reports directly to the Audit Committee, and (iii) the examination reports of the OTS and the FDIC and other regulatory reports. The Audit Committee met once during the year ended June 30, 1996.

COMPENSATION OF THE BOARD OF DIRECTORS OF THE BANK

          During fiscal 1996, all directors received a fee of $425 per month from July to December 1995, and a fee of $450 per month from January to June 1996. In addition, during fiscal 1996, outside directors of the Bank serving on the Loan Committee received a $15 fee for each meeting attended. In addition, each outside member serving on the Compliance Committee received a fee of $60 for each meeting attended, and the Chairman of the Committee received a fee of $85 for each meeting attended. The aggregate Board and Committee fees paid by the Bank during fiscal 1996 was approximately $44,000.

          In order to encourage directors to remain associated with the Bank's Board of Directors, in January 1995 the Bank adopted a director emeritus program in which the Board of Directors, in its discretion, may elect any retiring director as a Director Emeritus, provided the retiring director has served as a director until reaching mandatory retirement age (or until being forced to retire due to medical considerations) and such director has served as a director of the Bank for at least 10 years. Directors Emeritus of the Bank shall be compensated for their services at a rate of 50% of full director fees for the first 10 years following election and at a rate of 25% of full director fees for the second 10 years following election. Thereafter, no fees shall be payable except that, upon request from the then current Board of Directors, a Director Emeritus may be invited to attend a Board meeting and as such shall qualify to receive full Board fees for that meeting.

          Following completion of the Stock Conversion, and subject to the approval of the Holding Company's stockholders, each director of the Bank who is not a full-time employee (4 persons) is expected to be granted an option to purchase shares of Common Stock under the Stock Option Plan and an award of restricted stock under the RRP. See "Benefit Plans - Stock Option and Incentive Plan" and "Benefit Plans--Recognition and Retention Plan."

EXECUTIVE COMPENSATION

          The following table sets forth information concerning the compensation paid or granted to the Bank's President and Chief Executive Officer. No other executive officer of the Bank had aggregate compensation (salary plus bonus) in excess of $100,000 in fiscal 1996.

                          SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------
                                                                                LONG-TERM
                                                                               COMPENSATION
                           ANNUAL COMPENSATION/(1)/                               AWARDS
----------------------------------------------------------------------------------------------------
                                                                  OTHER      RESTRICTED
                                                                  ANNUAL       STOCK      OPTIONS/     ALL OTHER
NAME AND PRINCIPAL            FISCAL                           COMPENSATION    AWARD       SARS       COMPENSATION
    POSITION                 YEAR/(1)/   SALARY($)   BONUS($)       ($)         ($)         (#)           ($)
------------------------------------------------------------------------------------------------------------------
Earle S. Teegarden, Jr.,
President and Chief
Executive Officer             1996       $69,450     $16,423       $  ---      ---/(2)/   ---/(2)/     $ 12,293
-------------------------------------------------------------------------------------------------------------------
--------------------------

      /(1)/ In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended June 30, 1994 and 1995, as the Bank was not a public company during such periods.

      /(2)/ Following the Stock Conversion, it is expected that Mr. Teegarden will be granted an option to purchase shares of common stock under the Stock Option Plan, and an award of restricted stock under the RRP. See "--Benefits Plans--Stock Option and Incentive Plan" and " --Benefit Plans--Recognition and Retention Plan."

      /(3)/ Includes Board fees of $6,600, a profit-sharing contribution of $4,381 and earned insurance commissions of $1,322.

EMPLOYMENT AGREEMENTS

          The Bank has determined to enter into an employment agreement effective upon consummation of the Stock Conversion, with Earle S. Teegarden, Jr., President and Chief Executive Officer, providing for a term of three years. The contract provides for payment to the employee for the remaining term of the contract unless the employee is terminated "for cause."

          The employment agreement for Mr. Teegarden provides for an annual base salary as determined by the Board of Directors, but not less than the employee's current salary. Mr. Teegarden's base salary (exclusive of director fees and bonuses) will be $70,500, assuming the employment contract is entered into in fiscal 1997. So long as the contract remains in force, salary increases will be reviewed not less often than annually thereafter, and are subject to the sole discretion of the Board of Directors. The employment contract provides for annual extensions of one additional year, but only upon express authorization by the Board of Directors at the end of each year. The contract provides for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment contract is terminable by the employee upon 90 days' notice to the Bank.

          In the event there is a change in control of the Holding Company or the Bank, as defined in the agreement, and if employment terminates involuntarily, as defined in the agreement, in connection with such change in control or within 12 months thereafter, the employment contract provides for a payment equal to 299% of Mr. Teegarden's base amount of compensation as defined in the Code. Assuming a change in control were to take place as of

June 30, 1996, the aggregate amounts payable to Mr. Teegarden pursuant to this change in control provision would be approximately $231,000.

          The contract provides, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel. The employment contract may have an "anti-takeover" effect that could affect a proposed future acquisition of control of the Bank after its Conversion. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions. "

          The Bank also intends to enter into an employment agreement with Larry
R. Johnson, Senior Vice President and Secretary. This agreement will also provide for a term of three years and a change of control payment equal to 299% of the Mr. Johnson's prior years' compensation plus certain additional benefits such as health insurance. This agreement is otherwise expected to be similar to the employment agreement with Mr. Teegarden.

          Finally, the Bank may enter into employment and/or severance agreements with other officers of the Bank after the Conversion.

BENEFIT PLANS

          GENERAL. The Bank currently provides health care benefits, including medical and prescription plan benefits, subject to certain deductibles and copayments by employees, and group life insurance to its full time employees.

          PROFIT SHARING PLAN. The Bank maintains the Investors Federal Bank and Savings Association Employee Profit Sharing Plan (the "Plan") which is a qualified, tax-exempt retirement plan under Section 401(k) of the Code. All employees who have reached the age of 18 and have completed one year of service with the Bank (i.e., 12 months in which the employee works at least 1,000 hours) are eligible to participate. The Bank may, but is not required to, make discretionary contributions to the Plan each year in amounts to be determined annually. Contributions, when made, are allocated to eligible plan participants based on the ratio of their compensation to the total compensation for all eligible participants for the plan year. The Plan operates on the basis of a calendar plan year. Participants are vested in their profit sharing account balances at the rate of 20% per year of credited service under the Plan beginning in their third year of credited service, with participants becoming fully vested in their account balance after seven years of credited service. If the Plan is top-heavy, participants become fully vested after six years of credited service under the Plan. Participants also become fully vested in their account balance upon attainment of normal retirement age under the Plan (i.e., age 65), upon death or disability, or upon termination of the Plan. At September 30, 1996, the market value of the Plan trust fund equaled approximately $407,330. During the year ended December 31, 1995, the Bank contributed $4,380 to the account of Mr. Teegarden, and contributed an aggregate of $22,580 to the accounts of all other eligible participants.

          In connection with the Offerings and adoption of the Employee Stock Ownership Plan, the Bank intends to terminate the Plan and distribute its assets. Upon distribution, former participants in the Plan will be eligible to purchase Common Stock in the Offerings or in the open market with the proceeds of their account balances, subject to the purchase priorities set forth in the Plan of Conversion.

          STOCK OPTION AND INCENTIVE PLAN. Following consummation of the Stock Conversion, the Board of Directors of the Holding Company intends to adopt a Stock Option Plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive stock options, stock appreciation rights, and limited stock appreciation rights (collectively "Awards"). Awards may be granted to key employees of the Holding Company and any subsidiaries. The Stock Option Plan will be administered and interpreted by the Holding Company's Compensation Committee (the "Committee") the members of which will be "disinterested" pursuant to applicable regulations under the federal securities laws. Non-employee directors will only be entitled to receive non-incentive stock options pursuant to a formula governing the amount and timing of such options. Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of 10 years from the date the Stock Option Plan is adopted by the Board of Directors.

          Under the Stock Option Plan, the Committee will determine which officers and key employees will be granted Awards, whether options will be incentive or non-incentive options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive or non-incentive stock option must at least equal the fair market value of a share of Common Stock on the date the option is granted.

          Stock options will become exercisable in the manner specified by the Committee, provided that all options will become fully exercisable in the event of a change in control of the Company if the plan is implemented following the one-year anniversary of the Stock Conversion. If the plan is implemented within the first year following the Stock Conversion, OTS regulations that may be applicable to the Bank following the Conversion, would require the stock options to vest at a rate not in excess of 20% per year and prohibit accelerated vesting except in the case of disability or death. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to one year following the death, disability or other termination of the optionee's employment. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Stock options are non-transferable except by will or the laws of descent and distribution.

          The proposed Stock Option Plan provides for the grant of Stock Appreciation Rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options. There is no present intention to grant any SARs.

          At the time an Award is granted pursuant to the Plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or non-incentive stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of Common Stock. If a stock appreciation right is exercised, the holder of the right is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of Common Stock over the applicable exercise price, without having to pay the exercise price.

          A number of shares of Common Stock equal to an aggregate of 10% of the Common Stock sold in the Conversion will be reserved for issuance pursuant to the Stock Option Plan (25,875 shares, based on the sale of 258,750 shares).
Such shares may be authorized but previously unissued shares, treasury shares, or shares purchased by the Holding Company on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding.

          Under current provisions of the Code, the federal income tax treatment of incentive stock options and non-incentive stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Holding Company at any time as a result of such grant or exercise. With respect to non-incentive stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Holding Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Holding Company will be entitled to a deduction for federal income tax purposes in the same amount.

          Under regulations of the OTS that may apply to the Bank following the Conversion, if the Stock Option Plan is submitted to and approved by stockholders of the Holding Company within one year after completion of the Conversion, no more than 30% of the shares available under the Stock Option Plan could be granted to non-employee directors, no more than 5% of the shares available could be granted to an individual non-employee director, and no more than 25% of the shares available could be granted to an individual officer. It is currently expected that each non-employee director will receive an option for the same number of shares, in which event options for a total of approximately 1,293 shares would be granted to each non-employee director if the amount of Common Stock sold in the Stock Conversion is equal to the maximum of the Estimated Valuation Range. In addition, it is currently expected that stock options will be granted to Mr. Teegarden and other officers of the Bank, although no determination has been made at this time as to the amount of such stock option awards. The Holding Company does not expect to grant any stock appreciation rights or performance share awards in the first year following completion of the Stock Conversion.

          The Holding Company currently intends to submit the Stock Option Plan to stockholders for approval following the one-year anniversary of the Stock Conversion. However, the Holding Company reserves the right to submit such plan to stockholders prior to such time, provided that such meeting is at least six months following the Stock Conversion. In such event, the proposed Stock Option Plan might need to include a mandatory five-year vesting schedule and a prohibition on accelerated vesting in the event of a change in control, which provisions are required by current OTS regulations for plans implemented within one year following the Stock Conversion.

          RECOGNITION AND RETENTION PLAN. Following consummation of the Stock Conversion, the Board of Directors of the Company intends to adopt a Recognition and Retention Plan ("RRP") for directors, officers and key employees. The objective of the RRP will be to enable the Holding Company to provide directors, officers and key employees with a proprietary interest in the Holding Company as an incentive to contribute to its success.

          The RRP will be administered and interpreted by the Holding Company's Compensation Committee (the "Committee), the members of which will be "disinterested" pursuant to applicable regulations under the federal securities laws. The Committee will have the responsibility to invest all funds contributed to the RRP. The Holding Company will contribute sufficient funds so that the RRP can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the Common Stock sold in the Stock Conversion (10,350 shares, based on the sale of 258,750 shares). Assuming the Common Stock awarded pursuant to the RRP had a value of $20.00 per share, and the Holding Company issued 258,750 shares, the aggregate value of RRP awards would be $207,000. Shares of Common Stock granted pursuant to the RRP generally will be in the form of restricted stock and, if the RRP is implemented within the first year following the Stock Conversion, will vest at the rate of 20% per year over the five years following the date of grant, to the extent required by applicable law. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to the allocated
shares under restriction.   If the recipient's termination is caused by death or
disability, all restrictions will expire and all allocated shares will become unrestricted. All restrictions also will expire and all allocated shares will become unrestricted in the event of a change in control of the Holding Company, as defined in the RRP. However, if the plan is implemented within the first year following the Stock Conversion, current OTS regulations might prohibit accelerated vesting except in the event of disability or death. The Board of Directors of the Holding Company can terminate the RRP at any time, and if it does so, any shares not allocated will revert to the Holding Company. Recipients of grants under the RRP will not be required to make any payment at the time of grant or when the underlying shares of Common Stock become vested.

          Under regulations of the OTS that may apply to the Bank following the Conversion, if the RRP is submitted to and approved by the stockholders of the Holding Company within one year after completion of the Stock Conversion, no more than 30% of the shares available under the RRP could be granted to non-employee directors, no more than 5% of the shares available could be granted to an individual non-employee director, and no more than 25% of the shares available could be granted to an individual officer. In such event, it is expected that each non-employee director will receive an award for the same number of shares, in which event awards for a total of approximately 517 shares would be granted to each non-employee director if the amount of Common Stock sold in the Stock Conversion is equal to the maximum of the Estimated Valuation Range. It is currently expected that awards will be granted to Mr. Teegarden and other officers of the Bank, although no determination has been made at this time as to the amount of such awards.

          The Holding Company currently intends to submit the RRP to stockholders for approval following the one-year anniversary of the Stock Conversion. However, the Holding Company reserves the right to submit such plan to stockholders prior to such time, provided that such meeting is held at least six months following the Stock Conversion. In such event, the RRP might need to include a prohibition on accelerated vesting in the event of a change in control, which provision is required by current OTS regulations applicable to plans implemented within one year following the Stock Conversion.

          It is currently anticipated that the RRP will be funded by shares subsequently reacquired and held as treasury shares or through the issuance of authorized but unissued shares. To the extent the RRP is funded from authorized but unissued shares, the funding of the RRP will have the effect of diluting existing stockholders. See "Summary -Benefits of Conversion to Directors and Executive Officers" and "Capitalization."

          EMPLOYEE STOCK OWNERSHIP PLAN. The Boards of Directors of Investors Federal and the Holding Company have approved the adoption of an ESOP for the benefit of employees of Investors Federal. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Holding Company's Common Stock.

          It is anticipated that the ESOP will be capitalized with a loan from the Holding Company. The proceeds from this loan are expected to be used by the ESOP to purchase up to 8.0% of the Common Stock issued in the Stock Conversion. After the Stock Conversion, as a qualified employee pension plan under Section 401(a) of the Code, the ESOP will be in the form of a stock bonus plan and will provide for contributions, predominantly in the form of either the Holding Company's Common Stock or cash, which will be used within a reasonable period after the date of contributions primarily to purchase Holding Company Common Stock. The Bank will receive a tax deduction equal to the amount it contributes to the ESOP, subject to the limitations set forth in the Code. The maximum tax-deductible contribution by the Bank in any year is an amount equal to the maximum amount that may be deducted by the Bank under Section 404 of the Code, subject to reduction based on contributions to other Tax-Qualified Employee Plans. Additionally, the Bank will not make contributions if such contributions would cause the Bank to violate its regulatory capital requirements. The assets of the ESOP will be invested primarily in Holding Company Common Stock.

          From time to time, the ESOP may purchase additional shares of Common Stock for the benefit of plan participants through purchases of outstanding shares in the market, upon the original issuance of additional shares by the Holding Company or upon the sale of shares held in treasury by the Holding Company. Such purchases, which are not currently contemplated, would be subject to then-applicable laws, regulations and market conditions.

          Generally accepted accounting principles require that any borrowing by the ESOP be reflected as a liability in the Holding Company's consolidated financial statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of the Holding Company or the Bank. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

          All employees of the Bank will be eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. Employees will be credited for years of service to the Bank prior to the adoption of the ESOP for participation and vesting purposes. The Bank's contribution to the ESOP will be allocated among participants on the basis of compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. After completing five years of service, a participant will be 100% vested in his ESOP account. ESOP participants will be entitled to receive distributions from their ESOP accounts only upon termination of service. Distribution will be made in cash and in whole shares of Holding Company Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

          Participating employees will be entitled to instruct the trustee of the ESOP as to how to vote the shares held in their account. The trustee, who has dispositive power over the shares in the Plan, will not be affiliated with the Holding Company or Investors Federal. The ESOP may be amended by the Board of Directors of the Holding Company, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.

          DIRECTOR EMERITUS PROGRAM. In order to encourage directors to remain associated with the Bank's Board of Directors, in January 1995 the Bank adopted a director emeritus program in which the Board of Directors, in its discretion, may elect any retiring director as a Director Emeritus, provided the retiring director has served as a director until reaching mandatory retirement age (or until being forced to retire due to medical considerations) and such director has served as a director of the Bank for at least 10 years. Directors Emeritus of the Bank shall be compensated for their services at a rate of 50% of full director fees for the first 10 years following election and at a rate of 25% of full director fees for the second 10 years following election. Thereafter, no fees shall be payable except that, upon request from the then current Board of Directors, a Director Emeritus may be invited to attend a Board meeting and as such shall qualify to receive full Board fees for that meeting.

INDEBTEDNESS OF MANAGEMENT

          The Bank has followed a policy of granting consumer loans and loans secured by one- to four-family real estate to officers, directors and employees. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

          All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Bank. Federal law currently requires that all loans to directors and executive officers be made on terms and conditions comparable to those for similar transactions with non-affiliates. Loans to all directors, executive officers, employees and their associates totaled $446,000 at June 30, 1996, which was 13.6% of the Bank's equity capital at that date and 9.3% of the Holding Company's pro forma stockholders' equity at that date, assuming completion of the Stock Conversion at the midpoint of the Estimated Valuation Range. There were no loans outstanding to any director, executive officer or their affiliates at preferential rates or terms which in the aggregate exceeded $60,000 during the three years ended June 30, 1996. All loans to directors and officers were performing in accordance with their terms at June 30, 1996.


                                THE CONVERSION

          The Board of Directors of the Bank and the OTS have approved the Plan of Conversion, subject to approval by the members of the Bank and the satisfaction of certain other conditions. OTS approval does not constitute a recommendation or endorsement by the OTS of the Plan of Conversion. Certain terms used in the following summary are defined in the Plan of Conversion, a copy of which may be obtained by contacting the Bank.

GENERAL

          On September 23, 1996, the Board of Directors unanimously adopted the Plan, subject to approval by the OTS and the members of the Bank. Pursuant to the Plan, the Bank proposes to convert from a federal mutual savings association to a federal stock savings bank and subsequently to a national bank. The OTS has approved the Plan, subject to its approval by the affirmative vote of the members of the Bank holding not less than a majority of the total number of votes eligible to be cast at a Special Meeting called for that purpose to be held on December __, 1996.

          The Stock Conversion will be accomplished through amendment of the Bank's federal mutual charter to authorize the issuance of capital stock, at which time the Bank will become a wholly owned subsidiary of the Holding Company. Following the consummation of the Stock Conversion, the Board of Directors of the Bank intends to effectuate the Bank Conversion by converting the Converted Bank to the National Bank. Upon completion of the Bank Conversion, the National Bank will be a wholly-owned subsidiary of the Holding Company.

          The Holding Company has received approval from the OTS to become the holding company of the Converted Bank subject to the satisfaction of certain conditions and to acquire all of the common stock of the Converted Bank to be issued in the Stock Conversion in exchange for at least 50% of the net proceeds form the sale of Common Stock in the Stock Conversion. The Stock Conversion will be effected only upon completion of the sale of the shares of Common Stock to be issued by the Holding Company pursuant to the Plan of Conversion. The Bank has applied to the OTS and the OCC for approval of the conversion of the Converted Bank to a national bank, and the Holding Company has applied to the FRB for approval of the Holding Company's continued ownership of 100% of the stock of the National Bank following the Bank Conversion. Such approvals have not been received to date, and there can be no assurance that such approvals will be received. If such approvals are not received, the Bank Conversion will not occur. See "Risk Factors--Potential Delay in Completion or Denial of Bank Conversion."

          The Plan of Conversion provides that the Board of Directors of the Bank may, at any time, elect not to proceed with the Bank Conversion. It is the present intent of the Bank's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion.

          Subscription Rights are being given to Eligible Account Holders as of June 30, 1995, the Tax-Qualified Employee Plans of the Bank and the Holding Company, Supplemental Eligible Account Holders, Other Members, and officers, directors and employees of the Bank. Concurrently with, during, or following the Subscription Offering, and subject to the prior rights of holders of Subscription Rights, members of the general public to whom a prospectus is delivered are being afforded the opportunity to subscribe for Holding Company Common Stock in the Community Offering. See "- Offering of Holding Company
Common Stock."   Depending upon market conditions, any shares not initially subscribed for in the Subscription Offering may be offered for sale by the Holding Company to the general public in a Syndicated Community Offering. See "-Offering of Holding Company Common Stock-Syndicated Community Offering." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

BUSINESS PURPOSES

          The Bank has several business purposes for the Stock Conversion. The sale of Holding Company Common Stock will have the immediate result of providing the Bank with additional equity capital. This increased capital will support expansion of its financial services, subject to applicable regulatory restrictions. The sale of the Common Stock is the most effective means of increasing the Bank's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of the net Stock Conversion proceeds is expected to provide additional operating income to further increase the Bank's capital on a continuing basis.

          The Bank's Board of Directors has undertaken the Bank Conversion to allow the Bank to broaden its range or banking practices and services consistent with a national bank charter. Management believes such expansion can be more effectively developed if the Bank operated under regulatory requirements applicable to a national bank rather than a federally chartered savings association. Moreover, management believes the additional operating flexibility associated with the national bank charter will enable the Bank to compete more effectively with other financial institutions. See "Regulation."

          The Board of Directors of the Bank believes that a holding company structure could facilitate the acquisition of other financial institutions as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution or bank would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Holding Company rather than as a division of the Bank. For example, the acquired savings institution could retain its own directors, officers and corporate name as well and have representation on the Board of Directors of the Holding Company. As of the date hereof, there are no plans or understandings by the Bank or the Holding Company regarding the acquisition of any other institutions.

          The preferred stock and additional common stock of the Holding Company being authorized in the Stock Conversion will be available for future acquisitions (although the Holding Company has no current negotiations, understandings or plans with respect to any acquisition) and for issuance and sale to raise additional equity capital, subject to market conditions and generally without stockholder approval.

          The Stock Conversion will structure the Bank and, after the Bank Conversion, the National Bank, in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Stock Conversion will permit the Bank's members to become stockholders of the Holding Company, thereby allowing them to own stock in the parent corporation of the Bank in which they maintain deposit accounts or with which they have a borrowing relationship. Such ownership may encourage customers who become stockholders to promote the Bank to others, thereby further contributing to the Bank's growth. The more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Bank in competing aggressively with other financial institutions in its principal market area.

          The Bank is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

EFFECTS OF STOCK CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE
BANK

          VOTING RIGHTS. Upon Conversion, neither deposit account holders nor borrowers will have voting rights in the Bank, the National Bank or the Holding Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Bank. Subsequent to the Stock Conversion, voting rights will be vested exclusively in the Holding Company as the sole stockholder of the Bank and, after the Bank Conversion, the National Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders. Each purchaser of Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." The Holding Company intends to supply each stockholder with quarterly and annual reports and proxy statements.

          DEPOSIT ACCOUNTS AND LOANS. The terms of the Bank's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Bank.

          TAX EFFECTS. The Bank has received an opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. with regard to federal income taxation, and an opinion of Lockridge, Constant & Conrad, LLC with regard to Missouri taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Missouri tax purposes to the Bank or the Holding Company. See "- Income Tax Consequences."

          LIQUIDATION RIGHTS. The Bank has no plan to liquidate either before or after the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after the Stock Conversion would be as follows:

          LIQUIDATION RIGHTS IN PRESENT MUTUAL BANK. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation each holder of a deposit account in the Bank in its present mutual form would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his deposit account was to the aggregate balance in all deposit accounts in the Bank at the time of liquidation.

          LIQUIDATION RIGHTS IN PROPOSED CONVERTED BANK.   After the Stock
Conversion each deposit account holder, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of the Bank in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his deposit account plus accrued interest and the holder would have no interest in the value of the Bank above that amount.

          The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (i.e., depositors with an account balance of $50 or more at June 30, 1995 and September 30, 1996, respectively) in an amount equal to the net worth of the Bank as of the date of its latest consolidated statement of financial condition contained in the final Prospectus relating to the sales of shares of Holding Company Common Stock in the Stock Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each qualifying deposit account held in the Bank on the qualifying date. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his account on June 30, 1995 and September 30, 1996, respectively, was to the aggregate balance in all qualifying deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such date. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if an Eligible Account Holder or Supplemental Eligible Account Holder should reduce the amount in the qualifying deposit account on any annual closing date of the Bank to a level less than the lowest amount in such account on June 30, 1995 or September 30, 1996, respectively, and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such qualifying deposit account were closed.

          In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after the Stock Conversion, and would only decrease.

          Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the Holding Company as the sole stockholder of the Bank.

          No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Bank, as converted, or another SAIF-insured institution if the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not an SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Bank believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position and, in such event, that the Bank's position will be determined to be correct.

          The Bank Conversion shall not be deemed to be a complete liquidation of the Converted Bank for purposes of the distribution of the liquidation account. Upon consummation of the Bank Conversion, the liquidation account, and all rights and obligations of the Converted Bank in connection therewith, shall be assumed by the National Bank.

          COMMON STOCK. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other government agency.

          THE BANK WILL CONTINUE, IMMEDIATELY AFTER COMPLETION OF THE STOCK CONVERSION, TO PROVIDE ITS SERVICES TO DEPOSITORS AND BORROWERS PURSUANT TO ITS EXISTING POLICIES AND WILL MAINTAIN THE EXISTING MANAGEMENT AND EMPLOYEES OF THE BANK. OTHER THAN FOR PAYMENT OF EXPENSES INCIDENT TO THE STOCK CONVERSION, NO ASSETS OF THE BANK WILL BE DISTRIBUTED IN THE STOCK CONVERSION. THE BANK WILL CONTINUE TO BE A MEMBER OF THE FHLB SYSTEM, AND ITS DEPOSIT ACCOUNTS WILL CONTINUE TO BE INSURED BY THE FDIC. THE AFFAIRS OF THE BANK WILL CONTINUE TO BE DIRECTED BY THE EXISTING BOARD OF DIRECTORS AND MANAGEMENT.

OFFERING OF HOLDING COMPANY COMMON STOCK

          Under the Plan of Conversion, up to 258,750 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below through a Subscription and Community Offering.

          SUBSCRIPTION OFFERING. The Subscription Offering will expire at noon, Central Time, on December __, 1996 (the "Subscription Expiration Date") unless extended by the Bank and the Holding Company. Regulations of the OTS require that all shares to be offered in the Stock Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Stock Conversion will not be effected and the Bank will remain in mutual form. This period expires on February __, 1997, unless extended with the approval of the OTS. If the Stock Conversion is not completed by February __, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, all subscribers will be notified in writing of the time period within which subscribers must notify the Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to the Bank's notice, the funds submitted will be refunded to the subscriber with interest at ____%, the Bank's current passbook rate per annum, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the Stock Conversion is not effected, all funds submitted and not previously refunded pursuant to the Subscription and Community Offering will be promptly refunded to subscribers with interest at ____%, the Bank's current passbook rate per annum, and all withdrawal authorizations will be terminated.

          SUBSCRIPTION RIGHTS. In accordance with OTS regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Bank maintaining an account balance of $50 or more as of June 30, 1995), (2) Tax-Qualified Employee Plans,
(3) Supplemental Eligible Account Holders (deposit account holders of the Bank maintaining an account balance of $50 or more as of September 30, 1996); (4) Other Members of the Bank (deposit account holders of the Bank as of _______, 1996 and certain borrowers as of both January 1, 1988 and _______, 1996, who continue to be borrowers as of the date of the Special Meeting, other than Eligible Account Holders and Supplemental Eligible Account Holders), and (5) officers, directors and employees of the Bank. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion. SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE. PERSONS FOUND TO BE SELLING OR OTHERWISE TRANSFERRING THEIR RIGHT TO PURCHASE STOCK IN THE SUBSCRIPTION OFFERING OR PURCHASING COMMON STOCK ON BEHALF OF ANOTHER PERSON WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS, AN AGENCY OF THE U.S. GOVERNMENT. The preference categories are more fully described below.

          Category No. 1 is reserved for the Bank's Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of (i) the lesser of $200,000 of the Common Stock sold in the Stock Conversion; (ii) one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion; or (iii) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Eligible Account Holders in the converting Bank in each case on June 30, 1995 (the "Eligibility Record Date"); if sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his qualifying deposit bears to the total qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

          Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total shares issued in the Subscription Offering, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Holding Company Conversion Stock. Subscription Rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision in the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have a first priority Subscription Right to the extent that the total number of shares of Holding Company Conversion Stock sold in the Subscription and Community Offering exceeds the maximum of the Estimated Valuation Range. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. It is currently intended that the ESOP will purchase 8% of the shares of Common Stock issued in the Stock Conversion.

          Category No. 3 provides that each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of (i) the lesser of $200,000 or 5% of the Common Stock sold in the Stock Conversion; (ii) one-tenth of one percent (.10%) of the total offering of shares; or (iii) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in the converting association in each case on September 30, 1996 (the "Supplemental Eligibility Record Date"). Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders and Tax-Qualified Employee Plans. Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his qualifying deposit bears to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

          Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to each such Other Member to purchase shares in an amount equal to the greater of (i) the lesser of $200,000 or 5% of the Common Stock sold in the Stock Conversion; (ii) or one-tenth of one percent (.10%) of the total offering of shares offered in the Conversion based on the Estimated Valuation Range subject to the overall purchase limitation and to the extent Common Stock is available. In the event of an oversubscription for shares, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Bank's mutual charter and bylaws in effect on the date of approval by members of this Plan of Conversion.

          Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Bank, to purchase up to a maximum of the lesser of $200,000 or 5% of the Common Stock sold in the Stock Conversion to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this Category.

          The Bank and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares pursuant to the Plan of Conversion reside. However, no shares will be offered or sold under the Plan of Conversion to any such person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Bank and the Holding Company determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Bank or the Holding Company or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such person.

          COMMUNITY OFFERING. To the extent that shares are available for purchase, the Holding Company and the Bank have determined to offer shares pursuant to the Plan of Conversion to certain members of the general public to whom the Holding Company delivers a copy of this Prospectus and a stock order form in the Community Offering, with preference given to natural persons (or trusts established by such persons) residing in Livingston, Caldwell and Daviess Counties, Missouri (the "Local Community"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the lesser of $200,000 or 5% of the Common Stock sold in the Stock Conversion. The Community Offering, if any, may terminate at any time without notice, but may not terminate later than February __, 1997, unless extended with the approval of the OTS. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE COMPANY AND THE BANK, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE THEREAFTER.

          If there are not sufficient shares available to fill orders in the Community Offering, such stock will be allocated first to each natural person (or trust established by such person) residing in the Local Community whose order is accepted by the Holding Company, in an amount equal to the lesser of 1,000 shares or the number of shares subscribed for by each such subscriber in the Local Community, if possible. Thereafter, unallocated shares will be allocated among the subscribers in the Local Community whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers in the Local Community whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for subscribers in the Local Community.

          SYNDICATED COMMUNITY OFFERING. As part of the Community Offering, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Trident Securities. The Holding Company and the Bank expect to market any shares which remain unsubscribed after the Subscription and Community Offerings through a Syndicated Community Offering. The Holding Company and the Bank have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

          The price at which Common Stock is sold in the Syndicated Community Offering will be the same price as in the Subscription and Community Offerings. Subject to overall purchase limitations, no person will be permitted to subscribe in the Syndicated Community Offering for more than the lesser of $200,000 or or 5% of the shares of Common Stock sold in the Stock Conversion.

          Trident Securities may enter into agreements with broker-dealers ("Selected Dealers") to assist in the sale of the shares in the Syndicated Community Offering. No orders may be placed or filled by or for a Selected Dealer during the Subscription Offering. After the close of the Subscription Offering, Trident Securities will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only after the close of the Subscription Offering and upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. During the Subscription and Community Offerings, Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Common Stock. When and if Trident Securities and the Holding Company believe that enough indications of interest and orders have not been received in the Subscription and Community Offerings to consummate the Stock Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the "Settlement Date" which date will be three business days from the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, Selected Dealers will remit funds to the account established by the Bank for each Selected Dealer. Each customer's funds so forwarded to the Bank, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by the Bank from Selected Dealers, funds will earn interest at the Bank's passbook rate until the consummation or termination of the Stock Conversion. Funds will be promptly returned, with interest, in the event the Stock Conversion is not consummated as described above.

          The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Holding Company and the Bank with the approval of the OTS.

          LIMITATIONS ON PURCHASE OF SHARES. The Plan also provides for certain additional limitations to be placed upon the purchase of shares in the Stock Conversion. Specifically, no person (other than a Tax-Qualified Employee Plan) by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than the lesser of $200,000 or 5% of the Common Stock sold in the Stock Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 34% of the shares to be sold in the Stock Conversion. For purposes of the Plan of Conversion, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan. Also, for purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan or a recognition and retention plan, such as the RRP. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be
purchased under the limitations in this paragraph.   Shares purchased by
employees who are not officers or directors of the Bank, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding Company or the Bank or a majority-owned subsidiary of the Holding Company or the Bank) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Bank or any subsidiary of the Holding Company or the Bank.

          The Boards of Directors of the Holding Company and the Bank may, in their sole discretion, decrease the maximum purchase limitation referred to above or increase the maximum purchase limitation up to 9.99% of the shares being offered in the Stock Conversion, provided that orders for shares exceeding 5.0% of the shares being offered in the Stock Conversion shall not exceed, in the aggregate, 10% of the shares being offered in the Stock Conversion. Requests to purchase additional shares of Holding Company Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. DEPENDING UPON MARKET AND FINANCIAL CONDITIONS, AND SUBJECT TO CERTAIN REGULATORY LIMITATIONS, THE BOARDS OF DIRECTORS OF THE HOLDING COMPANY AND THE BANK, WITH THE APPROVAL OF THE OTS AND WITHOUT FURTHER APPROVAL OF THE MEMBERS, MAY INCREASE OR DECREASE ANY OF THE ABOVE PURCHASE LIMITATIONS AT ANY TIME.

To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

          Common Stock purchased in the Stock Conversion will be freely transferable except for shares purchased by executive officers and directors of the Bank or the Holding Company and except as described below. See "- Restrictions on Transferability." In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

MARKETING ARRANGEMENTS

          The Holding Company and the Bank have engaged Trident Securities as a financial advisor and marketing agent in connection with the offering of the Common Stock, and Trident Securities has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities is a member of the NASD and an SEC-registered broker-dealer. Trident Securities is headquartered in Raleigh, North Carolina. Trident Securities will provide various services including, but not limited to,
(1) training and educating the Bank's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process;
(2) providing its employees to staff the Stock Information Center to assist the Bank's customers and internal stock purchasers and to keep records of orders for shares of Common Stock; and (3) targeting the Holding Company's sales efforts, including preparation of marketing materials. Based upon negotiations between the Holding Company and the Bank concerning fee structure, Trident Securities will receive a commission equal to 1.85% of the aggregate dollar amount of the common stock sold in the Subscription and Community Offerings to persons in the Local Community, and a commission equal to 1.35% of the aggregate dollar amount of the common stock sold in the Subscription and Community Offerings to persons outside the Local Community. Commissions will not be paid on any shares purchased by officers, directors, or employees of the Bank, or "associates" (as defined in the Plan) of such persons, and no commissions will be paid on any shares purchased by the Bank's employee benefit plans (including the ESOP). In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a fee to be determined to such selected dealers, for shares sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Trident Securities and to any other broker-dealer may be deemed to be underwriting fees, and Trident Securities and such broker-dealers may be deemed to be underwriters. Trident Securities will also be reimbursed for its reasonable out of pocket expenses, including legal fees and expenses, in an amount not to exceed $31,500. Trident Securities has been paid $10,000 as an advance against these expenses. The Holding Company and the Bank have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

          In addition, directors and executive officers of the Holding Company and the Bank, may to a limited extent and subject to applicable state law, participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Subscription and Community Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in this Prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives of Trident Securities. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Sales of Common Stock by directors, executive officers and registered representatives will be made from the Stock Information Center. The Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock except in some states where only registered broker-dealers may sell. No officer, director or employee of the Holding Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

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STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

          Federal regulations require that the aggregate Purchase Price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation. Ferguson, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Holding Company and the Bank, as converted.

          Ferguson will receive a fee of $19,000 for its appraisal and assistance in preparation of the Bank's business plan plus reasonable out-of-pocket expenses. The Holding Company has agreed to indemnify Ferguson, under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Stock Conversion.

          Ferguson has prepared an appraisal of the estimated pro forma market value of the Holding Company and the Bank, as converted, taking into account market conditions for initial public offerings of thrift stocks and the formation of Holding Company as the holding company for the Bank. Ferguson's appraisal concluded that at September 20, 1996, an appropriate range for the estimated pro forma market value of the Holding Company and the Bank, as converted, ranged from a minimum of $3,825,000 to a maximum of $5,175,000, with a midpoint of $4,500,000. Assuming that the shares are sold at $20.00 per share in the Stock Conversion, the estimated number of shares to be issued in the Stock Conversion is expected to be between 191,250 and 258,750. The appraisal involved a comparative evaluation of the operating and financial statistics of the Bank with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in Missouri, which affect the operations of thrift institutions, the competitive environment within which the Bank operates, the effect of the Bank becoming a subsidiary of the Holding Company, and the effect of the Bank becoming a national bank. No detailed individual analysis of the separate components of the Holding Company's and the Bank's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Subscription and Community Offering be sold at the same price per share. The Board of Directors of the Holding Company and the Bank have reviewed the appraisal of Ferguson and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by Ferguson in the preparation of such appraisal.

          No sale of the shares will take place unless, prior thereto, Ferguson confirms to the Bank, the Holding Company and the OTS that, to the best of Ferguson's knowledge and judgment, nothing of a material nature has occurred which would cause Ferguson to conclude that the actual aggregate Purchase Price was incompatible with its estimate of the total pro forma market value of the Common Stock at the time of the sale. If, however, the facts do not justify such a statement, a new Estimated Valuation Range and price per share may be set. Under such circumstances, the Holding Company will be required to resolicit, and subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if the pro forma market value of the Bank upon the Stock Conversion has not decreased below $3,825,000 or increased to an amount which does not exceed $5,951,240 (15% above the maximum of the Estimated Valuation Range), the Holding Company and the Bank do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

          Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. A decrease in the number of shares to be issued in the Stock Conversion would increase a purchaser's ownership interest and both pro forma net income and net worth on a per share basis while decreasing these amounts on an aggregate basis. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. In the event a new valuation range is established by Ferguson, such new range will be subject to approval by the OTS and the Holding Company will be required to resolicit. The Holding Company will also be required to resolicit if the aggregate Purchase Price of Common Stock sold in the Stock Conversion is less than the minimum of the Estimated Valuation Range or above 15% above the maximum of the Estimated Valuation Range.

          If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of the Bank and the Holding Company, if possible. Such other purchase arrangements will be subject to the approval of the OTS and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations discussed herein. If such other purchase arrangements cannot be made, the Subscription and Community Offering will terminate.

          In preparing its valuation of the pro forma market value of the Holding Company and the Bank, as converted, Ferguson relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Bank and the Holding Company. Ferguson also considered information based upon other publicly available sources which it believes are reliable. However, Ferguson does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Bank and the Holding Company or independently value the assets or liabilities of the Bank and the Holding Company. THE VALUATION BY FERGUSON IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE STOCK CONVERSION OR OF PURCHASING SHARES OF COMMON STOCK. MOREOVER, BECAUSE THE VALUATION IS NECESSARILY BASED UPON ESTIMATES OF AND PROJECTIONS AS TO A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO EXPENSE FACTORS AFFECTING THE NET PROCEEDS FROM THE SALE OF COMMON STOCK IN THE STOCK CONVERSION AND AS TO THE NET EARNINGS ON SUCH NET PROCEEDS), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS WHO PURCHASE SUCH SHARES IN THE STOCK CONVERSION WILL BE ABLE TO SELL SUCH SHARES THEREAFTER AT OR ABOVE THE PURCHASE PRICE.

METHOD OF PAYMENT FOR SUBSCRIPTIONS

          Subscribers must, before the Subscription Expiration Date, or such date to which the Subscription Expiration Date may be extended, return an original stock order form and certification to the Bank, properly completed, together with cash, checks or money orders in an amount equal to the Purchase Price ($20.00 per share) multiplied by the number of shares for which subscription is made. Subscriptions which are returned by mail must be received by the Bank by the Expiration Date. Payment for stock purchases can also be accomplished through authorization on the order form of withdrawals from accounts with the Bank. Until completion or termination of the Stock Conversion, subscribers who elect to make payment through authorization of withdrawal from accounts with the Bank will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the Stock Conversion. Interest at the Bank's current passbook rate per annum will be paid on amounts submitted in cash, check, bank draft or money order. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of said accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts, and the remaining balance will earn interest at the Bank's current passbook rate per annum.

          The beneficiaries of Individual Retirement Accounts ("IRAs") are deemed to have the same subscription rights as other depositors. However, the IRA accounts maintained at the Bank do not permit investment in Common Stock. A depositor interested in using his IRA funds to purchase Common Stock must do so through a self-directed IRA account. Since the Bank does not offer such accounts, it will allow such a depositor to make a trustee to trustee transfer or other form of transfer of the IRA on deposit at the Bank. There will be no early withdrawal or IRS penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Bank now holds the depositor's IRA funds. An annual administrative fee might be payable to the new trustee. The Bank assumes no responsibility as to the selection of, or services performed by, a new trustee.

          Depositors interested in transferring IRA funds on deposit at the Bank to purchase Common Stock should contact the Stock Information Center at (816) ________ as soon as possible so that the necessary forms may be completed prior to the Expiration Date of the Subscription Offering. THIS PROCESS CANNOT BE DONE THROUGH THE MAIL AND SUFFICIENT TIME SHOULD BE ALLOWED FOR THE COMPLETION OF THE TRANSFER.

          Stock subscriptions received by the Bank may not be modified, withdrawn or canceled by the subscriber without the consent of the Bank and, if accepted by the Bank, are final. SUBSCRIPTIONS WHICH ARE NOT RECEIVED BY THE SUBSCRIPTION EXPIRATION DATE OR ARE NOT IN COMPLIANCE WITH THE PLAN OF CONVERSION OR THE STOCK ORDER FORM INSTRUCTIONS MAY BE DEEMED VOID BY THE BANK. The Bank and the Holding Company have the right to extend the Subscription Expiration Date, unless objected to by the OTS, or to waive or permit correction of incomplete or improperly executed stock order forms, but does not represent that they will do so.

          If Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Common Stock subscribed for by such plans at the actual Purchase Price upon consummation of the Stock Conversion, provided that, in the case of the ESOP, there is a loan commitment to lend to the ESOP the aggregate Purchase Price of the shares for which it subscribes.

          To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Subscription Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Bank will accept for processing only orders submitted on original order forms. Payment by check, money order, bank draft or debit authorization to an existing account at the Bank must accompany the order form.

RISK OF DELAYED OFFERING

          In the event that all shares of the Common Stock are not sold in the Subscription Offering and Community Offering, the Bank and the Holding Company may extend the Community Offering for a period of up to 45 days from the date of the termination of the Subscription Offering. Further extensions are subject to OTS approval and may be granted for successive periods, but not beyond 24 months from the date of the Special Meeting.

          A material delay in the completion of the sale of all unsubscribed shares in the Community Offering may result in a significant increase in the costs in completing the Stock Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Stock Conversion and general market conditions may occur during such material delay. In the event the Stock Conversion is not consummated within 24 months after the date of the Special Meeting, the Bank would charge accrued Conversion costs to then current period operations.

APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION

          All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms, will be made by the Bank and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Holding Company, the Plan of Conversion may be substantively amended (including an amendment to eliminate the formation of the Holding Company as part of the Stock Conversion) by the Boards of Directors of the Bank and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time but only with the concurrence of the OTS. Moreover, if the Plan of Conversion is amended, subscriptions which have been received prior to such amendment will not be refunded if such amendment is not material to the transaction or otherwise required by the OTS.

          In the event that a decision is made to eliminate the Holding Company as part of the Stock Conversion, the Holding Company will withdraw its registration statement from the SEC and the Bank will take all steps necessary to complete the Stock Conversion without the Holding Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Bank determines not to complete the Stock Conversion, if permitted by the OTS the Bank will issue and sell the common stock of the Bank and subscribers will be notified of the elimination of the Holding Company and resolicited (i.e., permitted to affirm their orders, in which case they will need affirmatively to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Bank's current passbook rate per annum; or be permitted to modify or rescind their subscriptions)

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

and notified of the time period within which they must affirmatively notify the Bank of their intention to affirm, modify or rescind their subscription. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan of Conversion as described in "- Offering of Holding Company Common Stock" will apply to the conversion of the Bank from the mutual to stock form of organization and the sale of the Bank's common stock, as well as the subsequent charter conversion of the Converted Bank to the National Bank.

          The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting. The Plan of Conversion may be terminated by the Board of Directors of the Bank with the concurrence of the OTS at any time. A specific resolution approved by a two-thirds vote of the Board of Directors would be required to terminate the Plan of Conversion prior to the end of such 24-month period. See "Risk Factors -Possible Consequences of Amendment to Plan of Conversion."

RESTRICTIONS ON REPURCHASE OF STOCK

          For a period of three years following Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock
(i) if the result thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

          The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Stock Conversion (except with OTS approval), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12-month period, (iii) the repurchases do not cause the Bank to become undercapitalized, and (iv) the Holding Company provides notice or an application to the OTS at least ten days prior to the commencement of a repurchase program and the OTS does not object. In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company as otherwise permitted by the OTS or in the event applicable federal regulatory limitations are subsequently liberalized.

RESTRICTIONS ON TRANSFERABILITY

          THE SUBSCRIPTION RIGHTS DESCRIBED IN THIS PROSPECTUS ARE NON-TRANSFERABLE AND SHALL BE AWARDED TO ELIGIBLE PERSONS WITHOUT PAYMENT. PRIOR TO THE COMPLETION OF THE STOCK CONVERSION, FEDERAL REGULATIONS PROHIBIT ANY PERSON FROM TRANSFERRING OR ENTERING INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER THE LEGAL OR BENEFICIAL OWNERSHIP OF THE SUBSCRIPTION RIGHTS ISSUED UNDER THE PLAN OF CONVERSION OR THE SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE. PERSONS VIOLATING SUCH PROHIBITION MAY LOSE THEIR RIGHT TO PURCHASE STOCK IN THE STOCK CONVERSION AND MAY BE SUBJECT TO SANCTIONS BY THE OTS. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT A PURCHASE OF COMMON STOCK IS SOLELY FOR THE PURCHASER'S OWN ACCOUNT AND THAT THERE IS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE BANK AND THE HOLDING COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

          Shares purchased by directors, executive officers or their associates in the Stock Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder or resulting from an exchange of securities in a merger or acquisition approved by applicable regulatory authorities, in which event such restriction shall be released. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Bank and the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company stock (like the stock of most companies) is subject to the requirements of the Securities Act. Accordingly, Holding Company stock may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration.

          OTS regulations provide that for a period of three years following the Conversion, without prior approval of the OTS, neither directors and officers of the Holding Company, the Bank nor their associates may purchase shares of the Holding Company, except from a broker registered with the SEC. This restriction does not, however, apply to negotiated transactions involving more than one percent of the Holding Company's outstanding Common Stock or the purchase of stock made by or held by any one or more employee stock benefit plans which may be attributable to individual directors or officers.

          Holding Company stock received in the Stock Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act, which are discussed below. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association the average weekly reported volume of trading during the four weeks preceding the sale.

INCOME TAX CONSEQUENCES

          Consummation of the Stock Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling from the Internal Revenue Service or an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to federal taxation, and a ruling of the Missouri taxation authorities or an opinion of Lockridge, Constant & Conrad, LLC with respect to Missouri taxation, to the effect that consummation of the Stock Conversion will not be taxable to the Converted Bank or the Holding Company.

          An opinion has been received from Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to the proposed Stock Conversion of the Bank, to the effect that (i) the Stock Conversion will qualify as a reorganization under
Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Stock Conversion, (ii) no gain or loss will be recognized to the Bank upon the receipt of money from the Holding Company for stock of the Bank; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Stock Conversion; (iv) the holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to conversion; (v) no gain or loss will be recognized by the depositors of the Bank upon the issuance to them of withdrawable deposit accounts in the Bank after the Stock Conversion in the same dollar amount as their deposit accounts in the Bank plus an interest in the Liquidation Account of the Bank, as described above, in exchange for their deposit account in the Bank; (vi) the basis of the account holder's deposit accounts in the Bank after the Stock Conversion will be the same as the basis of his deposit accounts in the Bank prior to the Stock Conversion; (vii) the basis of each account holder's interest in the Liquidation Account will be zero; (viii) the basis of the Holding Company Common Stock to its shareholders will be the Purchase Price thereof plus, in the case of stock acquired by account holders, the basis, if any, in the Subscription Rights and a shareholder's holding period for Holding Company Common Stock acquired through the exercise of Subscription Rights shall begin on the date on which the Subscription Rights are exercised; (ix) for purposes of Section 381 of the Code, the Bank will be treated as if there had been no reorganization, accordingly, the taxable year of the Bank will not end on the effective date of the Stock Conversion and the tax attributes of the Bank will be taken into account by the Bank in stock form as if there had been no reorganization; (x) the part of the taxable year of the Bank before the reorganization and the part of the taxable year of the Bank after the reorganization will constitute a single taxable year of the Bank; (xi) the Bank, immediately after Stock Conversion, will succeed to the bad debt reserve accounts of the Bank, in mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Stock Conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

          The opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Stock Conversion. The Holding Company and the Bank have received a letter issued by Ferguson stating that pursuant to Ferguson's valuation, Ferguson is of the belief that Subscription Rights issued in connection with the Stock Conversion will have no value. The letter of Ferguson and the federal and state tax opinions, respectively, referred to herein are filed as exhibits to the Registration Statement. See "Additional Information."

          The Bank has also received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. to the effect that, based in part on the Ferguson Letter: (i) no taxable income will be realized by depositors as a result of the receipt or exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (ii) no taxable income will be realized by the Bank or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

          If it is subsequently established that the Subscription Rights received by such persons have an ascertainable fair market value, then, in such event, the Subscription Rights will be taxable to the recipient in the amount of their fair market value. In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

          With respect to Missouri taxation, the Bank has received an opinion from Lockridge, Constant & Conrad, LLC to the effect that, assuming the Stock Conversion does not result in any federal taxable income, gain or loss to the Bank in its mutual or stock form, the Holding Company, the account holders, borrowers, officers, directors and employees and Tax-Qualified Employee Plans of the Bank, the Stock Conversion should not result in any Missouri income tax liability to such entities or persons.

          Unlike a private letter ruling, the opinions of Luse Lehman Gorman Pomerenk & Schick, P.C. and Lockridge, Constant & Conrad, LLC, as well as the Ferguson Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Missouri tax authorities.


                   RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                     RELATED TAKEOVER DEFENSIVE PROVISIONS


          Although the Boards of Directors of the Bank and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Boards of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Bank, the National Bank, the Holding Company or the Holding Company's stockholders.

          The following discussion is a general summary of the material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws, the Bank's proposed stock charter and bylaws, and the National Bank's proposed articles and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS and the OCC and the Holding Company's Registration Statement filed with the SEC and holding company application filed with the FRB. See "Additional Information."

PROVISIONS OF THE HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

          DIRECTORS. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's certificate of incorporation provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The certificate of incorporation also provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the certificate and bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

          The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote. Removal for "cause" is limited to the grounds for termination in the federal regulations that applies to employment contracts of federally insured savings institutions.

          RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The certificate of incorporation of the Holding Company provides that a special meeting of stockholders may be called by the Chairman of the Board of the Holding Company or pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not authorized to call a special meeting.

          ABSENCE OF CUMULATIVE VOTING. The Holding Company's certificate of incorporation provides that there shall be no cumulative voting rights in the election of directors.

          AUTHORIZATION OF PREFERRED STOCK. The certificate of incorporation of the Holding Company authorizes 100,000 shares of serial preferred stock, without par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

          LIMITATION ON VOTING RIGHTS. The certificate of incorporation of the Holding Company provides that (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Holding Company, if the plan or plans beneficially own no more than 25% of any class of such equity security of the Holding Company); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

          The certificate of incorporation of the Holding Company further provides that the Board of Directors of the Holding Company, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Holding Company's stockholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Holding Company, the Bank, the

National Bank and the stockholders of the Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Holding Company's customers and the Bank's (and the National Bank's) present and future account holders, borrowers and employees; the effect on the communities in which the Holding Company and the Bank (and the National Bank) operate or are located; and the effect on the ability of the Holding Company to fulfill the objectives of a financial institution holding company and of the Bank (and the National Bank) or future subsidiaries to fulfill the objectives of a financial institution under applicable statutes and regulations. The certificate of incorporation of the Holding Company also authorizes the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of the Holding Company or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the certificate of incorporation of the Holding Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Holding Company.

          PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The certificate of incorporation of the Holding Company requires that certain business combinations between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or greater stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares of the Holding Company or (ii) be approved by a majority of certain directors unaffiliated with such 10% or greater stockholder or (iii) involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% stockholder or its affiliates in acquiring any shares of the Common Stock or (B) the "Fair Market Value" (generally, the highest closing bid paid on the Common Stock during the 30 days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater stockholder became such, whichever is higher).

          AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors, amendment of bylaws, call of special stockholder meetings, criteria for evaluating certain offers, offers to acquire and acquisitions of control, director liability, certain business combinations, power of indemnification, and amendments to provisions relating to the foregoing in the certificate of incorporation).

          The bylaws may be amended by the affirmative vote of the total number of directors of the Holding Company or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

          PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF THE HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS. The Board of Directors of the Bank believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank in the orderly deployment of the Stock Conversion proceeds into productive assets during the initial period after the Stock Conversion. The Board of Directors believes these provisions are in the best interest of the Bank and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

          Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

          An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then-current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

          POTENTIAL ANTI-TAKEOVER EFFECTS. Despite the belief of the Bank and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Boards of Directors of the Bank and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

          Pursuant to applicable law, at any annual or special meeting of its stockholders after the Stock Conversion, the Holding Company may adopt additional provisions to its certificate of incorporation regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

OTHER RESTRICTIONS ON ACQUISITIONS OF STOCK

          DELAWARE ANTI-TAKEOVER STATUTE. The State of Delaware has enacted legislation which provides that subject to certain exceptions a publicly held Delaware corporation may not engage in any business combination with an "interested stockholder" for three years after such stockholder became an interested stockholder, unless, among other things, the interested stockholder acquired at least 85% of the corporation's voting stock in the transaction that resulted in the stockholder becoming an interested stockholder. This legislation generally defines "interested stockholder" as any person or entity that owns 15% or more of the corporation's voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. Under certain circumstances, either the board of directors or both the board and two-thirds of the stockholders other than the acquiror may approve a given business combination and thereby exempt the corporation from the operation of the statute.

          However, these statutory provisions do not apply to Delaware corporations with fewer than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. The Holding Company has applied to have the Common Stock listed on the Nasdaq SmallCap Market.

          OTS REGULATION. OTS regulations prohibit any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the Subscription Rights issued under a plan of conversion or the stock to be issued upon their exercise. These regulations also prohibit any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such Subscription Rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer (if opposed by the institution) to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

          Federal law provides that no company "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. "Acting in concert" is defined very broadly. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's BIF and holding companies thereof. Following completion of the Bank Conversion, the control restrictions of the OTS will no longer be applicable.

          Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

          FRB REGULATIONS. The CIBC and the BHCA, together with the FRB regulations under those acts, require that the consent of the FRB be obtained prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of the bank holding company. Control is rebuttably presumed to exist if the person acquires more than 10% of any class of voting stock of a bank holding company if either (i) the Holding Company has registered securities under Section 12 of the Exchange Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure to rebut the rebuttable control presumption. Since the Holding Company's Common Stock will be registered under Section 12 of the Exchange Act, any acquisition of 10% or more of the Holding Company's Common Stock will give rise to a rebuttable presumption that the acquiror of such stock controls the Holding Company, requiring the acquiror, prior to acquiring such stock, to rebut the presumption of control to the satisfaction of the FRB or obtain FRB approval for the acquisition of control. Restrictions applicable to the operations of bank holding companies may deter companies from seeking to obtain control of the Holding Company. See "Regulation."

                         DESCRIPTION OF CAPITAL STOCK


HOLDING COMPANY CAPITAL STOCK

          The 1,000,000 shares of capital stock authorized by the Holding Company certificate of incorporation are divided into two classes, consisting of 900,000 shares of Common Stock ($.01 par value) and 100,000 shares of serial preferred stock ($.01 par value). The Holding Company currently expects to issue between 191,250 and 258,750 shares of Common Stock in the Stock Conversion. The aggregate stated value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. The balance of the Purchase Price of Common Stock, less expenses of Stock Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."
Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

          Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock.
The Common Stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

          Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws - Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Stock Conversion, holders of the preferred stock may also possess voting powers.

          LIQUIDATION OR DISSOLUTION. In the unlikely event of the liquidation or dissolution of the Holding Company, the holders of the Common Stock will be entitled to receive -- after payment or provision for payment of all debts and liabilities of the Holding Company (including all deposits in the Bank and accrued interest thereon) and after distribution of the liquidation account established upon Stock Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposit accounts at the Bank -- all assets of the Holding Company available for distribution, in cash or in kind. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank." If preferred stock is issued subsequent to the Stock Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

          NO PREEMPTIVE RIGHTS. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

          PREFERRED STOCK. After Stock Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

          Except as discussed herein, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

          RESTRICTIONS ON ACQUISITIONS. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.

          DIVIDENDS. Upon consummation of the formation of the Holding Company, the Holding Company's only asset will be the Bank's Common Stock. Although it is anticipated that the Holding Company will retain approximately 50% of the net proceeds in the Stock Conversion, dividends from the Bank will be an important source of income for the Holding Company. Should the Bank elect to retain its income, the ability of the Holding Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Holding Company owns less than 80% of the outstanding stock of the Bank, certain tax benefits under the Code as to inter-company distributions will not be fully available to the Holding Company and it will be required to pay federal income tax on a portion of the dividends received from the Bank, thereby reducing the amount of income available for distribution to the shareholders of the Holding Company. For further information concerning the ability of the Bank, and following the Bank Conversion, the National Bank, to pay dividends to the Holding Company, see "Dividends."


                             LEGAL AND TAX MATTERS


          The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and the Holding Company by the firm of Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C. The Missouri state income tax consequences of the Conversion will be passed upon for the Bank and the Holding Company by Lockridge, Constant & Conrad, LLC, Chillicothe, Missouri. Luse Lehman Gorman Pomerenk & Schick, P.C. and Lockridge, Constant & Conrad, LLC have consented to the references herein to their opinions. Certain legal matters regarding the Conversion will be passed upon for Trident Securities by Breyer & Aguggia, Washington, D.C.


                                    EXPERTS


          The Consolidated Financial Statements of the Bank as of June 30, 1996 and 1995, and for the fiscal years ended June 30, 1996 and 1995 have been included in this Prospectus in reliance on the report of Lockridge, Constant & Conrad, LLC, certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

          Ferguson has consented to the publication herein of the summary of its report to the Bank and the Holding Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to Subscription Rights.

                            ADDITIONAL INFORMATION


          The Holding Company has filed with the SEC a registration statement under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding such documents; each such statement is qualified by reference to such contract or document.

          The Bank has filed an Application for Conversion with the OTS with respect to the Stock Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the OTS located at 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039.

          In connection with the Stock Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act; and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Stock Conversion.

          A copy of the certificate of incorporation and bylaws of the Holding Company are available without charge from the Bank.

                INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION
                             CHILLICOTHE, MISSOURI


                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE

Independent Auditors' Report................................. F-2

Consolidated Statements of Financial Condition
  June 30, 1996 and 1995..................................... F-3

Consolidated Statements of Income for
  the years ended June 30, 1996 and 1995.....................  35

Consolidated Statements of Retained Earnings
  years ended June 30, 1996 and 1995......................... F-4

Consolidated Statements of Cash Flows for the
  years ended June 30, 1996 and 1995......................... F-5

Notes to Consolidated Financial Statements................... F-7

                                     ######


All financial statements of IFB Holdings, Inc. have been omitted because IFB Holdings, Inc. has not yet issued any stock, has no assets and liabilities and has not conducted any business other than of an organizational nature.

All schedules are omitted as the required information is not applicable or because the required information is included in the consolidated financial statements or related notes.

           [LOGO OF LOCKRIDGE, CONSTANT & CONRAD, LLC APPEARS HERE]


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Investors Federal Bank and
  Savings Association
Chillicothe, Missouri

We have audited the accompanying consolidated statements of financial condition of Investors Federal Bank and Savings Association and Subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Investors Federal Bank and Savings Association and Subsidiary as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As described in Note 1 to the consolidated financial statements, the Bank changed its method of accounting for investment securities to conform with Statement of Financial Accounting Standards No. 115 effective July 1, 1994.

/s/ Lockridge, Constant & Conrad LLC

September 25, 1996
Chillicothe, Missouri

         Investors Federal Bank and Savings Association and Subsidiary
                Consolidated Statements of Financial Condition



                                                               At June 30,
                                                      --------------------------
                                                          1996          1995
                                                      ------------  ------------
                                     ASSETS                  (In Thousands)
                                     ------                  --------------
Cash on hand and non-interest earning deposits              $   471   $   492
Interest-earning deposits                                     1,609     1,808
Certificates of deposit                                           -       100
Investment securities (Note 2):
  Securities available-for-sale at fair value                 3,264     1,737
  Securities held-to-maturity at amortized cost
   (estimated market value of $215,000 and
   $796,000, respectively)                                      215       815
Mortgage-backed securities (Note 3):
  Securities available-for-sale at fair value                16,971     4,397
  Securities held-to-maturity at amortized cost
   (estimated market value of $8,341,000 for 1995)                -     8,306
Loans receivable, net (Note 4)                               28,429    26,340
Accrued interest receivable (Note 5)                            457       322
Investment required by law - stock in
 Federal Home Loan Bank, at cost                                724       350
Premises and equipment (Note 6)                                 373       257
Other assets                                                     74        89
                                                            -------   -------
Total Assets                                                $52,587   $45,013
                                                            =======   =======

                       LIABILITIES AND RETAINED EARNINGS
                       ---------------------------------

Deposits (Note 7)                                           $35,495   $35,210
Federal Home Loan Bank advances (Note 8)                     13,474     6,419
Advances from borrowers for taxes and insurance                  35        50
Income taxes (Note 10):
  Current                                                        17         5
  Deferred                                                      101       163
Accrued expenses and other liabilities                          197       124
                                                            -------   -------
Total liabilities                                            49,319    41,971
                                                            -------   -------

Commitments and contingencies (Note 14)

Retained earnings, substantially
 restricted (Note 10)                                         3,339     3,037
Unrealized gain (loss) on securities
 available-for-sale                                             (71)        5
                                                            -------   -------
Total retained earnings                                       3,268     3,042
                                                            -------   -------

Total Liabilities and Retained Earnings                     $52,587   $45,013
                                                            =======   =======




          See accompanying notes to consolidated financial statements.

         Investors Federal Bank and Savings Association and Subsidiary
                       Consolidated Statement of Equity


                                                                                     Net
                                                                                 Unrealized
                                                          Unrealized              Gains and
                                     Retained               Loss on                (Losses)
                                     Earnings               Equity              for Available-
                                   Substantially          Securities               for-Sale
                                    Restricted           Held-for-Sale            Securities               Total
                               -------------------    -------------------    -------------------    -------------------
                                                                   (In Thousands)
Balance, June 30, 1994                  $    2,764               $    (21)                  $  -         $   2,743

 Net income for the
  year ended June 30,
  1995                                         273                      -                      -               273

 Transfer of allowance
  account                                        -                     21                    (21)                -

 Cumulative effect of
  change in accounting
  principle - unrealized
  net loss for available
 -for-sale securities
  at July 1, 1994 (Note 1)                       -                      -                    (58)              (58)

 Change in net unrealized
  gains (losses) for
  available-for-sale
  securities, net of taxes                       -                      -                     84               84
                               -------------------    -------------------    -------------------    -------------------

Balance, June 30, 1995                       3,037                      -                      5            3,042

 Net income for the
  year ended June 30,
  1996                                         302                      -                      -              302

 Change in net unrealized
  gain (losses) for
  available-for-sale
  securities, net of taxes                       -                      -                    (76)             (76)
                               -------------------    -------------------    -------------------    -------------------

Balance, June 30, 1996                   $   3,339                $     -               $    (71)        $  3,268
                               ===================    ===================    ===================    ===================



          See accompanying notes to consolidated financial statements.

         Investors Federal Bank and Savings Association and Subsidiary
                     Consolidated Statements of Cash Flows


                                              Years ended
                                                June 30,
                                         ---------------------
                                          1996           1995
                                         ------         ------
                                            (In Thousands)
Cash flows from operating activities:
 Net income                              $ 302           $ 273
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Net loss (gain) on sales of:
    Investment securities                    -              (1)
    Mortgage-backed securities             (46)            (18)
   Depreciation                             23              19
   Provision for loan loss                 210               1
   Amortization of premiums,
    discounts, and loan fees                 9              62
   FHLB stock dividend                      (9)              -
 Changes in assets and liabilities:
    Interest receivable                   (135)            (65)
    Prepaid expenses and other
     assets                                 25             (51)
    Income taxes                           (29)             26
    Accrued expenses and other
     liabilities                            76              64
                                         -----           -----
        NET CASH PROVIDED BY
         OPERATING ACTIVITIES              426             310
                                         -----           -----

                                                    (Continued)





          See accompanying notes to consolidated financial statements.

         Investors Federal Bank and Savings Association and Subsidiary
                     Consolidated Statements of Cash Flows
                                  (Continued)
                                  -----------

                                               Years ended
                                                 June 30,
                                           --------------------
                                             1996        1995
                                           --------    --------
                                             (In Thousands)
Cash flows from investing activities:
 Net decrease (increase) in loans               (288)       232
 Purchased loans                              (2,007)    (3,723)
 Sale of loans                                     -         80
 Purchase of investment securities-
  available-for-sale                          (1,579)       (74)
 Purchase of investment securities-
  held-to-maturity                                 -       (100)
 Purchase of mortgage-backed
  securities - available-for-sale             (9,540)    (4,644)
 Purchase of mortgage-backed
  securities - held-to-maturity                    -       (771)
 Mortgage-backed securities
  principal repayments -
  available-for-sale                           3,009        366
 Mortgage-backed securities
  principal repayments -
  held-to-maturity                                 -      1,612
 Proceeds from maturities/calls
  of investment securities
  available-for-sale                             600        250
 Proceeds from sales of
  investment securities -
  available-for-sale                               -        126
 Proceeds from sales of mortgage-
  backed securities - available
  -for-sale                                    2,257      1,713
 Purchase of FHLB stock                         (365)         -
 Proceeds from maturities of
  certificates of deposit                        100        297
 Proceeds from sales of real
  estate owned                                     -         44
 Purchase of office properties
  and equipment                                 (140)        (7)
                                              ------     ------
      NET CASH USED IN
       INVESTING ACTIVITIES                   (7,953)    (4,599)
                                              ------     ------

                                                     (Continued)



          See accompanying notes to consolidated financial statements.

         Investors Federal Bank and Savings Association and Subsidiary
                     Consolidated Statements of Cash Flows
                                  (Continued)
                                  -----------

                                               Years ended
                                                 June 30,
                                           --------------------
                                             1996        1995
                                           --------    --------
                                              (In Thousands)
                                              --------------
Cash flows from financing activities:
  Net increase (decrease) in
    demand deposits, NOW accounts,
    passbook savings accounts,
    and certificates of deposit                  268    (1,856)
  Net increase in escrow mortgage
    funds                                        (15)        1
  Proceeds from Federal Home
    Loan Bank advances                         9,000     5,400
  Principal repayments on Federal
    Home Loan Bank advances                     (746)   (3,054)
  Net borrowings from Federal
    Home Loan Bank line of credit             (1,200)    3,000
                                             -------   -------
             NET CASH PROVIDED
              BY FINANCING
              ACTIVITIES                       7,307     3,491
                                             -------   -------

             INCREASE (DECREASE)
             IN CASH                            (220)     (798)

CASH AT BEGINNING OF YEAR                      2,300     3,098
                                             -------   -------

CASH AT END OF YEAR                          $ 2,080   $ 2,300
                                             =======   =======


Supplemental disclosure of cash
 flow information:
   Cash paid for:

     Interest - deposits                     $   383   $   342
                                             =======   =======

     Interest - advances                     $   619   $   207
                                             =======   =======

     Income taxes                            $   176   $    81
                                             =======   =======

Noncash investing and financing
 activities:

  Loans transferred to real
    estate owned                             $     -   $    43
                                             =======   =======

  Loans to facilitate sales
    of real estate owned                     $     -   $     -
                                             =======   =======

          See accompanying notes to consolidated financial statements.

        Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Business
          --------

          The Association provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Association is also subject to the regulations of certain Federal agencies and undergoes periodic examination by those regulatory authorities.

          The Association is principally engaged in one to four family home lending in agricultural-based rural communities in and around Chillicothe, Missouri. The Association also makes consumer loans depending on demand and management's assessment as to the quality of the loan.

          Basis of Financial Statement Presentation
          -----------------------------------------

          The accompanying consolidated financial statements include the accounts of Investors Federal Bank and Savings Association (the Association) and Investors Federal Service Corporation, its wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

          While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances

         Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          based on their judgements about information available to them at the time of their examination. Because of these factors, in management's judgement, the allowances for loan losses reflected in the consolidated financial statements is adequate to absorb estimated losses that may exist in the current portfolio.

          Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that
          -----------------------------------------------------
          the estimated fair value of the Association's financial instruments be disclosed. Fair market value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Association's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on- balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant affect on fair value estimates and have not been considered in any of the estimates (see Note 19).

          Cash Equivalents
          ----------------

          Cash equivalents of $2,080,000 and $2,300,000 at June 30, 1996 and 1995, respectively, consist of cash on hand, funds due from banks and money market mutual funds. For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

         Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Investment Securities
          ---------------------

          Investment securities that are held for short-term resale are classified as trading securities and are carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and are carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses, net of tax, on securities available-for-sale are recognized as direct increases or decreases in retained earnings. Cost of securities sold is determined using the specific identification method. Yields on tax exempt obligations are not computed on a tax-equivalent basis.

          Mortgage-Backed Securities
          --------------------------

          Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are classified as available-for-sale or held-to- maturity. Available-for-sale securities are carried at fair value with the unrealized gain or loss, net of income tax, reflected as a separate component of retained earnings and held-to-maturity securities are carried at amortized cost. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Cost of mortgage-backed securities sold is recognized using the specific identification method.

          The Association evaluates mortgage-backed securities on a monthly basis to monitor prepayments and the resulting effect on yields and valuations. Management considers the concentration of credit risk to be minimal on mortgage-backed securities because all such securities are guaranteed as to timely payment of principal and interest by FNMA, FHLMC, GNMA and SBA or the underlying loans are insured by private mortgage insurance. Cost of securities sold are recognized based on the specific-identification method. All sales are made without recourse.

          At June 30, 1996 and 1995, the Association had no outstanding commitments to sell loans or securities.

         Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Mortgage-Backed Securities (Continued)
          --------------------------

          Equity securities that are nonmarketable are carried at cost. Nonmarketable equity securities held by the Association consist of their patronage equity in the Financial Information Trust (a computer service bureau) and stock in the Federal Home Loan Bank. In June, 1996, the Association sold its interest in the Financial Information Trust. The Association, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount based on its outstanding loans and advances. No ready market exists for the Bank stock and it has no quoted market value. For reporting purposes these investments are assumed to have a market value equal to cost. (See Note 13.)

          Accounting for Certain Investments in Debt and Equity Securities
          ----------------------------------------------------------------

          In May 1993 the FASB issued SFAS No. 115, Accounting for Certain
                                                    ----------------------
          Investments in Debt and Equity Securities. SFAS No. 115 addresses the
          -----------------------------------------
          accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows:

          * Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity
                                                             ----------------
               securities and reported at amortized cost.
               ----------

          * Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized
                  ------------------
               gains and losses included in earnings.

          * Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with
                  -----------------------------
               unrealized gains and losses excluded from earnings and reported in a separate component of retained earnings.

        Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Accounting for Certain Investments in Debt and Equity Securities -
          ----------------------------------------------------------------
          (Continued)


          SFAS No. 115 is restrictive as to suitable reasons for selling any security classified as held to maturity. Investments and mortgage-backed securities classified as available-for-sale provide greater flexibility for asset/liability management, liquidity needs, reacting to changes in market rates and related prepayment risk, and changes in availability of and the yield on alternative investments. As a result of this, the Association has determined that substantially all of their investments and mortgage-backed securities are classified as available-for-sale.

          SFAS No. 115 was adopted effective July 1, 1994. The effect of adopting SFAS No. 115 effective July 1, 1994, was to decrease investment and mortgage-backed securities, deferred taxes payable and retained earnings by $88,000, $30,000, and $58,000 respectively. Additionally, $27,000 was included in earnings for the year ended June 30, 1995, representing the cumulative effect, net of deferred tax of $14,000, of reversing losses that had been previously reflected in earnings under the prior method of accounting for investments.

          Loans Receivable
          ----------------

          Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan-origination costs.

          The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

          Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

         Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Loans Receivable (Continued)
          ----------------

          Effective July 1, 1995, the Association adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118,
          ------------------------------------------------
          Accounting by Creditors for Impairment of a Loan - Income Recognition
          ---------------------------------------------------------------------
          and Disclosures, which amends SFAS No. 114. SFAS No. 114, as amended
          ---------------
          by SFAS No. 118, defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled- debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due -both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS No. 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

          The Association applies the recognition criteria of SFAS No. 114 to multi-family residential loans, commercial real estate loans and agriculture loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The Association has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The adoption of SFAS No. 114 and SFAS No. 118 resulted in no prospective adjustment to the allowance for loan losses and did not affect the Association's policies regarding charge-offs or recoveries.

          Loan-Origination Fees, Commitment Fees, and Related Costs
          ---------------------------------------------------------

          Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Association's historical prepayment experience.

          Foreclosed Real Estate
          ----------------------

          Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

          Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

          All foreclosed real estate owned is held-for-sale. There was no foreclosed real estate owned at June 30, 1996.

          Income Taxes
          ------------

          The Association files a consolidated federal income tax return with its subsidiary. The provision for federal and state taxes on income is based on earnings reported in the financial statements.

          Deferred income taxes arise from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

          An asset and liability approach is used for financial accounting and reporting of income taxes which, among other things, requires the Association to take into account changes in the tax rates when valuing the deferred income tax accounts recorded on the balance

          Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Income Taxes (Continued)
          ------------

          sheet. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and loss carryforwards. Temporary differences include differences between financial statement income and tax return income which are expected to reverse in future periods as well as differences between the tax bases of assets and liabilities and their amounts for financial reporting which are also expected to be settled in future periods. To the extent a deferred tax asset is established which is not realizable, a valuation allowance shall be established against such asset.


          Premises and Equipment
          ----------------------

          Land is carried at cost. Buildings, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets.

          Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995



NOTE 2:   INVESTMENT SECURITIES

          Securities available-for sale consist of the following:

                                           June 30, 1996
                          -----------------------------------------------
                                        Gross        Gross
                          Amortized   Unrealized   Unrealized     Fair
                             Cost       Gains        Losses      Value
                          ----------  ----------   ----------  ----------

Bonds, notes and
 debentures
 at fair value:
  Federal agencies        $1,000,000  $        -    $(38,000)  $  962,000
Equity securities at
 fair value:
   Mutual funds            1,337,000       2,000     (31,000)   1,308,000
   FNMA preferred stock    1,002,000           -      (8,000)     994,000
                          ----------  ----------    --------   ----------
                          $3,339,000  $    2,000    $(77,000)  $3,264,000
                          ==========  ==========    ========   ==========

                                           June 30, 1996
                          -----------------------------------------------
                                        Gross        Gross
                          Amortized   Unrealized   Unrealized     Fair
                             Cost       Gains        Losses      Value
                          ----------  ----------   ----------  ----------
Bonds, notes and
 debentures
 at fair value:
   Federal agencies       $  500,000  $        -    $ (7,000)  $  493,000
Equity securities at
 fair value:
   Mutual funds            1,260,000       6,000     (22,000)   1,244,000
                          ----------  ----------    --------   ----------
                          $1,760,000  $    6,000    $(29,000)  $1,737,000
                          ==========  ==========    ========   ==========

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 2:  INVESTMENT SECURITIES (Continued)

         Securities held-to-maturity consist of the following :


                                          June 30, 1996
                          ----------------------------------------------
                                        Gross       Gross
                          Amortized   Unrealized  Unrealized     Fair
                             Cost       Gains       Losses       Value
                          ----------  ----------  -----------  ---------

Bonds, notes and
 debentures
 at fair value:
  Municipal securities      $215,000      $    -    $      -    $215,000
                          ==========  ==========  ==========   =========


                                          June 30, 1996
                          ----------------------------------------------
                                        Gross       Gross
                          Amortized   Unrealized  Unrealized     Fair
                             Cost       Gains       Losses       Value
                          ----------  ----------  -----------  ---------
Bonds, notes and
 debentures
 at fair value:
  Federal agencies          $600,000      $1,000    $(20,000)   $581,000
  Municipal securities       215,000           -           -     215,000
                          ----------  ----------  ----------   ---------
                            $815,000      $1,000    $(20,000)   $796,000
                          ==========  ==========  ==========   =========

The following is a summary of debt securities at June 30, 1996, by contractual maturity for available-for-sale and held-to-maturity securities.


                            Securities Available-      Securities To Be Held
                                   for-Sale                 To Maturity
                           ------------------------    ------------------------
                            Amortized     Fair          Amortized     Fair
                              Cost        Value           Cost        Value
                           -----------  -----------    -----------  -----------
Due in one year or
 less                      $         -  $         -    $         -  $         -
Due after one year
 through five years            500,000      484,000        215,000      215,000
Due after five years
 through ten years                   -            -              -            -
Due after ten years            500,000      478,000              -            -
                           -----------  -----------    -----------  -----------
                           $ 1,000,000  $   962,000    $   215,000  $   215,000
                           ===========  ===========    ===========  ===========

         Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995


NOTE 2:  INVESTMENT SECURITIES (Continued)

         During the year ended June 30, 1996, the Association did not sell any securities from their available-for-sale portfolio. During the year ended June 30, 1995, the Association sold securities with total proceeds of $126,000 resulting in gross realized gains of $1,000 and no realized losses.

         No investment securities were pledged at June 30, 1996.


NOTE 3:  MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities available-for-sale consist of the following:


                                          June 30, 1996
                        -------------------------------------------------
                                       Gross       Gross
                         Amortized   Unrealized  Unrealized      Fair
                           Cost        Gains       Losses        Value
                        -----------  ----------  -----------  -----------

Mortgage-backed
 securities
 at fair value:
  GNMA certificates     $ 1,158,000    $  4,000   $ (11,000)  $ 1,152,000
  FHLMC certificates      2,235,000      20,000      (6,000)    2,248,000
  FNMA certificates       4,474,000      56,000      (1,000)    4,528,000
  CMO/REMIC               3,034,000       5,000     (36,000)    3,003,000
  SBA pools               6,105,000     512,000    (578,000)    6,040,000
                        -----------    --------   ---------   -----------
                        $17,006,000    $597,000   $(632,000)  $16,971,000
                        ===========    ========   =========   ===========




                                          June 30, 1996
                        -------------------------------------------------
                                       Gross       Gross
                         Amortized   Unrealized  Unrealized      Fair
                           Cost        Gains       Losses        Value
                        -----------  ----------  -----------  -----------

Mortgage-backed
 securities
 at fair value:
  GNMA certificates     $ 1,284,000    $ 10,000   $       -   $ 1,294,000
  FHLMC certificates        620,000       4,000           -       624,000
  FNMA certificates         433,000      19,000           -       452,000
  CMO/REMIC                 569,000       2,000      (2,000)      569,000
  SBA pools               1,462,000           -      (4,000)    1,458,000
                        -----------    --------   ---------   -----------

                        $ 4,368,000    $ 35,000   $  (6,000)  $ 4,397,000
                        ===========    ========   =========   ===========

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 3:  MORTGAGE-BACKED SECURITIES (Continued)

         Mortgage-backed securities held-to-maturity consist of the following:

                                          June 30, 1995
                         -----------------------------------------------
                                       Gross       Gross
                         Amortized   Unrealized  Unrealized      Fair
                            Cost       Gains       Losses       Value
                         ----------  ----------  -----------  ----------
Mortgage-backed
 securities
 at amortized cost:
   FHLMC certificates    $1,700,000     $20,000    $(27,000)  $1,693,000
   FNMA certificates      6,029,000      74,000     (11,000)   6,093,000
   CMO/REMIC                577,000       2,000     (23,000)     555,000
                         ----------     -------    --------   ----------

                         $8,306,000     $96,000    $(61,000)  $8,341,000
                         ==========     =======    ========   ==========

          The amortized cost and fair value of mortgage-backed securities by contractual maturity, are shown below as of June 30, 1996. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Mortgage-Backed
                                                          Securities
                                                      Available-for-Sale
                                                 ----------------------------
                                                 Amortized         Fair
                                                    Cost           Value
                                                 -----------  ---------------
Due in one year or less                          $         -      $         -
Due after one year through five years                339,000          334,000
Due after five years through ten years                 6,000            7,000
Due after ten years                               16,661,000       16,630,000
                                                 -----------      -----------

                                                 $17,006,000      $16,971,000
                                                 ===========      ===========

          During the year ended June 30, 1996, the Association sold mortgage-backed securities available-for-sale with total proceeds of $2,257,000 resulting in gross realized gains of $46,000 and no realized losses. The related income taxes were approximately $17,000. During the year ended June 30, 1995, the Association sold mortgage-backed securities available-for-sale with total proceeds of $1,713,000 resulting in gross realized gains of $18,000 and no realized losses. The related income taxes were approximately $6,000.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 3:  MORTGAGE-BACKED SECURITIES (Continued)

         Mortgage-backed securities available-for-sale with a fair value of $4,131,000 were pledged in connection with Federal Home Loan Bank borrowings at June 30, 1996.


NOTE 4:  LOANS RECEIVABLE

         Loans receivable at June 30, are summarized as follows:

                                              1996          1995
                                           -----------  ------------
         Mortgage loans:

           One-to-four-family             $ 22,798,000  $ 21,020,000
           Commercial                          369,000       409,000
           Non-residential real estate       1,955,000     1,874,000
                                           -----------   -----------
            Total mortgage loans            25,122,000    23,303,000
                                           -----------   -----------

         Other loans:
           Automobile                        1,365,000     1,298,000
           SBA guaranteed                      982,000       993,000
           Home improvement - FHA              437,000            -
           Loans on savings accounts           341,000       364,000
           Other                               434,000       440,000
                                           -----------   -----------
            Total other loans                3,559,000     3,095,000
                                           -----------   -----------

         Add:
           Deferred loan costs                  36,000        31,000

         Less:
           Loans in process                      5,000         8,000
           Allowance for loan losses           283,000        81,000
                                           -----------   -----------

         Loans receivable, net             $28,429,000   $26,340,000
                                           ===========   ===========

          At June 30, 1996, the Association's loan portfolio consisted of $7,396,000 of fixed rate loans and $21,285,000 of variable rate loans. The fixed rate loans had a weighted average term to maturity of 7.92 years and a weighted average interest rate of 7.87%.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 4: LOANS RECEIVABLE (Continued)

        The Association is required to maintain qualifying collateral for the Federal Home Loan Bank of Des Moines (the "Bank") representing 150 percent of current Bank credit. (See Note 8.) At June 30, 1996, the Association met this requirement. Qualifying collateral is defined as fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such mortgages. The mortgages must not be past due more than 60 days. They must not be otherwise pledged or encumbered as security for other indebtedness, and the documents must be in the physical possession or control of the Association. The documents that govern the determination of the qualifying mortgage collateral are the (a) Federal Home Loan Bank of Des Moines' Credit Policy Statement, dated April 1, 1994, and (b) the Agreement for Advances, Pledge, and Security Agreement between the Association and the Federal Home Loan Bank of Des Moines, dated April 3, 1989.

        Activity in the allowance for loan losses is summarized as follows for the years ended June 30:


                                                1996        1995
                                              --------    --------
        Balance at beginning of
          year                                $ 81,000    $ 89,000
        Provision charged to
          income                               210,000       1,000
        Charge-offs and
          recoveries, net                       (8,000)     (9,000)
                                              --------    --------
        Balance at end of year                $283,000    $ 81,000
                                              ========    ========

        Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $128,000 and $124,000 at June 30, 1996 and 1995, respectively. Interest income foregone on these loans was insignificant.

        The Association is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 5: ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable at June 30 is summarized as follows:

                                        1996      1995
                                      --------  --------
        Investment securities         $ 26,000  $ 25,000
        Mortgage-backed securities     170,000    70,000
        Loans receivable               261,000   227,000
                                      --------  --------
                                      $457,000  $322,000
                                      ========  ========

         Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995

NOTE 6: PREMISES AND EQUIPMENT

        Premises and equipment at June 30 are summarized as follows:


                                                1996       1995
                                              --------   --------
        Cost:
          Land                                $101,000   $101,000
          Building                             338,000    338,000
          Furniture, fixtures, and equipment   459,000    319,000

                                               898,000    758,000
          Less accumulated depreciation and
           amortization                        525,000    501,000
                                              --------   --------
                                              $373,000   $257,000
                                              ========   ========

        Depreciation expense for the years ended June 30, 1996 and 1995 was $23,000 and $19,000, respectively.

NOTE 7: DEPOSITS

        Deposits at June 30 are summarized as follows:

                                 1996                           1995
                    ----------------------------  ----------------------------
                    Weighted                      Weighted
                     Average                       Average
                      Rate      Amount        %      Rate      Amount       %
                    -------- -----------   -----  --------  -----------  -----
Noninterest-bearing      -%  $ 1,462,000     4.1        -%  $ 1,418,000    4.0
Demand and NOW        2.78%    2,362,000     6.7     1.90%    2,421,000    6.9
Money market          4.08%    7,301,000    20.6     4.15%    7,478,000   21.3
Passbook savings      2.99%    2,607,000     7.3     3.00%    3,004,000    8.5
                     -----   -----------   -----    -----   -----------  -----
                      3.51%   13,732,000    38.7     3.31%   14,321,000   40.7
                     -----   -----------   -----    -----   -----------  -----
Certificates of
 deposit:

 3.00% to 3.99%       3.83%       39,000     0.1     3.79%      549,000    1.5
 4.00% to 4.99%       4.62%    2,602,000     7.3     4.45%    4,737,000   13.4
 5.00% to 5.99%       5.39%   14,237,000    40.1     5.59%   10,024,000   28.5
 6.00% to 6.99%       6.29%    4,038,000    11.4     6.34%    4,341,000   12.3
 7.00% to 7.99%       7.36%      516,000     1.5     7.40%      830,000    2.4
 8.00% to 8.99%       8.34%      331,000     0.9     8.34%      408,000    1.2
                     -----   -----------   -----    -----   -----------  -----
                      5.56%   21,763,000    61.3     5.56%   20,889,000   59.3
                     -----   -----------   -----    -----   -----------  -----
                      4.60%  $35,495,000   100.0     4.65%  $35,210,000  100.0
                     =====   ===========   =====    =====   ===========  =====

        The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,182,000 and $500,000 at June 30, 1996 and 1995, respectively.

         Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995


NOTE 7: DEPOSITS (Continued)

        At June 30, 1995, scheduled maturities of certificates of deposit are as follows:

                                        Year Ending June 30,
                         -----------------------------------------------------
                          1997     1998     1999     2000    2001   Thereafter
                         ------   ------   ------   ------  ------  ----------
                                            (In Thousands)
                                            --------------

 3.00% to 3.99%         $    39   $    -   $    -   $    -  $   -       $    -
 4.00% to 4.99%           2,171      271      141       16      1            1
 5.00% to 5.99%           9,844    2,594    1,172      258    237          133
 6.00% to 6.99%             852      986      249    1,389    544           18
 7.00% to 7.99%              99        -      387       30      -            -
 8.00% to 8.99%             297        -       34        -      -            -
                        -------   ------   ------   ------  -----       ------
                        $13,302   $3,851   $1,983   $1,693  $ 782       $  152
                        =======   ======   ======   ======  =====       ======

        Interest expense on deposits for the years ended June 30 is summarized as follows:


                                       1996        1995
                                    ----------  ----------
Passbook, money market and NOW      $  453,000  $  440,000
Interest expense on certificates        75,000      54,000
of deposit greater than $100,000
Certificates of deposit              1,106,000     987,000
                                    ----------  ----------
                                    $1,634,000  $1,481,000
                                    ==========  ==========

         Investors Federal Bank and Savings Association and Subsidiary
                  Notes to Consolidated Financial Statements
                            June 30, 1996 and 1995

NOTE 8: FEDERAL HOME LOAN BANK ADVANCES

        Advances consist of the following:

                                                              June 30,
                   Maturity        Interest            -----------------------
                     Date            Rate                 1996         1995
                   --------      ------------          -----------  ----------
                   07-10-95          6.13%             $         -  $  700,000
                   08-28-95          6.11%                       -     500,000
                   08-01-95          5.90%                       -     500,000
                   09-18-95          6.08%                       -     500,000
                   03-15-96          6.52%                       -   3,000,000
                   08-29-96          6.16%                 500,000           -
                   08-15-96          5.45%               1,000,000           -
                   10-24-96          5.47%               1,000,000           -
                   07-01-96          5.48%                 500,000           -
                   07-08-96          5.52%                 700,000           -
                   04-18-97          5.35%               1,000,000           -
                   04-18-97          5.36%               1,000,000           -
                   07-24-96          5.46%                 500,000           -
                   04-24-97          5.39%               1,000,000           -
                   08-05-96          5.52%                 500,000           -
                   08-16-96          5.55%                 500,000           -
                   09-16-96          5.62%                 500,000           -
                   02-02-97          5.57%               1,800,000           -
                                                       -----------  ----------
                       Total short-term advances        10,500,000   5,200,000
                                                       -----------  ----------

                   09-26-08          5.78%                  87,000      92,000
                   10-10-08          5.76%                  88,000      93,000
                   10-24-08          5.90%                  88,000      93,000
                   10-28-08          5.93%                  88,000      93,000
                   11-03-08          6.12%                  89,000      93,000
                   11-07-08          6.20%                  89,000      93,000
                   11-21-08          6.35%                  89,000      93,000
                   11-28-08          6.21%                  89,000      93,000
                   12-05-08          6.24%                  89,000      94,000
                   12-23-08          6.22%                  89,000      93,000
                   01-07-09          6.19%                  89,000      94,000
                   09-23-09          8.07%                       -     195,000
                   09-12-97          5.95%                 200,000           -
                   09-14-98          6.03%                 200,000           -
                   09-14-00          6.22%                 200,000           -
                   10-20-98          6.13%                 400,000           -
                   02-27-01          6.00%                 500,000           -
                   04-10-01          6.82%                 500,000           -
                                                       -----------  ----------
                       Total long-term advances          2,974,000   1,219,000
                                                       -----------  ----------

                       Total advances                  $13,474,000  $6,419,000
                                                       ===========  ==========

   Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 8:   FEDERAL HOME LOAN BANK ADVANCES (Continued)

          See Notes 3 and 4 of the financial statements for collateral securing this indebtedness.

          Advances at June 30, 1996, have maturity dates as follows:

                           06-30-97                $10,554,000
                           06-30-98                    258,000
                           06-30-99                    661,000
                           06-30-2000                   65,000
                           06-30-2001                1,269,000
                           Thereafter                  667,000
                                                   -----------
                                                   $13,474,000
                                                   ===========


          The short-term advances include $6,800,000 which have variable rates and the rate adjusts daily or monthly. All other advances are at fixed rates.

          The maximum amount of Federal Home Loan Bank advances outstanding at any month end during the years ended June 30, 1996 and 1995 was $14,483,000 and $6,934,000 respectively.

          The short-term advance maturing February 2, 1997 in the amount of $1,800,000 was the balance due on a line of credit. The total line of credit available was $3,500,000. Interest due on the line of credit is variable and adjusts daily.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 9:   PENSION PLAN

          The Association has a defined contribution pension plan which covers all eligible employees who have completed one full year of continuous service. The benefits contemplated by the plan are funded through employer contributions on the basis of salaries. The cost of funding is charged to current operations as accrued and there is no unfunded liability for past service. The amounts funded and charged to expense amounted to approximately $23,000 and $27,000 in 1996, and 1995, respectively.

NOTE 10:  INCOME TAXES

          The Association and Subsidiary file consolidated federal income tax returns on a calendar year basis. If certain conditions are met in determining taxable income the Association is allowed a special bad-debt deduction based on specified experience formulas.

          Income tax expense for the years ended June 30 is summarized as follows:


                                  1996       1995
                                ---------  ---------
          Current               $208,000   $ 89,000
          Deferred (Benefit)     (41,000)    46,000
                                --------   --------
                                $167,000   $135,000
                                ========   ========

          Effective tax rate        35.6%      35.4%
                                ========   ========

          As discussed in Note 1, the Association uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

          A deferred tax asset is to be recognized for the bad debt reserve established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by the Tax Reform Act of 1986 to the calculation of savings institutions' bad debt deduction. Accordingly, retained earnings at June 30, 1996, include approximately $127,000 for which no deferred federal income tax liability has been recognized.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 10: INCOME TAXES (Continued)

         Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rates of 34 percent to income before income taxes as a result of the following:

                                                  1996       1995
                                                 ------     ------
         Expected income tax expense
         at federal tax rate                     $160,000   $129,000
         State tax net of Federal tax benefit       8,000     16,000
         Tax rate benefit                               -     (2,000)
         Municipal income nontaxable               (3,000)    (4,000)
         Other                                      2,000     (4,000)
                                                 --------   --------

         Total income tax expense                $167,000   $135,000
                                                 ========   ========

         Deferred tax liabilities (assets) are comprised of the following at June 30:

                                                 1996         1995
                                                 ----         ----
Income and expenses recognized in the
  financial statements on the accrual
  basis, but on the cash basis for
  tax purposes                                $ 127,000     $ 84,000

Income tax basis of FHLB
 stock versus carrying value                     49,000       40,000

Tax bad debt reserve                             44,000       40,000
Deferred loan costs                              14,000       11,000
Net fixed assets                                 15,000        5,000
Unrealized gain on
 available-for-sale securities                        -        2,000
                                              ---------     --------

   Gross deferred tax liabilities               249,000      182,000
                                              ---------     --------
Unrealized loss on available-for-sale
 securities                                     (38,000)           -
Provision for loan loss                        (110,000)           -
Missouri state tax offset                             -      (19,000)
                                               --------     --------

Gross deferred tax assets                      (148,000)     (19,000)
                                               --------     --------

Net deferred tax liability                    $ 101,000     $163,000
                                               ========     ========

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 10:  INCOME TAXES (Continued)

          For years ended June 30, 1996 and 1995, deferred tax expense resulted from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The sources and tax effects of these temporary and timing differences are as follows:

                                                   1996          1995
                                                  ------        ------
          Income and expense recognized in the
           financial statements on the accrual
           basis, but on the cash basis for
           tax purposes                          $30,000       $10,000
          FHLB stock basis                         3,000             -
          Tax bad debt reserve                     4,000         5,000
          Deferred loan fees                       2,000        10,000
          Net fixed assets                         9,000         5,000
          Provision for loan loss                (89,000)            -
          Missouri state tax offset                             16,000
                                                 -------       -------
                                                $(41,000)     $ 46,000
                                                =========     ========


       The Association currently files a Savings and Loan Association Tax Return with the State of Missouri. During the years 1975-1979, the Association paid an intangibles tax which was subsequently declared unconstitutional. In May, 1987, the Missouri Department of Revenue determined that interest would be accrued on the refund claims at the rate of 6% commencing August 13, 1978. All such claims and related accrued interest were to be remitted to the Association by cash payments and credits to offset future Missouri savings and loan tax liabilities. A deferred tax asset was established for this right to offset future Missouri tax liability.

       This deferred tax asset was reduced by $19,000 as a result of its state tax liability for the year ended June 30, 1996.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 10:  INCOME TAXES (Continued)

          The Association did not establish a valuation allowance for its deferred tax assets as management believes they are realizable.

NOTE 11: FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT OF 1989 (FIRREA)

          FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

          The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order are "well capitalized", "adequately capitalized", "under-capitalized", "significantly undercapitalized", and "critically under-capitalized". Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator, the Office of Thrift Supervision (OTS), or by the Federal Deposit Insurance Corporation (FDIC), including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized", it must generally be placed in receivership or conservatorship within 90 days.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 11: FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT OF 1989 (FIRREA) (Continued )

       FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum-capital requirements went into effect on December 7, 1989. In addition to the capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment-grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets needed to qualify as a savings institution. The regulations require institutions to have minimum regulatory tangible capital equal to 1.5 percent of total assets, 3 percent core capital ratio, and risk-based capital ratio of 8%.

       The following is a reconciliation of GAAP capital to regulatory capital:

                                             Unaudited - Regulatory
                                       ----------------------------------
                                        Tangible      Core     Risk-Based
                                        Capital     Capital     Capital
                                       ----------  ----------  ----------
        GAAP capital, as
         adjusted                      $3,268,000  $3,268,000  $3,268,000

        Additional capital
         items:
        Unrealized loss on
         securities
          held-for-sale                    71,000      71,000      71,000
        Loan loss allowance -
         limited                                -           -     253,000
                                       ----------  ----------  ----------
        Regulatory capital-
         computed                       3,339,000   3,339,000   3,592,000

        Minimum-capital
         requirement                      790,000   1,581,000   1,661,000
                                       ----------  ----------  ----------

        Regulatory capital-
         excess                        $2,549,000  $1,758,000  $1,931,000
                                       ==========  ==========  ==========

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 12:  GAIN ON SALES OF INTEREST EARNING ASSETS, NET

          Gains are summarized as follows for the years ended June 30:

                                    1996             1995
                                  --------         --------
  Realized gains on sales of:
    Mortgage-backed securities
     - gains                      $ 46,000         $ 18,000
    Investment securities -
     gains                               -            1,000
                                  --------         --------
                                  $ 46,000         $ 19,000
                                  ========         ========


NOTE 13:  OTHER NON-INTEREST INCOME AND EXPENSE

          Other non-interest income and expense amounts are summarized as follows for the years ended June 30:

                                    1996              1995
                                  --------          --------
  Other noninterest income:
    Loan late charges             $  7,000          $  8,000
    Other                           73,000            14,000
                                  --------          --------
                                  $ 80,000          $ 22,000
                                  ========          ========

  Other noninterest expense:
    Advertising and promotion     $ 19,000          $ 28,000
    Telephone                       16,000             8,000
    Other                           74,000            68,000
                                  --------          --------
                                  $109,000          $104,000
                                  ========          ========

            In 1996, other income includes approximately $66,000 of patronage dividends and gain on the sale of the Association's former cooperative data processing service bureau.

NOTE 14:    COMMITMENTS AND CONTINGENCIES

            Loan Commitments
            ----------------

            At June 30, 1996, the Association had outstanding firm commitments to originate loans as follows:

       Fixed Rate            Variable Rate                  Total
       ----------            -------------                  -----

        $94,000                 $138,000                   $232,000
        =======                 ========                   ========

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 14:  COMMITMENTS AND CONTINGENCIES (Continued)

          These loans are at rates of 7.25% to 9.00% for terms of one to twenty years.

          The Association is involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing the Association in the proceedings, that the resolution of these proceedings should not have a material effect on the Association's financial position or results of operations on a consolidated basis.

NOTE 15:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

          The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Association's involvement in particular classes of financial instruments.

          The Association's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

          Unless noted otherwise, the Association does not require collateral or other security to support financial instruments with credit risk.

                                                            Contract or
                                                            Notional Amount
                                                            ---------------
       Financial instruments the contract amounts
        of which represent credit risk:
         Commitments to extend credit                            $232,000
         Open lines of credit                                    $316,000

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 15:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments and outstanding lines of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments can expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

          The Association invests funds in other financial institutions in the form of certificates of deposit, none of which exceed the insured limit of $100,000. In addition, the Association maintains cash accounts at the Federal Home Loan Bank and four banks. Balances reflected on the banks' statements exceed the $100,000 insurance limit by varying amounts on a daily basis. The Association controls this risk by monitoring the financial condition of the banks. The Federal Home Loan Bank is an instrumentality of the U.S. Government.

NOTE 16:  RELATED PARTY TRANSACTIONS

          Certain directors and executive officers of the Association or its subsidiary were loan customers. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows:

                            June 30,  June 30,
                              1996      1995
                            --------  --------

       Beginning balance     $78,000   $     -
       New loans                   -    79,000
       Repayments              1,000     1,000
                             -------   -------

       Ending balance        $77,000   $78,000
                             =======   =======

       In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 17:   INVESTORS FEDERAL SERVICE CORPORATION

           The statement of financial condition and income for Investors Federal Service Corporation is as follows:

                        Statement of Financial Condition
                        --------------------------------

                                              At June 30,  At June 30,
                                                 1996          1995
                                              -----------  ------------
           Assets:
             Cash                                 $16,000      $17,000
                                                  =======      =======

           Liabilities:
             Accounts payable                     $ 1,000      $ 2,000
                                                  -------      -------

           Stockholders' Equity:
             Common stock                           1,000        1,000
             Retained earnings                     14,000       14,000
                                                  -------      -------

                                                   15,000       15,000
                                                  -------      -------
              Total liabilities and
               stockholders' equity               $16,000      $17,000
                                                  =======      =======

                              Statement of Income
                              -------------------

                                                      Years Ended
                                                 ----------------------
                                                 June 30,      June 30,
                                                   1996          1995
                                                 --------      --------
           Commission income                       $    -       $ 5,000
           Other expense                                -        (1,000)
                                                   ------       -------
           Net income (loss)                       $    -       $ 4,000
                                                   ======       =======

           The subsidiary corporation's primary source of income was from insurance sales and it was generally inactive at June 30, 1996.

NOTE 18: RISK OF SPECIAL INSURANCE ASSESSMENT RELATING TO THE RECAPITALIZATION OF THE SAVINGS ASSOCIATION INSURANCE FUND (SAIF)

           Congress has proposed a plan to recapitalize the SAIF which would require savings institutions with SAIF insured deposits to pay a one-time special assessment. The proposed assessment would be based on a 65-cent to 80-cent per $100 of deposits on a date that will be specified by the bill. (The final date and rate have not yet been finalized pending passage of a successful budget bill.) This proposed assessment would result in a charge of approximately $230,000 to $283,000 to noninterest expense. Accordingly, this proposed assessment would significantly increase noninterest

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995

NOTE 18: RISK OF SPECIAL INSURANCE ASSESSMENT RELATING TO THE RECAPITALIZATION OF THE SAVINGS ASSOCIATION INSURANCE FUND (SAIF) (Continued)

          expense and adversely affect the Association's operations. No provision for this proposed assessment has been made in the accompanying financial statements. Conversely, at such time as the SAIF is adequately recapitalized, the Association's future deposit premiums could significantly decrease from the 23 cents per $100 of deposits currently paid.

NOTE 19:  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following table presents the carrying amounts and fair values of the company's financial instruments at June 30, 1996. FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments,
                   -----------------------------------------------------
          defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                      Carrying   Fair
                                                       Amount    Value
                                                      --------  -------
                                                       (In Thousands)

          Nontrading instruments:
           Cash and cash equivalents                   $ 2,080  $ 2,080
           Investment securities and
              mortgage-backed securities               $20,450  $20,450
           Loans, net                                  $28,429  $28,474
           Accrued interest receivable                 $   457  $   457
           FHLB stock                                  $   724  $   724
           Deposit liabilities                         $35,495  $35,487
           Debt-FHLB advances                          $13,474  $13,375
           Other liabilities                           $   350  $   350


           The carrying amounts in the table are included in the statement of financial position under the indicated captions, except for advances from borrowers for taxes and insurance, income taxes payable and accrued expenses and other liabilities which have been combined into other liabilities.


           Estimation of Fair Values
           -------------------------

           The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 20:  RECENT ACCOUNTING DEVELOPMENTS

          Statement of Financial Accounting Standards No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosures of information such as credit and market risks, cash requirements and accounting policies about derivative financial instruments. SFAS No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets. For those entities, SFAS No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1995. SFAS No. 119 is effective for the Association for the fiscal year ending June 30, 1996.

          The Financial Accounting Standards Board ("FASB" has issued SFAS No. 107, Disclosure about Fair Value of Financial Instruments, which generally requires disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheets. The FASB has also issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. SFAS No. 107, SFAS No. 114 and SFAS No. 118 are effective for fiscal years beginning after December 15, 1994. SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. Homogeneous loans, such as single-family loans and most categories of consumer loans, are excluded from this requirement. Adoption of these statements was effective for the fiscal year beginning July 1, 1995. The adoption of SFAS No. 114 and 118 did not have a material adverse impact on the Association's financial position or results of operations.

          In November 1993, the AICPA issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and which applied to shares of capital stock of sponsoring employers acquired by ESOPs after December 31, 1992 that have not been committed to be released as of the beginning of the year in which the ESOP is adopted. The SOP requires that shares to be released in an accounting period should be reflected in the consolidated financial statements as compensation expense equal to the fair value of the shares at the time of release. Thus, as shares increase or decrease in value, earnings will be affected relative to the shares to be released in that period. Additionally, the SOP requires that outstanding

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 20:  RECENT ACCOUNTING DEVELOPMENTS (Continued)

          shares for purposes of computing both primary and fully diluted earnings per share include only those shares scheduled to be released in that or prior periods. Thus, as additional shares are released by the ESOP in future periods, earnings per share may be diluted. Shares of Common Stock of the Holding Company to be acquired by the ESOP are scheduled to be released over a ten-year period commencing with the consummation of the Conversion. However, the effect on net income and book value per share for 1996 cannot be predicted due to the uncertainty of the fair value of the shares subsequent to their issuance.

          SFAS No. 123, Accounting for Stock-Based Compensation, is effective for fiscal years beginning after December 15, 1995. This statement established financial accounting and reporting standards for stock-based employee compensation plans, including stock option plans. These plans include all arrangements by which employees receive shares of stock or other equity investments of the employer or where an employer issues its equity instruments to acquire goods and services from nonemployees. This statement will require pro forma disclosures in fiscal 1997 of net income and earnings per share as if a new accounting method based on the estimated fair value of employee stock options had been adopted. The Association has not yet determined whether the optional accounting treatment proposed by SFAS No. 123 will be adopted.

          SFAS No. 122, Accounting for Mortgage Servicing Rights, will be effective for the Association for the year beginning July 1, 1996 and generally requires entities that sell or securitize loans and retain the mortgage servicing rights to allocate the total cost of the mortgage loans to the mortgage servicing right and the loan based on their relative fair value. Costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income and evaluated for impairment based on fair value. The adoption of this statement is not expected to have a material effect on the Consolidated Financial Statements.

          SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" supersedes SFAS No. 122 and will be effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It

   Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 20:  RECENT ACCOUNTING DEVELOPMENTS (Continued)

          distinguished transfers of financial assets that are sales from transfers that are secured borrowings.

          Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The adoption of this statement is not expected to have a material effect on the Consolidated Financial Statements.

          SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, is effective for the fiscal year beginning July 1, 1996. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows is less than the carrying amount of the asset. Management does not expect the implementation of SFAS No. 121 to have a material impact on the Association's consolidated financial position or results of operations.

          In April 1995, the FASB issued SOP 94-6, Disclosure of Certain Significant Risks and Uncertainties. This SOP applies to financial statements prepared in conformity with generally accepted accounting principles by all nongovernmental entities. The disclosure requirements in SOP 94-6 focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near-term functioning of the reporting entity. The risks and uncertainties discussed in SOP 94-6 stem from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements, and from significant concentrations in certain aspects of the entity's operations. SOP 94-6 is effective for financial statements issued for fiscal years ending after June 30, 1995 and is not expected to have any impact on the Association's operations.

         Investors Federal Bank and Savings Association and Subsidiary
                   Notes to Consolidated Financial Statements
                             June 30, 1996 and 1995


NOTE 21:  PLAN OF CONVERSION

          On September 23, 1996, the Association's Board of Directors approved a plan ("Plan") to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and then to a national bank, subject to approval by the Association's members. The Plan, which includes formation of a holding company to own all of the outstanding stock of the Association, is subject to approval by the OTS and includes the filing of a registration statement with the Securities and Exchange Commission. As of June 30, 1996, the Association had incurred no costs related to this conversion. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.

          The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Association. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering.

          The Association may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.

          At the time of the conversion, the Association will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental account holders who continue to maintain their deposit accounts in the Association after conversion. In the event of a complete liquidation of the Association, and only in such an event, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

================================================================================

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMA TION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HOLDING COMPANY OR INVESTORS FEDERAL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE HOLDING COMPANY OR INVESTORS FEDERAL SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                 _____________

                               TABLE OF CONTENTS

                                                     Page
                                                     ----
Prospectus Summary.................................     4
Selected Consolidated Financial Information
 and Other Data....................................    11
Recent Financial Data..............................    13
Risk Factors.......................................    18
Investors Federal Bank and Savings Association.....    26
IFB Holdings, Inc..................................    26
Investors Federal Bank, National Association.......
Capitalization.....................................    27
Pro Forma Data.....................................    28
Pro Forma Regulatory Capital.......................    33
Use of Proceeds....................................    34
Dividends..........................................    35
Market for Common Stock............................    36
Investors Federal Bank and Savings Association
 Consolidated Statements of Income.................    37
Management's Discussion and Analysis of
  Financial Condition and Results of Operations....    38
Business...........................................    51
Regulation.........................................    75
Management.........................................    85
The Conversion.....................................    94
Restrictions on Acquisitions of Stock and Related
   Takeover Defensive Provisions...................   107
Description of Capital Stock.......................   111
Legal and Tax Matters..............................   113
Experts............................................   113
Additional Information.............................   113
Index to Consolidated Financial Statements.........   F-1

          UNTIL THE LATER OF DECEMBER __, 1996, OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                 258,750 Shares



                               IFB HOLDINGS, INC.

                     (Holding Company for Investors Federal
                     Bank and Savings Association to become
                 Investors Federal Bank, National Association)



                                  Common Stock


                                 _____________

                                   PROSPECTUS
                                 _____________


                            TRIDENT SECURITIES, INC.



                               November __, 1996

================================================================================

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION

Generally, federal regulations define areas for indemnity coverage for federal savings associations, as follows:

          (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the savings association shall be indemnified by the savings association for:

               (i) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

               (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

               (iii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

          (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subsection are met:

               (i) The savings association shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

               (ii) The savings association shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of duty, only if a majority of the directors of the savings association determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the savings association or its members.

          (c)  As used in this paragraph:

               (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

               (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

               (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

               (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF IFB HOLDINGS, INC.

     Article ELEVENTH of IFB Holdings, Inc.'s (the "Corporation") Certificate of Incorporation sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such.

     ELEVENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary (as defined in Article EIGHTH of the Certificate of Incorporation of the Corporation), partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article ELEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article ELEVENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article ELEVENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by a majority vote of the Disinterested Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


                                                            Amount
                                                            ------
     *  Legal Fees and Expenses.........................  $ 85,000
     *  Printing, Postage and Mailing...................    60,000
     *  Appraisal and Business Plan Fees and Expenses...    23,000
     *  Accounting Fees and Expenses....................    45,000
     *  Blue Sky Filing Fees and Expenses
           (including counsel fees).....................    15,000
        Conversion Agent and Proxy Solicitation Fees         6,000
     ** Marketing Agent Fees and Expenses...............    79,215
     *  Marketing Agent Counsel Fees....................    22,500
     *  Filing Fees (NASD, OTS and SEC).................    16,700
     *  Other Expenses..................................    35,130
                                                          --------
     *     Total........................................  $317,285
                                                          ========

-----------------
*    Estimated
** IFB Holdings, Inc. has retained Trident Securities, Inc. ("Trident Securities") to assist in the sale of common stock on a best efforts basis in the Offerings. Trident Securities will receive fees of $62,715, exclusive of estimated expenses of $9,000, assuming the sale of 5,951,240 shares in the Offerings.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

          Not Applicable.

ITEM 27.  EXHIBITS:

          The exhibits filed as part of this registration statement are as follows:

          (a) LIST OF EXHIBITS

1.1 Engagement Letter between Investors Federal Bank and Savings Association and Trident Securities, Inc.

1.2 Form of Agency Agreement among IFB Holdings, Inc., Investors Federal Bank and Savings Association and Trident Securities, Inc. *

2    Plan of Conversion

3.1  Certificate of Incorporation of IFB Holdings, Inc.

3.2  Bylaws of IFB Holdings, Inc.

3.3  Charter of Investors Federal Bank and Savings Association

3.4  Bylaws of Investors Federal Bank and Savings Association

3.5  Articles of Association of Investors Federal Bank, National Association

3.6  Bylaws of Investors Federal Bank, National Association

4    Form of Common Stock Certificate of IFB Holdings, Inc.

5 Opinion of Luse Lehman Gorman Pomerenk & Schick regarding legality of securities being registered

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick

8.2  State Tax Opinion of Lockridge, Constant & Conrad, LLC*

8.3  Opinion of Ferguson & Co., LLP with respect to Subscription Rights

10.1 Form of Employment Agreement for Earle S. Teegarden, Jr. and Larry R.
     Johnson

10.2 Employee Stock Ownership Plan

10.3 Profit Sharing Plan

10.4 Director Emeritus Plan

21   Subsidiary

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick (contained in Opinions included on Exhibits 5 and 8.1)

23.2 Consent of Lockridge, Constant & Conrad, LLC

23.3 Consent of Ferguson & Co., LLP

24   Power of Attorney (set forth on signature page)

27.1 EDGAR Financial Data Schedule

99.1 Appraisal Agreement between Investors Federal Bank and Savings Association and Ferguson & Co., LLP

99.2 Appraisal Report of Ferguson & Co., LLP*

99.3 Proxy Statement

99.4 Marketing Materials

99.5 Order and Acknowledgment Form and Certification Form

----------------
*    To be filed supplementally or by amendment.

ITEM 28.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chillicothe, Missouri on October 4, 1996.

                                            IFB HOLDINGS, INC.


                                            By: /s/ Earle S. Teegarden, Jr.
                                                --------------------------
                                                Earle S. Teegarden, Jr.
                                                President
                                                (Duly Authorized Representative)

                               POWER OF ATTORNEY

  We, the undersigned directors and officers of IFB Holdings, Inc. (the "Company") hereby severally constitute and appoint Earle S. Teegarden, Jr. as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Earle S. Teegarden, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Earle S. Teegarden, Jr. shall do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.


         Signatures                        Title                     Date
         ----------                        -----                     ----
/s/ Earle S. Teegarden, Jr.    President and Director            October 4, 1996
-----------------------------  (Principal Executive Officer)
Earle S. Teegarden, Jr.

/s/ Sherri H. Williams         Vice President and Controller     October 4, 1996
-----------------------------  (Principal Accounting Officer)
Sherri H. Williams

/s/ Robert T. Fairweather      Chairman of the Board             October 4, 1996
-----------------------------
Robert T. Fairweather

/s/ Larry R. Johnson           Senior Vice President,            October 4, 1996
-----------------------------  Secretary
Larry R. Johnson               and Director

/s/ Edward P. Milbank          Vice-Chairman of the Board        October 4, 1996
-----------------------------
Edward P. Milbank

/s/ J. Michael Palmer          Director                          October 4, 1996
-----------------------------
J. Michael Palmer

/s/ Armand J. Peterson         Director                          October 4, 1996
-----------------------------
Armand J. Peterson


    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996
                                                     REGISTRATION NO. 333-[    ]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              -------------------

                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                   FORM SB-2

                              -------------------

                               IFB HOLDINGS, INC.
                             CHILLICOTHE, MISSOURI

                                 EXHIBIT INDEX

1.1 Engagement Letter between Investors Federal Bank and Savings Association and Trident Securities, Inc.

1.2 Form of Agency Agreement among IFB Holdings, Inc., Investors Federal Bank and Savings Association and Trident Securities, Inc. *

2    Plan of Conversion

3.1  Certificate of Incorporation of IFB Holdings, Inc.

3.2  Bylaws of IFB Holdings, Inc.

3.3  Charter of Investors Federal Bank and Savings Association

3.4  Bylaws of Investors Federal Bank and Savings Association

3.5  Articles of Association of Investors Federal Bank, National Association

3.6  Bylaws of Investors Federal Bank, National Association

4    Form of Common Stock Certificate of IFB Holdings, Inc.

5 Opinion of Luse Lehman Gorman Pomerenk & Schick regarding legality of securities being registered

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick

8.2  State Tax Opinion of Lockridge, Constant & Conrad, LLC*

8.3  Opinion of Ferguson & Co., LLP with respect to Subscription Rights

10.1 Form of Employment Agreement for Earle S. Teegarden, Jr. and Larry R.
     Johnson

10.2 Employee Stock Ownership Plan

10.3 Profit Sharing Plan

10.4 Director Emeritus Plan

21   Subsidiary

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick (contained in Opinions included on Exhibits 5 and 8.1)

23.2 Consent of Lockridge, Constant & Conrad, LLC

23.3 Consent of Ferguson & Co., LLP

24   Power of Attorney (set forth on signature page)

27.1 EDGAR Financial Data Schedule

99.1 Appraisal Agreement between Investors Federal Bank and Savings Association and Ferguson & Co., LLP

99.2 Appraisal Report of Ferguson & Co., LLP*

99.3 Proxy Statement

99.4 Marketing Materials

99.5 Order and Acknowledgment Form and Certification Form

--------------------
*    To be filed supplementally or by amendment.